     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON        , 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                WESTERN BANCORP
             (Exact Name of Registrant as Specified in its Charter)

            CALIFORNIA                              6712                              95-3863296
  (State or Other Jurisdiction of       (Primary Standard Industrial               (I.R.S. Employer
  Incorporation or Organization)         Classification Code Number)            Identification Number)

         4100 NEWPORT PLACE, SUITE 900 NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 863-2300
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          JULIUS G. CHRISTENSEN, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                WESTERN BANCORP
                         4100 NEWPORT PLACE, SUITE 900
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 863-2459

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                WITH COPIES TO:

       STANLEY F. FARRAR, ESQ.                      ARTHUR COREN, ESQ.
         Sullivan & Cromwell                 Horgan Rosen Beckham & Coren LLP
       444 South Flower Street                 21700 Oxnard St., Suite 1400
        Los Angeles, CA 90071                    Woodland Hills, CA 91367
            (213) 955-8000                            (818) 340-6100

                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
 As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the Merger described in the Proxy Statement-Prospectus.
                            ------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                 PROPOSED MAXIMUM    PROPOSED MAXIMUM
                TITLE OF EACH CLASS OF                       AMOUNT TO BE         OFFERING PRICE        AGGREGATE
              SECURITIES TO BE REGISTERED                    REGISTERED(1)         PER UNIT(2)      OFFERING PRICE(2)
Common Stock, no par value.............................   [2,425,033] shares          $17.00           $97,598,360


                TITLE OF EACH CLASS OF                       AMOUNT OF
              SECURITIES TO BE REGISTERED                 REGISTRATION FEE
Common Stock, no par value.............................       $28,792

(1) Represents the estimated maximum number of shares of Common Stock, no par value, of Western Bancorp ("Western Common Stock") that are issuable upon consummation of the merger of Bank of Los Angeles ("BKLA") with Santa Monica Bank, a wholly-owned subsidiary of Western Bancorp (the "Merger").

(2) Pursuant to Rule 457(f)(1), the registration fee is based on the average of the high and low sale prices on June 23, 1998 of the Common Stock, no par value ("BKLA Common Stock"), of BKLA on the Nasdaq National Market-Registered Trademark- and computed based on the estimated maximum number of shares of BKLA Common Stock that may be converted into the shares of Western Common Stock to be registered.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              BANK OF LOS ANGELES

                                                                          , 1998

Dear Shareholder:

    You are cordially invited to attend a special meeting of shareholders of Bank of Los Angeles ("BKLA") to be held on September 23, 1998, at 5:30 p.m. (the "Special Meeting" or the "BKLA Meeting"). At such time you will be asked to consider and vote on a proposal to approve the principal terms of a proposed merger (the "Merger") of BKLA with and into Santa Monica Bank, a wholly-owned subsidiary of Western Bancorp ("Western"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 16, 1998, and amended and restated as of June 24, 1998, by and among Western, Santa Monica Bank and BKLA. Upon the Merger becoming effective, each outstanding share of common stock, no par value, of BKLA ("BKLA Common Stock") (other than as provided in the Merger Agreement) will be converted into 0.4224 shares of common stock, no par value per share, of Western (the "Consideration"). For a more detailed description of the terms and conditions of the Merger see "THE MERGER AGREEMENT" in the attached Proxy Statement-Prospectus and a copy of the Merger Agreement, which is reproduced as Appendix A thereto. Additional information about the Merger, Santa Monica Bank and Western are contained in the accompanying Proxy Statement-Prospectus and the appendices thereto, all of which should be carefully reviewed.

    THE BOARD OF DIRECTORS OF BKLA HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF BKLA AND THE BKLA SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE BKLA SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. Wedbush Morgan Securities, BKLA's financial advisor, has delivered to the BKLA Board its opinion, dated April 15, 1998, that the Consideration received by the BKLA shareholders pursuant to the Merger is fair to the shareholders from a financial point of view. The opinion of Wedbush Morgan Securities, dated July
  , 1998 (and certain assumptions and qualifications therein), is described in the accompanying Proxy Statement-Prospectus and reproduced in Appendix B thereto.

    At the Special Meeting, each BKLA shareholder will also be asked to set the number of directors at nine, and consider and approve the election of nine directors to hold office until the Merger is consummated or, if the Merger is not consummated, until the next annual meeting of BKLA and until their successors have been elected and duly qualified.

    It is important that your shares be represented and voted at the Special Meeting regardless of the number of shares you own and whether or not you plan to attend the Special Meeting. The affirmative vote of the holders of a majority of BKLA Common Stock entitled to vote at the Special Meeting is required for approval of the principal terms of the Merger. Your failure to vote for approval of the principal terms of the Merger has the same effect as voting against the Merger. Therefore, we urge you to sign, date and mail the enclosed proxy. If you decide to attend the Special Meeting and wish to vote in person, you may withdraw your proxy at that time.

    YOU SHOULD NOT SEND IN SHARE CERTIFICATES AT THIS TIME.

                                          Sincerely,

                                          --------------------------------------

                                          Adriana M. Boeka
                                          CHAIRMAN OF THE BOARD

                                          --------------------------------------

                                          John J. Feldman
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             OF BANK OF LOS ANGELES
         TO BE HELD AT BEVERLY HILLS, CALIFORNIA, ON SEPTEMBER 23, 1998
                            ------------------------

TO THE SHAREHOLDERS
OF BANK OF LOS ANGELES:

    Notice is hereby given that a special meeting ("Special Meeting") of Shareholders of Bank of Los Angeles ("BKLA") will be held at 9601 Santa Monica Boulevard, Beverly Hills, California 90210, on Wednesday, September 23, 1998, at 5:30 p.m. for the following purposes:

    1. To consider and vote on a proposal to approve the principal terms of the proposed merger of BKLA with and into Santa Monica Bank, a wholly-owned subsidiary of Western Bancorp ("Western") pursuant to the Agreement and Plan of Merger (the "Merger Agreement");

    2. To set the number of directors at nine, and consider and approve the election of nine persons to the BKLA Board of Directors to serve until the Merger is consummated or, if the Merger is not consummated, until the 1999 Annual Meeting of Shareholders at which their successors will be elected. The following persons are the nominees:

Adriana M. Boeka     John J. Feldman    James V. Reimann
Mary Anne Chalker    Rickey M. Gelb     Melvin F. Shaw
Roy Doumani          John R. Newhouse   Burton N. Sterman

       The Bylaws of BKLA currently provide that nominations for election of members of the BKLA Board may be made by the BKLA Board or by any shareholder of any outstanding class of voting stock of BKLA entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the BKLA Board, shall be made in writing and shall be received by the President and Chief Executive Officer of BKLA no more than 60 days prior to any meeting of shareholders called for the election of directors, no more than ten days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2 of BKLA's bylaws, and no later than the time fixed in the notice of the BKLA Meeting for the opening of the Meeting. Notification shall contain the following information to the extent known to the notifying shareholder:
       (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of BKLA owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of BKLA owned by the notifying shareholder. Nominations made without nominee information may be disregarded by the Chairman of the Meeting, and the election inspectors shall disregard all votes cast for each nominee; and

    3. To transact such other business as may properly come before the Special Meeting or any postponement or adjournment thereof.

    Under the terms of the Merger Agreement, Adriana M. Boeka will be appointed to the Board of Directors of Western, effective immediately following the Merger. In the event that the Merger is not consummated as contemplated, all directors of BKLA previously elected will continue to serve as directors for the balance of their terms and until their successors have been elected and duly qualified.

    The Board of Directors has fixed the close of business on July 27, 1998 as the record date for determination of the shareholders entitled to notice of and to vote at the Special Meeting or any adjournment thereof. Approval of the matters to be voted upon in connection with the Merger requires the affirmative vote of a majority of the outstanding shares of common stock, no par value, of BKLA (the "BKLA Common Stock").

    THE BOARD OF DIRECTORS HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF BKLA AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PRINCIPAL TERMS OF THE MERGER.

    Shareholders may be entitled to exercise dissenters' rights as provided in the California General Corporation Law (the "CGCL") and to receive cash in the amount equal to the fair market value of their shares of BKLA Common Stock as of April 16, 1998 in lieu of receiving the Consideration provided in the Merger Agreement by complying with certain procedures specified by the CGCL. See "THE MERGER-- Dissenters' Rights" in the accompanying Proxy Statement-Prospectus.

    The accompanying Proxy Statement-Prospectus and the Appendices thereto (including the Merger Agreement attached as Appendix A thereto and certain of the Annexes to the Merger Agreement) form a part of this Notice.

                                          By Order of the Board of Directors

                                          --------------------------------------

                                          Beverly A. Dyck,
                                          CORPORATE SECRETARY

Dated: June   , 1998

    YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU SHOULD DATE, SIGN AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE SPECIAL MEETING, YOU WILL BE ENTITLED TO VOTE IN PERSON, IF YOU WISH. YOU SHOULD NOT FORWARD SHARE CERTIFICATES AT THIS TIME.

                              BANK OF LOS ANGELES
                                PROXY STATEMENT
                             ---------------------

                                WESTERN BANCORP
                                   PROSPECTUS
                             ---------------------

    This Proxy Statement-Prospectus is being furnished to the shareholders of the Bank of Los Angeles ("BKLA"), a California corporation, in connection with the solicitation of proxies by the Board of Directors of BKLA (the "BKLA Board") from holders of outstanding shares of common stock, no par value ("BKLA Common Stock"), of BKLA, for use at the special meeting of shareholders of BKLA ("BKLA Shareholders") to be held on September 23, 1998, at 5:30 p.m. (the "Special Meeting" or the "BKLA Meeting") and at any adjournments and postponements thereof.

    At the BKLA Meeting, the BKLA Shareholders will be asked to consider and vote upon, among other things, a proposal to approve the principal terms of the merger (the "Merger") of BKLA with Santa Monica Bank, a California banking corporation ("SMB") and a wholly-owned subsidiary of Western Bancorp ("Western"), pursuant to an Agreement and Plan of Merger dated as of April 16, 1998, and amended and restated as of June 24, 1998 (the "Merger Agreement"), by and among Western, Santa Monica Bank and BKLA, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference. Pursuant to the Merger Agreement, BKLA will merge with and into SMB, with SMB being the surviving bank (the "Surviving Corporation") and operating under the name "Santa Monica Bank". Upon the Merger becoming effective, each share of BKLA Common Stock issued and outstanding at the Effective Time (as defined herein) (other than (a) shares that have not been voted in favor of the approval of the principal terms of the Merger and with respect to which Dissenters' Rights (as defined herein) shall have been perfected in accordance with the California General Corporation Code ("CGCL") and (b) shares held directly or indirectly by Western, or any of its subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith), will be converted automatically into, subject to certain limitations set forth in the Merger Agreement with respect to proration and fractional shares, 0.4224 shares of common stock, no par value, of Western ("Western Common Stock"). Based on the closing price per share of Western Common
Stock on June   , 1998, as reported on the Nasdaq National
Market-Registered Trademark- ("Nasdaq"), the per share equivalent price of BKLA
Common Stock based on the 0.4224 conversion number was $     . Because the
0.4224 conversion number is fixed pursuant to the Merger Agreement, a change in the trading price of Western Common Stock before the Effective Time will affect the implied market value of Western Common Stock to be received in the Merger by BKLA Shareholders. See "RISK FACTORS--Limited Market for Western Common Stock", "INFORMATION REGARDING WESTERN" and "SUMMARY--Markets and Market Prices".

    Based upon the [4,788,735] shares of BKLA Common Stock outstanding on the BKLA Record Date (as defined herein), it is expected that [2,111,057] shares of Western Common Stock would be issued in the Merger (or, if all of the [323,300] shares of BKLA Common Stock reserved for issuance upon exercise of employee stock options outstanding on the BKLA Record Date were issued and outstanding at the Effective Time and if all of the [629,045] shares of BKLA Common Stock reserved for issuance upon exercise of warrants outstanding on the BKLA Record Date were issued and outstanding at the Effective Time, it is expected that [2,425,033] shares of Western Common Stock would be issued in the Merger), assuming (i) no Dissenters' Rights are perfected by BKLA Shareholders and (ii) no cash is paid in lieu of fractional shares.

    In order for any BKLA Shareholder to exercise Dissenters' Rights, a notice must be sent by such Shareholder and received by BKLA on or before September 23, 1998, the date of the BKLA Meeting, and any such Shareholder must vote against the approval of the principal terms of the Merger. See "SUMMARY--Dissenters' Rights" and "THE MERGER--Dissenters' Rights".

    Western Common Stock is designated for quotation on Nasdaq under the symbol "WEBC".

    SEE "RISK FACTORS" ON PAGE 26 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHAREHOLDERS SHOULD CONSIDER WITH RESPECT TO THE MERGER.
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
    STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                           --------------------------
THE SHARES OF WESTERN COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS AND ARE NOT
   INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION. WESTERN AND BKLA DO NOT GUARANTEE THE INVESTMENT VALUE OF THE TRANSACTION DESCRIBED IN THIS
      PROXY STATEMENT-PROSPECTUS. AN INVESTMENT IN WESTERN COMMON STOCK
       MAY LOSE VALUE BEFORE OR AFTER THE EFFECTIVE DATE OF THE MERGER.
                           --------------------------

         THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS JUNE   , 1998.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER, OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS PROXY STATEMENT-PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

                             AVAILABLE INFORMATION

    Each of Western and BKLA is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, Western files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") and BKLA files reports, proxy statements and other information with the Federal Deposit Insurance Corporation (the "FDIC"). The reports, proxy statements and other information filed by BKLA with the FDIC may be inspected and copied at the offices of the FDIC, Registration, Disclosure and Securities Operations Unit, 550 17th Street N.W., Washington, D.C. 20429, Room F-6043. The voice phone numbers are 202/898-8911 and 202/898-8913. The facsimile number is 202/898-3909.
The reports, proxy statements and other information filed by Western with the Commission may be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Shares of Western Common Stock are designated for quotation on the Nasdaq. Material filed by Western can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. The reports, proxy statements and other information filed by BKLA with the FDIC during the 12 calendar months immediately preceding the filing of Western's Registration Statement (as defined below) have been filed with the Commission as part of the Current Reports on Form 8-K filed by Western on June 25, 1998, and may be inspected and copied at the public reference facilities of the Commission and at the Commission's regional offices at the addresses listed above, and accessed electronically at the Commission's home page listed above.

    Western has filed with the Commission a registration statement on Form S-4 (including exhibits thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Western Common Stock issuable in the Merger. This Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement-Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    This Proxy Statement-Prospectus constitutes the proxy statement of BKLA relating to the solicitation of proxies for its use at the BKLA Meeting as well as the Prospectus filed as part of the Registration Statement. This Proxy Statement-Prospectus and the related proxy and other materials are first being provided to the shareholders of BKLA on or about August 17, 1998.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS NOT INCLUDED HEREIN. DOCUMENTS RELATING TO WESTERN, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO JULIUS G. CHRISTENSEN, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, WESTERN BANCORP, 4100 NEWPORT PLACE, SUITE 900, NEWPORT BEACH, CALIFORNIA 92660. TELEPHONE REQUESTS MAY BE DIRECTED TO JULIUS G. CHRISTENSEN, AT (949) 863-2459. DOCUMENTS RELATING TO BKLA, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO BEVERLY A. DYCK, VICE PRESIDENT AND CORPORATE SECRETARY, BANK OF LOS ANGELES, 8901 SANTA MONICA BOULEVARD, WEST HOLLYWOOD, CALIFORNIA 90069. TELEPHONE REQUESTS MAY BE DIRECTED TO BEVERLY A. DYCK, AT (310) 843-1455. IN ORDER TO ENSURE TIMELY DELIVERY OF
DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY JULY   , 1998.

    The following documents filed with the Commission by Western are incorporated herein by reference:

    (a) Western's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Western Annual Report");

    (b) Western's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

    (c) Western's Current Reports on Form 8-K dated February 11, 1998, April 30, 1998 and June 18, 1998 and on Form 8-K/A dated April 9, 1998.

    (d) The description of Western's Common Stock contained in Western's Registration Statement on Form 10 (File No. 2-85442).

    (e) The following documents filed with the FDIC by BKLA, which have been filed as part of the Current Report on Form 8-K filed by Western on June 25, 1998:

        (i) BKLA's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "BKLA Annual Report");

        (ii) BKLA's Current Reports on Form 8-K, dated April 30, 1998 and May 6, 1998; and

        (iii) BKLA's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

    Such incorporation by reference shall not be deemed to incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

    All documents and reports filed by Western pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the BKLA Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing and all documents and reports filed by BKLA pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the BKLA Meeting shall be filed by Western with the Commission and shall be deemed to be incorporated by reference and to be a part hereof from the date of such filing with the Commission and any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................     2

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................     3

TABLE OF CONTENTS.........................................................     4

TABLE OF DEFINED TERMS....................................................     7

SUMMARY...................................................................    10
  The Companies...........................................................    10
  Additional Information..................................................    11
  The Merger..............................................................    11
  The BKLA Meeting........................................................    12
  Votes Required..........................................................    12
  Revocability of Proxies.................................................    13
  Recommendations of the Boards of Directors..............................    13
  Opinion of Wedbush......................................................    13
  Effective Time..........................................................    13
  Conditions to the Merger................................................    13
  Waiver and Amendment....................................................    14
  Termination.............................................................    14
  Stock Option Agreement..................................................    15
  Regulatory Approvals....................................................    15
  Operations and Management After the Merger..............................    15
  Interests of Certain Persons in the Merger..............................    15
  Certain Federal Income Tax Consequences.................................    16
  Accounting Treatment....................................................    16
  Dissenters' Rights......................................................    16
  Risk Factors............................................................    17
  Markets and Market Prices...............................................    17
  Summary Historical Financial Data.......................................    19
  Summary Unaudited Pro Forma Combined Financial Data.....................    22
  Selected Historical and Pro Forma per Share Data........................    24

RISK FACTORS..............................................................    26
  Forward-Looking Statements May Not Prove Accurate.......................    26
  Competition.............................................................    26
  Ability to Integrate the Operations of Western and BKLA; Rapid Growth...    26
  General Business Risk...................................................    27
  Concentration of Operations; Recessionary Environments; Decline in Real
    Estate Values.........................................................    27
  Interest Rate Risk......................................................    28
  Shares Eligible for Future Sale; Dilution...............................    28
  Regulation..............................................................    29
  Limited Market for Western Common Stock.................................    29

INFORMATION REGARDING WESTERN.............................................    30
  Business of Western.....................................................    30
  Quarterly Dividend......................................................    30

                                                                            PAGE
                                                                            ----
  Incorporation of Certain Information By Reference.......................    30

INFORMATION REGARDING BKLA................................................    31
  Business of BKLA........................................................    31
  Incorporation of Certain Information by Reference.......................    31

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA.....................    32

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA............    40

THE SPECIAL MEETING OF BKLA SHAREHOLDERS..................................    42
  General.................................................................    42
  Matters To Be Considered at the BKLA Special Meeting....................    42
  The BKLA Record Date....................................................    43
  Votes Required and Voting of Proxies....................................    43
  Solicitation of Proxies.................................................    44
  Revocability of Proxies.................................................    44
  Security Ownership of Certain Beneficial Owners and Management of
    BKLA..................................................................    44
  Dissenters' Rights......................................................    46
  Election of BKLA Directors..............................................    47
  Certain Committees of the BKLA Board....................................    48
  BKLA Director Compensation..............................................    48
  BKLA Executive Officers.................................................    48
  Compensation of BKLA Executive Officers.................................    49
  BKLA Aggregated Option Exercise and Option Values as of December 31,
    1997..................................................................    50
  BKLA Options Granted as of December 31, 1997............................    50
  Certain BKLA Transactions...............................................    50
  BKLA Compensation/Stock Option Committee Report.........................    51
  BKLA Performance Graph..................................................    51

THE MERGER................................................................    53
  Background and Reasons for the Merger...................................    53
  Structure of the Merger.................................................    54
  Reasons for the Merger; Recommendations of the BKLA Board of
    Directors.............................................................    55
  Opinion of Wedbush......................................................    56
  Wedbush Fee.............................................................    61
  Certain Federal Income Tax Consequences.................................    61
  Regulatory Approvals....................................................    63
  Resale of Western Common Stock..........................................    64
  Certain Effects of the Merger...........................................    64
  Interests of Certain Persons in the Merger..............................    65
  Submission of Shareholders' Proposals for BKLA's 1999 Annual Meeting....    66
  Dissenters' Rights......................................................    66
  Accounting Treatment....................................................    68

THE MERGER AGREEMENT......................................................    69
  The Merger..............................................................    69
  Effective Time and Effective Date.......................................    69
  Exchange of Stock Certificates; Dividends...............................    70
  No Fractional Shares....................................................    70
  Conduct of the Business of BKLA and Western Prior to the Merger.........    70
  Representations and Warranties..........................................    71
  Certain Covenants.......................................................    72

                                                                            PAGE
                                                                            ----
  Conditions..............................................................    74
  Termination.............................................................    75
  Termination Payment.....................................................    75
  Expenses................................................................    75

THE STOCK OPTION AGREEMENT................................................    76
  General.................................................................    76
  The Stock Option........................................................    76
  Termination.............................................................    77

THE SHAREHOLDER AGREEMENTS................................................    77

COMPARISON OF SHAREHOLDER RIGHTS..........................................    78
  Comparison of Corporate Structure.......................................    78
  Dividends and Dividend Policy...........................................    78
  Number of Directors.....................................................    79
  Indemnification of Directors and Officers...............................    79

VALIDITY OF WESTERN COMMON STOCK..........................................    79

EXPERTS...................................................................    79

                               LIST OF APPENDICES

Appendix A-- Agreement and Plan of Merger, dated as of April 16, 1998, and amended and restated as of June 24, 1998, by and among Western, SMB and BKLA.

Appendix B--Fairness Opinion of Wedbush Morgan Securities.

Appendix C--Chapter 13 of the CGCL.

                             TABLE OF DEFINED TERMS

                                                                            PAGE
                                                                            ----
Acquisition Premium.......................................................    59
Acquisition Proposal......................................................    72
Acquisition Transaction...................................................    77
AWB.......................................................................    11
Beneficial Owner..........................................................    46
BHCA......................................................................    10
BKLA......................................................................     1
BKLA Affiliates...........................................................    64
BKLA Annual Report........................................................     3
BKLA Board................................................................     1
BKLA Common Stock.........................................................     1
BKLA Management...........................................................    15
BKLA Meeting..............................................................     1
BKLA Record Date..........................................................    12
BKLA Shareholders.........................................................     1
BKLA Stock Option.........................................................    40
BKLA Subsidiary...........................................................    76
BKLA Warrant..............................................................    40
BKX Index Percentage......................................................    75
BMA.......................................................................    63
Book Value Multiple.......................................................    59
Cash Net Income...........................................................    59
CCB.......................................................................    10
CCB Merger................................................................    10
CGCL......................................................................     1
CNB.......................................................................    11
Code......................................................................    16
Commission................................................................     2
Comparable Banks..........................................................    60
Comparison Merger Transactions............................................    59
Consideration.............................................................    11
Conversion Number.........................................................    12
Costs.....................................................................    72
CRA.......................................................................    63
Demand....................................................................    67
Diluted EPS...............................................................    58
Dissenters' Rights........................................................    16
Dissenting Shareholder....................................................    67
Dissenting Shares.........................................................    67
Dividendable Net Income...................................................    59
Effective Date............................................................    69
Effective Time............................................................    69
Equivalent Per Share Price................................................    18
Exchange Act..............................................................     2
Exchange Agent............................................................    70
FDIC......................................................................     2

                                                                            PAGE
                                                                            ----
Federal Reserve Board.....................................................    13
FIP.......................................................................    29
GAAP......................................................................    57
Grantee...................................................................    15
Holding Period............................................................    62
Hovde.....................................................................    29
Indemnified Parties.......................................................    72
IRS.......................................................................    62
Issuer....................................................................    15
Letter of Transmittal.....................................................    70
LTM Multiple..............................................................    59
Maximum Amount............................................................    73
Merger....................................................................     1
Merger Agreement..........................................................     1
Nasdaq....................................................................     1
NBSC......................................................................    10
New Certificates..........................................................    70
Old Certificates..........................................................    70
Option....................................................................    15
Party Shareholders........................................................    77
Preliminary Purchase Event................................................    76
Purchase Event............................................................    76
Registration Rights.......................................................    77
Registration Statement....................................................     2
Reorganization............................................................    16
Replacement Shares........................................................    40
Replacement Warrant.......................................................    40
SCB.......................................................................    10
SCB Merger................................................................    10
Securities Act............................................................     2
Shareholder Agreements....................................................    12
SMB.......................................................................     1
SMB Acquisition...........................................................    10
SMB Board.................................................................    11
Special Meeting...........................................................     1
Spread....................................................................    40
State Commissioner........................................................    11
Stock Option Agreement....................................................    15
Surviving Corporation.....................................................     1
Tangible Book Value Multiple..............................................    59
Tax Opinions..............................................................    16
Ten Day Average Price.....................................................    75
Ten Day Period............................................................    75
Vavrinek..................................................................    14
Wedbush...................................................................    13
Wedbush Agreement.........................................................    56
Wedbush Opinion...........................................................    56
Wedbush Reconfirming Opinion..............................................    56

                                                                            PAGE
                                                                            ----
Western...................................................................     1
Western Annual Report.....................................................     3
Western Board.............................................................    11
Western Common Stock......................................................     1
Western Common Stock Price Percentage.....................................    75
Western Management........................................................    19
Western Subsidiary........................................................    76
WTB.......................................................................    11

                                    SUMMARY

    THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY THE MORE DETAILED INFORMATION INCLUDED IN THIS PROXY
STATEMENT-PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO READ CAREFULLY THIS PROXY STATEMENT-PROSPECTUS, INCLUDING THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, IN THEIR ENTIRETY.

    ALL INFORMATION CONCERNING WESTERN, SOUTHERN CALIFORNIA BANK ("SCB") AND SANTA MONICA BANK INCLUDED IN THIS PROXY STATEMENT-PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE HAS BEEN FURNISHED BY WESTERN, AND ALL INFORMATION CONCERNING BKLA INCLUDED IN THIS PROXY STATEMENT-PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE HAS BEEN FURNISHED BY BKLA. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO "WESTERN" HEREIN SHALL BE TO WESTERN AND ITS SUBSIDIARIES, INCLUDING SCB AND SMB.

    THIS PROXY STATEMENT-PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALTHOUGH EACH OF WESTERN AND BKLA BELIEVES THAT ITS PLANS, INTENTIONS AND EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, NEITHER CAN GIVE ANY ASSURANCE THAT SUCH PLANS, INTENTIONS OR EXPECTATIONS WILL BE ACHIEVED. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM WESTERN'S AND BKLA'S FORWARD-LOOKING STATEMENTS ARE SET FORTH BELOW AND ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS. FURTHERMORE, WESTERN AND BKLA DO NOT INTEND TO UPDATE OR REVISE THE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. SHAREHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON ANY OF THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO WESTERN, BKLA OR PERSONS ACTING ON EITHER OF THEIR BEHALVES ARE QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS SET FORTH HEREIN. SEE "RISK FACTORS--FORWARD-LOOKING STATEMENTS MAY NOT PROVE ACCURATE".

THE COMPANIES

    WESTERN

    Western is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and its principal business is to serve as a holding company for its banking subsidiaries, SCB and SMB. Western was organized on May 20, 1983 as a California corporation and commenced operation as a bank holding company on June 18, 1984. Western Bank was acquired by Western on September 30, 1996. On June 4, 1997, Western consummated its merger (the "CCB Merger") with California Commercial Bankshares ("CCB") pursuant to which CCB merged with and into Western. Also on June 4, 1997, Monarch Bank, a wholly-owned subsidiary of Western prior to the CCB Merger, merged with and into National Bank of Southern California ("NBSC"), a wholly-owned subsidiary of CCB prior to the CCB Merger. The banking operations of NBSC and Monarch Bank were combined in June 1997. On October 10, 1997, Western consummated its merger with SC Bancorp (the "SCB Merger") pursuant to which SC Bancorp merged with and into Western. On December 15, 1997, Western merged NBSC with and into SCB, a wholly-owned subsidiary of SC Bancorp prior to the SCB Merger, with SCB being the surviving bank. The operations of NBSC and SCB were combined in March 1998. On January 27, 1998, Western acquired Santa Monica Bank through the merger of Santa Monica Bank with and into Western Bank (the "SMB Acquisition"). As part of the SMB Acquisition, the name of Western Bank was changed to "Santa Monica Bank". As used hereafter, "SMB" refers to the surviving entity in the merger of Santa Monica Bank with and into Western Bank.

    Santa Monica Bank's primary market area is the western part of Los Angeles County. As of March 31, 1998 Santa Monica Bank had thirteen branch offices, including branch offices in Santa Monica, Westwood, Malibu, Pacific Palisades, Marina Del Rey, Beverly Hills, Century City and Encino. SCB's primary market area includes southern Los Angeles County, Orange County and San Diego County. As of March 31, 1998 SCB had six branch offices in southern Los Angeles County, nine branch offices throughout Orange County and one in northern San Diego County. SMB and SCB offer a broad range of banking products and services, including many types of business and personal savings and checking accounts and other consumer banking services.

    Western's principal executive offices are located at 4100 Newport Place, Suite 900, Newport Beach, California 92660, and its telephone number is (949) 863-2444.

    BKLA

    BKLA was organized on May 8, 1981 as a California corporation and commenced operations pursuant to a charter issued by the predecessor to the California Commissioner of Financial Institutions (the "State Commissioner"), on May 6, 1982. On November 15, 1995, BKLA acquired World Trade Bank ("WTB"), with total assets of approximately $42,487,000 and one banking office. Effective April 1, 1997, BKLA consummated a merger with American West Bank ("AWB"), with approximately $67,291,000 in assets and two banking offices with BKLA being the surviving bank. On December 31, 1997, BKLA consummated its merger with Culver National Bank ("CNB"), a national banking corporation with approximately $56,944,000 in total assets and one branch office, with BKLA being the surviving bank.

    BKLA is a full-service community bank which engages in general commercial banking in Los Angeles County, California. BKLA's main office and its executive offices are located in West Hollywood, California. As of June 15, 1998 BKLA had six branch offices in the cities of Beverly Hills, West Hollywood, Encino, Culver City and Glendale. Services include those traditionally offered by commercial banks, such as checking and saving accounts and commercial and real estate loans, and, for its business customers, personal, home improvement, automobile and other installment loans. The vast majority of BKLA's loans are direct loans made to individuals, professionals, real estate developers, and small and medium sized businesses within BKLA's marketing area.

    BKLA's principal executive offices are located at 8901 Santa Monica Boulevard, West Hollywood, California 90069 and its telephone number is (310) 550-8900.

ADDITIONAL INFORMATION

    For additional information regarding the business of Western and BKLA, see "AVAILABLE INFORMATION", "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE", "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA", "INFORMATION REGARDING BKLA" and "INFORMATION REGARDING WESTERN".

THE MERGER

    On April 16, 1998 the BKLA Board, on April 7, 1998 the Board of Directors of Western (the "Western Board"), and on April 16, 1998 the Board of Directors of SMB (the "SMB Board"), each respectively approved the Merger Agreement, and the Merger Agreement was executed and delivered on April 16, 1998 by Western, SMB and BKLA. The Merger Agreement provides for the merger of BKLA with and into SMB with SMB being the surviving bank. In connection with the Merger, each share of BKLA Common Stock issued and outstanding at the Effective Time (other than (a) shares that have not been voted in favor of approval of the principal terms of the Merger and with respect to which Dissenters' Rights have been perfected in accordance with the CGCL and (b) shares held by any of BKLA's subsidiaries or by Western or any of its subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith) will be converted automatically into, subject to the limitations set forth in the Merger Agreement with respect to proration and fractional shares, 0.4224 shares of Western Common Stock (the "Consideration"). Each share of Western Common Stock outstanding immediately prior to the Effective Time will remain outstanding after the Merger as one share of Western Common Stock. See "THE MERGER--Background and Reasons for the Merger", "--Reasons for the Merger; Recommendations of the BKLA Board of Directors" and "--Dissenters' Rights".

    The Merger Agreement provides that, if the BKLA Shareholders approve the principal terms of the Merger Agreement, and subject to receipt of regulatory approvals and other customary closing conditions as more fully set forth below, then BKLA will merge into SMB, with SMB being the Surviving Corporation. At the Effective Time, shares of BKLA Common Stock will be converted into 0.4224 shares (the "Conversion Number") of Western Common Stock, subject to the limitations described above and elsewhere herein. See "THE MERGER--Certain Federal Income Tax Consequences" and "THE MERGER AGREEMENT--The Merger".

    All BKLA Stock Options (as defined herein), unless otherwise exercised pursuant to BKLA's stock option plan, shall be converted into the right to receive for each share of BKLA Common Stock otherwise issuable upon exercise thereof, a number of shares of Western Common Stock equal to the quotient obtained by dividing the Spread (as defined herein) by $42.61. At the Effective Time, each BKLA Warrant (as defined herein), shall be converted into a warrant to acquire, on the same terms and conditions as were applicable under such BKLA warrant agreement, the number of shares of Western Common Stock equal to (a) the number of shares of BKLA Common Stock subject to the BKLA Warrant, multiplied by
(b) the Conversion Number (such product rounded down to the nearest whole number), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of BKLA Common Stock which were purchasable pursuant to such BKLA Warrant divided by (z) the number of full shares of Western Common Stock subject to such Replacement Shares (as defined herein). See "THE MERGER--Structure of the Merger".

THE BKLA MEETING

    The BKLA Meeting to consider and vote on, among other things, approval of the principal terms of the Merger will be held on Wednesday, September 27, 1998 at 5:30 p.m. local time, at the Beverly Hills Branch of BKLA, 9601 Wilshire Boulevard, Beverly Hills, California. Only holders of record of BKLA Common Stock at the close of business on July 23, 1998 (the "BKLA Record Date") will be entitled to vote at the BKLA Meeting. At such date, there were outstanding and entitled to vote [4,788,735] shares of BKLA Common Stock. Each share of BKLA Common Stock is entitled to one vote for each share held of record upon each matter properly submitted at the BKLA Meeting except certain cumulative voting exceptions regarding the election of directors described below.

    For additional information relating to the BKLA Meeting, see "THE SPECIAL MEETING OF BKLA SHAREHOLDERS".

VOTES REQUIRED

    Approval of the matters to be voted upon in connection with the Merger by the BKLA Shareholders requires the affirmative vote of the holders of a majority of the outstanding shares of BKLA Common Stock entitled to vote. As a result, the failure to vote in person or by proxy on any such proposal at the BKLA Meeting or abstaining on any proposal has the same effect as voting against the applicable proposal. In the election of directors at the BKLA Meeting, the candidates receiving the highest number of affirmative votes of the shares entitled to vote for them up to the number of directors to be elected by such shares will be elected, assuming a quorum is present. In addition, BKLA Shareholders will have cumulative voting rights with respect to the election of directors if certain conditions are met. See "THE SPECIAL MEETING OF BKLA SHAREHOLDERS--Votes Required and Voting of Proxies".

    As of the BKLA Record Date, BKLA's directors and officers beneficially held, in the aggregate, the ability to direct the voting with respect to approximately [18.5%] of the outstanding BKLA Common Stock entitled to vote at the BKLA Meeting. BKLA Shareholders (who are also directors, or the estate of a former director, of BKLA) holding approximately [18.5%] of BKLA Common Stock outstanding on the BKLA Record Date have entered into agreements (the "Shareholder Agreements") pursuant to which they have agreed, among other things, to vote "FOR" the adoption and approval of the Merger Agreement and the Merger. See "THE SHAREHOLDER AGREEMENTS".

REVOCABILITY OF PROXIES

    The presence of a BKLA Shareholder at the BKLA Meeting (or at any postponement or adjournment thereof) will not automatically revoke such shareholder's proxy. However, a BKLA Shareholder may revoke a proxy at any time prior to its exercise by (a) delivery to the secretary of BKLA of a written notice of revocation prior to or at the BKLA Meeting (or, if such BKLA Meeting is adjourned or postponed, prior to or at the time the adjourned or postponed meeting is actually held); (b) delivery to the secretary of BKLA prior to or at the BKLA Meeting of a duly executed proxy bearing a later date; or (c) attending the BKLA Meeting (or, if such BKLA Meeting is adjourned or postponed, by attending the adjourned or postponed meeting) and voting in person thereat. Any written revocation of proxy or other related communications should be addressed to Beverly Dyck, Corporate Secretary of Bank of Los Angeles, 8901 Santa Monica Boulevard, West Hollywood, California 90069.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    The BKLA Board unanimously approved the Merger Agreement and the transactions contemplated thereby. The members of the BKLA Board unanimously believe that the Merger and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the BKLA Shareholders and unanimously recommend a vote "FOR" the matters to be voted upon by such shareholders in connection with the Merger. The conclusions of the BKLA Board with respect to the Merger are based upon a number of factors. See "THE MERGER--Background and Reasons for the Merger", "--Reasons for the Merger; Recommendations of the Board of Directors" and "--Opinion of Wedbush".

OPINION OF WEDBUSH

    Wedbush Morgan Securities ("Wedbush") delivered to the BKLA Board its opinions, dated April 15, 1998 and the date hereof, to the effect that, as of each of such dates, the Conversion Number to be paid by Western in the Merger is fair to the BKLA Shareholders from a financial point of view. The written
opinion of Wedbush, dated as of July   , 1998, is attached to this Proxy
Statement-Prospectus as Appendix B and should be read in its entirety. See "THE MERGER--Opinion of Wedbush".

EFFECTIVE TIME

    The Merger will become effective on the date and at the time that an agreement of merger and related documents are filed with the California Secretary of State, provided that the California Secretary of State accepts such agreement and documents for filing as of such date, or such later date as may be specified in such agreement of merger or as may be required by the California Secretary of State. Subject to conditions specified in the Merger Agreement, the parties expect the Merger to become effective on or about October 1, 1998, although there can be no assurance as to whether or when the Merger will become effective. See "THE MERGER AGREEMENT--Effective Time and Effective Date" and "--Conditions".

CONDITIONS TO THE MERGER

    The respective obligations of Western and BKLA to consummate the Merger are subject to certain conditions, including: (a) the approval by the BKLA Shareholders of the principal terms of the Merger; (b) receipt of approvals, consents and waivers required by law in connection with the Merger and the other transactions contemplated by the Merger Agreement, including approval or waiver by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC and the State Commissioner; (c) the absence of any statute, rule, regulation, order, injunction or decree being in effect and prohibiting the consummation of the Merger or any other transaction contemplated by the Merger Agreement; and (d) the Registration Statement having become effective and there having been issued no stop order suspending the effectiveness of the Registration Statement and no proceedings for that purpose initiated or threatened by the Commission.

    The obligations of Western and SMB to consummate the Merger also are subject to the fulfillment or waiver by Western prior to the Effective Time of certain conditions, including the following: (a) the representations and warranties of BKLA being true and correct unless the failure to be true and correct is not likely to have a material adverse effect on BKLA; (b) the performance by BKLA in all material respects of all obligations contained in the Merger Agreement required to be performed by BKLA before the Effective Time; and (c) receipt by Western of a customary "cold comfort" letter from Vavrinek, Trine, Day & Co., LLP ("Vavrinek") with respect to certain financial statements and data of BKLA.

    In addition, the obligation of BKLA to consummate the Merger also is subject to the fulfillment or waiver by BKLA prior to the Effective Time of certain conditions, including the following: (a) the representations and warranties of Western being true and correct unless the failure to be true and correct is not likely to have a material adverse effect on Western; (b) the performance by Western in all material respects of all obligations contained in the Merger Agreement required to be performed before the Effective Time; (c) receipt by BKLA of a customary "cold comfort" letter from KPMG Peat Marwick LLP with respect to certain financial statements and data of Western; and (d) as of the Effective Time, the appointment by Western of Adriana M. Boeka, the BKLA Chairman of the Board, as a director to the Western Board.

WAIVER AND AMENDMENT

    Prior to the Effective Time, the conditions to each party's obligation to consummate the Merger may be waived by such party in whole or in part to the extent permitted by applicable law. In addition, Western and BKLA may amend the Merger Agreement at any time prior to the Effective Time by written agreement, approved by their respective Boards, so long as the principal terms of the Merger are not changed after approval by the BKLA Shareholders. See "THE MERGER AGREEMENT--Conditions".

TERMINATION

    The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Merger, either prior to or subsequent to its approval by the
Shareholders: (a) by mutual consent of Western and BKLA, if so determined by their respective Boards; (b) by either Western or BKLA, if so determined by its Board, if (i) the shareholders of BKLA fail to approve the principal terms of the Merger, (ii) the other party materially breaches any representation, warranty, covenant or agreement contained in the Merger Agreement and such breach is not cured or curable within a specified grace period, or (iii) the Merger is not consummated by December 31, 1998; (c) by either Western or BKLA, if the approval of a governmental authority required for consummation of the Merger is not obtained; (d) by BKLA, if the Ten Day Average Price (as defined herein) of the Western Common Stock shall be below a certain designated level;
(e) by Western, if the BKLA Board shall fail to recommend the Merger for approval by the BKLA Shareholders; or (f) by BKLA, if the BKLA Board receives an Acquisition Proposal (as defined herein) and determines, based upon the written advice of counsel, to accept the proposal and that proceeding with the Merger would violate fiduciary duties of the BKLA Board to the BKLA Shareholders. See "THE MERGER AGREEMENT--Termination".

    If the Merger Agreement is terminated by BKLA pursuant to a material breach of any representation, warranty, covenant or agreement of Western therein that is not cured or curable within 30 days after written notice of such breach, Western will pay to BKLA all costs and expenses incurred by BKLA in connection with the Merger, up to $500,000. If the Merger Agreement is terminated by Western under the circumstances described in clauses b(ii), (e) or (f) of the preceding paragraph, BKLA will pay to Western all costs and expenses incurred by Western in connection with the Merger, up to $500,000. See "THE MERGER AGREEMENT--Termination Payment".

STOCK OPTION AGREEMENT

    As an inducement and condition to Western's entering into the Merger Agreement, BKLA (as "Issuer") entered into a Stock Option Agreement with Western (as "Grantee"), dated as of April 16, 1998 (the "Stock Option Agreement"). Pursuant to the Stock Option Agreement, BKLA granted to Western an irrevocable option (the "Option"), exercisable only under certain limited and specifically defined circumstances, none of which, to the best of BKLA's and Western's knowledge, has occurred as of the date hereof, to purchase up to 945,585 authorized but theretofore unissued shares of BKLA Common Stock (but in no event more than 19.9% of the shares of BKLA Common Stock outstanding at the time of exercise), for a purchase price per share of $17.375 which is equal to the daily average closing price of the BKLA Common Stock as reported on the Nasdaq for the ten trading days beginning April 10, 1998, subject to adjustment in certain circumstances. The purchase of BKLA Common Stock pursuant to the Stock Option Agreement is subject to compliance with applicable law, including receipt of any necessary approvals under the BHCA. See "THE STOCK OPTION AGREEMENT".

    The Stock Option Agreement and the Option are intended to increase the likelihood that the Merger will be consummated on the terms set forth in the Merger Agreement, and may be expected to discourage offers by third parties to acquire BKLA prior to the Merger.

REGULATORY APPROVALS

    The Merger is subject to prior approval by the Federal Reserve Board under
Section 3 of the BHCA, the FDIC under the Bank Merger Act and the State Commissioner pursuant to the California Financial Code. Western and BKLA submitted applications seeking approval of the Merger and related matters to the
FDIC on June   , 1998 and to the State Commissioner on June   , 1998. Western
and BKLA also submitted a request for a waiver of jurisdiction from the Federal
Reserve Board on June   , 1998. See "THE MERGER--Regulatory Approvals" and "THE
MERGER AGREEMENT--Conditions". It is expected that the approvals and waiver will be received prior to the BKLA Meeting, but there can be no assurance that such approvals and waiver will be obtained.

OPERATIONS AND MANAGEMENT AFTER THE MERGER

    Pursuant to the Merger Agreement, BKLA has elected to nominate, and Western has consented to appoint, Adriana M. Boeka to the Western Board. Prior to the Effective Time, the Western Board will adopt resolutions increasing the exact number of directors by one, and Adriana M. Boeka will be appointed to fill the vacancy on the Western Board created thereby. See "THE MERGER AGREEMENT--Conditions". In the event that the Merger is not consummated as contemplated, all directors of BKLA will continue to serve as directors of BKLA until the completion of their respective terms and until their successors have been elected and duly qualified. See "THE MERGER--Certain Effects of the Merger".

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendations of the BKLA Board, BKLA Shareholders should be aware that certain members of management of BKLA ("BKLA Management") and of the BKLA Board have certain interests in the transactions contemplated by the Merger Agreement that are in addition to the interests of shareholders generally and that may create potential conflicts of interest.

    These interests include, among others, provisions in the Merger Agreement relating to the indemnification of BKLA officers and directors, directors' and officers' liability insurance and certain employee benefit plans. In addition, Adriana M. Boeka will be appointed to the Western Board as of the Effective

Time. See "THE MERGER--Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT--Certain Covenants--INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE".

    In addition, as a result of the Merger, all unvested options under the BKLA's stock option plan will vest at 30 days prior to the Effective Time. As of the BKLA Record Date, John J. Feldman, Adriana M. Boeka, Robert G. Jacobsen and Wendy Moskal held 56,250, 29,500, 22,750 and 19,000 unvested options, respectively, which had values, based on the market value of Western Common
Stock at such date and the Conversion Number, as of such date, of $       ,
$       , $       and $       , respectively.

    Additionally, Scott Burford, son of the late Maurice J. Burford, and president of Burford Capital, provided consulting services to BKLA through GBS Financial in connection with the Merger. GBS entered into an agreement pursuant to which it will receive a flat fee of 1% of the value received by BKLA shareholders if BKLA is sold for between $15 per share and $16.99 per share, or 1.5% of the value received if BKLA is sold for $17 per share or more. As of the date of this Proxy Statement-Prospectus, GBS will receive approximately $1.5 million for its services. GBS Financial will receive no compensation if BKLA sells for less than $15 per share or if the Merger is not consummated.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    It is intended that the Merger will be treated as a reorganization (a "Reorganization") under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), so that BKLA Shareholders will not recognize any gain or loss for tax purposes on the receipt of Western Common Stock in exchange for their shares of BKLA Common Stock in the Merger (except to the extent such shareholder receives cash in lieu of a fractional share interest in Western Common Stock). Consummation of the Merger as a Reorganization is conditioned upon receipt by Western of confirmation, immediately prior to the Effective Time, of the opinion of Sullivan & Cromwell and receipt by BKLA of confirmation, immediately prior to the Effective Time, of the opinion of Vavrinek, which opinions will be dated as of the Effective Date (the "Tax Opinions"), substantially to the effect that, for federal income tax purposes: (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Western, SMB and BKLA will be a party to that reorganization within the meaning of Section 368(b) of the Code. See "THE MERGER--Certain Federal Income Tax Consequences".

    Because of the complexity of the tax laws and the individual nature of certain tax consequences of the Merger to each BKLA Shareholder, each BKLA Shareholder should consult his or her own tax advisor concerning certain other federal and all state, local and foreign tax consequences of the Merger that may be applicable.

ACCOUNTING TREATMENT

    For accounting and financial reporting purposes, the Merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles. See "THE MERGER--Accounting Treatment".

DISSENTERS' RIGHTS

    In connection with the Merger, the BKLA Shareholders may be entitled to dissenters' rights under Chapter 13 of the CGCL ("Dissenters' Rights"), the text of which is attached hereto as Appendix C. IN ORDER FOR ANY BKLA SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS, A NOTICE OF SUCH SHAREHOLDER'S INTENTION TO EXERCISE HIS OR HER DISSENTERS' RIGHTS AND DEMAND PAYMENT FOR HIS OR HER SHARES AS PROVIDED IN THE CGCL MUST BE SENT BY SUCH SHAREHOLDER AND RECEIVED BY BKLA, ON OR BEFORE THE DATE OF THE BKLA MEETING, AND ANY SUCH SHAREHOLDER MUST VOTE AGAINST THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. FAILURE TO SEND SUCH NOTICE TO BKLA, 8901 SANTA MONICA BOULEVARD, WEST HOLLYWOOD, CALIFORNIA 90069,
ATTN: BEVERLY DYCK, AND TO VOTE AGAINST THE PRINCIPAL TERMS OF THE MERGER WILL RESULT IN A WAIVER OF SUCH SHAREHOLDER'S DISSENTERS' RIGHTS. SEE "THE MERGER--DISSENTERS' RIGHTS".

RISK FACTORS

    In deciding whether to vote for the approval of the principal terms of the Merger, BKLA Shareholders should carefully evaluate the matters set forth under "Risk Factors" herein in addition to the other matters described herein.

MARKETS AND MARKET PRICES

    As of the BKLA Record Date, there were approximately [2,100] holders of record of Western Common Stock. No shares of Western's Preferred Stock have been issued or are outstanding. Western Common Stock is designated for quotation on the Nasdaq under the symbol "WEBC".

    As of the BKLA Record Date, there were approximately [1,700] holders of record of BKLA Common Stock. BKLA Common Stock is designated for quotation on the Nasdaq under the symbol "BKLA".

    The following table summarizes the approximate high and low sales prices on a per share basis for the Western Common Stock (prior to June 3, 1997, the prices are the average of the bid and ask prices as quoted by dealers making a market in such common stock, and after June 3, 1997, the prices are as reported by Nasdaq), and the approximate high and low sales prices on a per share basis for BKLA Common Stock (prior to July 29, 1996, BKLA stock was traded on a very limited basis on the over-the-counter market through various brokerage firms that were market makers for BKLA stock, and after July 29, 1996, the prices are as reported by Nasdaq), for the periods indicated.

                                                                HIGH        LOW       HIGH        LOW
                                                              ---------  ---------  ---------  ---------
                                                                 WESTERN COMMON     BKLA COMMON STOCK(2)
                                                                    STOCK(1)        --------------------
                                                              --------------------
1996
  First Quarter.............................................      11.05       8.93       6.00       4.00
  Second Quarter............................................      17.00       8.50       6.75       5.75
  Third Quarter.............................................      14.88       8.50       6.63       5.75
  Fourth Quarter............................................      29.75      13.86       6.75       5.75
1997
  First Quarter.............................................      34.00      19.13       8.38       6.38
  Second Quarter............................................      37.19      28.63       8.00       6.63
  Third Quarter.............................................      33.25      28.63      12.00       7.50
  Fourth Quarter............................................      33.88      29.88      15.63      10.75
1998
  First Quarter.............................................      43.50      30.75      14.63      11.03
  Second Quarter............................................
                                                              ---------  ---------  ---------  ---------

------------------------

(1) Prior to June 3, 1997, Western Common Stock was traded solely "over the counter". Consequently, the prices listed before that date represent quotations by dealers making a market in Western Common Stock and reflect inter-dealer prices, without adjustments for mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions. Prior to June 3, 1997, trading in Western Common Stock was limited in volume and may not be a reliable indicator of its market value. On June 3, 1997, Western Common Stock was designated for quotation on the Nasdaq and on that date Western effected a 1.0 for 8.5 reverse stock split. The prices of Western Common Stock prior to June 3, 1997 in the preceding table have been adjusted for the Reverse Stock Split. The prices listed above for periods subsequent to June 3, 1997 are as reported by Nasdaq.

(2) Prior to July 29, 1996, BKLA Common Stock was traded on a very limited basis on the over-the-counter market through various brokerage firms. Consequently, the prices listed before that date represent quotations by dealers making a market in BKLA Common Stock and reflect inter-dealer prices, without adjustments for mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions. Prior to July 29, 1996, trading in BKLA Common Stock was limited in volume and may not be a reliable indicator of its market value. On October 23, 1996, BKLA effected a one for five reverse stock split as part of BKLA's holding company reorganization. The prices of BKLA Common Stock prior to July 29, 1996 in the preceding table have been adjusted for the reverse stock split. The prices listed above for periods subsequent to July 29, 1996 are as reported by Nasdaq.

    The following table sets forth the closing price per share of Western Common Stock as reported by Nasdaq, the closing price per share of BKLA Common Stock as reported by Nasdaq and the "Equivalent Per Share Price" (as defined below) of BKLA Common Stock as of April 16, 1998, the last trading day before the date on which Western and BKLA announced the execution of the Merger Agreement and as of [June 22], 1998, the last practicable date prior to the date of this Proxy Statement-Prospectus. The "Equivalent Per Share Price" of BKLA Common Stock on any date equals the closing price of the Western Common Stock on such date, as reported on the Nasdaq, multiplied by the Conversion Number.

                                              WESTERN COMMON     BKLA COMMON    EQUIVALENT PER
MARKET PRICE PER SHARE AS OF                       STOCK            STOCK         SHARE PRICE
-------------------------------------------  -----------------  --------------  ---------------
April 16, 1998.............................      $   47.88        $    16.50       $   20.22
[June 22, 1998.............................      $   42.25        $   17.375       $   17.85]

    Because the Conversion Number is fixed pursuant to the Merger Agreement, a change in the trading price of Western Common Stock before the Effective Time will affect the implied market value of the Western Common Stock to be received in the Merger by BKLA Shareholders. See "RISK FACTORS-- Limited Market for Western Common Stock". THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF WESTERN COMMON STOCK AT ANY TIME BEFORE, AT OR AFTER THE EFFECTIVE TIME. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR WESTERN COMMON STOCK AND BKLA COMMON STOCK.

    Upon consummation of the Merger, it is expected that there will be up to approximately [3,800] holders of record of Western Common Stock.

SUMMARY HISTORICAL FINANCIAL DATA

    WESTERN

    The following summary historical financial data for the three months ended March 31, 1998 and 1997 are derived from unaudited consolidated financial statements of Western and include, in the opinion of the management of Western ("Western Management"), all adjustments (consisting only of normal accruals) necessary to present fairly the data for such periods. The results for the three month period ended March 31, 1998 are not necessarily indicative of the results to be expected for the full fiscal year. The following summary historical financial data for the five years ended December 31, 1997 are derived from the audited consolidated financial statements of Western. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included or incorporated by reference in this Proxy Statement-Prospectus.

                                          AT OR FOR THE THREE
                                           MONTHS ENDED MARCH
                                                 31,(1)                    AT OR FOR THE YEARS ENDED DECEMBER 31,
                                        ------------------------  ---------------------------------------------------------
                                           1998         1997         1997        1996(2)     1995(3)     1994       1993
                                        -----------  -----------  -----------  -----------  ---------  ---------  ---------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest income.....................  $    32,767  $    23,965  $   101,034  $    74,237  $  62,629  $  53,079  $  57,722
  Interest expense....................        8,882        7,015       29,358       22,311     19,804     13,388     18,677
                                        -----------  -----------  -----------  -----------  ---------  ---------  ---------
    NET INTEREST INCOME...............       23,885       16,950       71,676       51,926     42,825     39,691     39,045
  Provision for loan and lease
    losses............................          150          725        2,800        1,018      8,564      3,510     17,919
                                        -----------  -----------  -----------  -----------  ---------  ---------  ---------
    NET INTEREST INCOME AFTER
      PROVISION FOR LOAN AND LEASE
      LOSSES..........................       23,735       16,225       68,876       50,908     34,261     36,181     21,126
  Non-interest income.................        3,613        2,509        9,686        9,875      7,826      8,447     15,871
  Non-interest expense................       16,981       13,327       65,757       48,138     45,609     41,235     45,825
                                        -----------  -----------  -----------  -----------  ---------  ---------  ---------
    INCOME (LOSS) BEFORE INCOME
      TAXES...........................       10,367        5,407       12,805       12,645     (3,522)     3,393     (8,828)
  Income tax expense (benefit)........        5,032        2,431        9,643        3,656     (1,733)     1,680     (1,979)
                                        -----------  -----------  -----------  -----------  ---------  ---------  ---------
    INCOME (LOSS) BEFORE CUMULATIVE
      EFFECT OF A CHANGE IN ACCOUNTING
      PRINCIPLE.......................        5,335        2,976        3,162        8,989     (1,789)     1,713     (6,849)
  Cumulative effect of change in
    accounting principle..............                                                                                  (41)
                                        -----------  -----------  -----------  -----------  ---------  ---------  ---------
    NET INCOME (LOSS).................  $     5,335  $     2,976  $     3,162  $     8,989  $  (1,789) $   1,713  $  (6,890)
                                        -----------  -----------  -----------  -----------  ---------  ---------  ---------
                                        -----------  -----------  -----------  -----------  ---------  ---------  ---------
    COMPREHENSIVE INCOME (LOSS).......  $     5,361  $     2,034  $     3,930  $     8,666  $   2,876  $  (3,544) $  (6,837)
                                        -----------  -----------  -----------  -----------  ---------  ---------  ---------
                                        -----------  -----------  -----------  -----------  ---------  ---------  ---------
ENDING BALANCE SHEET DATA:
  Assets..............................  $ 2,084,743  $ 1,357,268  $ 1,383,510  $ 1,338,913  $ 866,385  $ 759,194  $ 799,558
  Securities..........................      256,670      286,534      207,514      332,818    184,978    220,905    248,879
  Loans and leases, net of deferred
    fees and unearned income..........    1,253,887      814,805      880,734      817,358    543,042    439,241    460,975
  Allowance for loan and lease
    losses............................       24,985       15,714       15,894       15,757     13,130     12,115     19,077
  Goodwill............................      148,135       32,334       30,430       32,968      4,131      2,464      2,616
  Deposits............................    1,763,624    1,201,300    1,226,793    1,177,014    774,057    675,971    731,829
  Borrowed funds......................       18,169       14,780       12,751       20,290      7,366     15,161     10,168
  Common shareholders' equity.........      284,905      131,032      129,655      129,047     77,628     62,274     51,572

                                          AT OR FOR THE THREE
                                           MONTHS ENDED MARCH
                                                 31,(1)                    AT OR FOR THE YEARS ENDED DECEMBER 31,
                                        ------------------------  ---------------------------------------------------------
                                           1998         1997         1997        1996(2)     1995(3)     1994       1993
                                        -----------  -----------  -----------  -----------  ---------  ---------  ---------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
PER SHARE DATA AND OTHER SELECTED
  RATIOS:
  Earnings (loss) per common and
    common equivalent share
    Basic.............................  $      0.38  $      0.28  $      0.30  $      1.11  $   (0.28) $    0.34  $   (1.68)
    Diluted...........................         0.38         0.28         0.29         1.09      (0.28)      0.33      (1.68)
  Dividends declared per share(4).....      --           --              0.30(4)     --        --         --         --
  Book value per share................        18.16        12.48        12.18        12.36      10.64      10.52      12.59
  Tangible book value per share.......         8.72         9.40         9.32         9.20      10.08      10.10      11.95
  Shareholders' equity to assets at
    period end........................        13.67%        9.65%        9.37%        9.64%      8.96%      8.20%      6.45%
  Tangible shareholders' equity to
    assets at period end..............         7.06         7.45         7.33         7.36       8.52       7.90       6.14
  Return on average assets............         1.18         0.92         0.23         0.90      (0.21)      0.22      (0.79)
  Return on average equity............         9.46         9.20         2.37         9.78      (2.59)      2.65     (12.54)
  Average equity/average assets.......        12.49         9.96         9.82         9.25       8.31       8.20       6.26
  Net interest margin.................         6.20         5.93         5.99         5.88       5.78       5.74       4.93

--------------------------

(1) On January 27, 1998, Western acquired Santa Monica Bank in a transaction accounted for as a purchase. At January 31, 1998, Santa Monica Bank had approximately $671 million in assets, $388 million in net loans and $584 million in deposits. At the time of the SMB Acquisition, Western issued approximately 2,653,000 shares of Western Common Stock to certain former shareholders of Santa Monica Bank and also paid approximately $114 million to the other former shareholders of Santa Monica Bank. Western also raised approximately $65 million in additional equity in a private placement by issuing 2,327,550 shares of Western Common Stock. Santa Monica Bank's results of operations are included only since January 27, 1998. Due to the relatively large size of this transaction, any comparison of data as of and for the three months ended March 31, 1998 to data as of or for prior dates or periods may not be meaningful.

(2) On September 30, 1996, Western acquired Western Bank in a transaction accounted for as a purchase. At September 30, 1996, Western Bank had approximately $410 million in assets, $198 million in net loans and $353 million in deposits. At the time of such acquisition, Western also raised approximately $42 million in additional equity in a private placement by issuing 3,076,045 shares of Western Common Stock. Western Bank's results of operations are included only since the fourth quarter of fiscal 1996. Due to the relatively large size of this transaction, any comparison of data as of and for the year ended December 31, 1996 to data as of or for prior dates or periods may not be meaningful.

(3) In 1995, Western, through a private placement and a separate shareholders' rights and public offering, raised approximately $9 million in additional equity, net of approximately $470,000 in offering costs, in connection with the issuance of 874,589 shares of Western Common Stock. Also in 1995 Western, through a private placement of 474,000 shares, raised approximately $3.2 million in additional equity in connection with the issuance of shares of Western Common Stock.

(4) A $0.15 per share dividend was declared in the Fourth Quarter of 1997 and was paid in the First Quarter of 1998.

    BKLA

    The following summary historical financial data for the three months ended March 31, 1998 and 1997 are derived from unaudited financial statements of BKLA and include, in the opinion of BKLA Management, all adjustments (consisting only of normal accruals) necessary to present fairly the data for such periods. The results for the three month period ended March 31, 1998 are not necessarily indicative of the results to be expected for the full fiscal year. The following summary historical financial data for the five years ended December 31, 1997 are derived from the audited financial statements of BKLA. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included or incorporated by reference in this Proxy Statement-Prospectus.

                                                 AT OR FOR THE THREE
                                                  MONTHS ENDED MARCH
                                                       31,(1,2)               AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                 --------------------  -----------------------------------------------------
                                                   1998       1997      1997(2)     1996     1995(3,4)    1994       1993
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest income..............................  $   5,116  $   2,535  $  14,854  $  10,561  $   6,819  $   5,794  $   7,092
  Interest expense.............................      1,451        741      3,931      3,087      1,852      1,758      2,262
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
    NET INTEREST INCOME........................      3,665      1,794     10,923      7,474      4,967      4,036      4,830
  Provision for (recovery of) loan losses......     --             85        410        750       (311)    --          1,953
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
    NET INTEREST INCOME AFTER PROVISION FOR
      LOAN AND LEASE LOSSES....................      3,665      1,709     10,513      6,724      5,278      4,036      2,877
  Non-interest income..........................        487        261      1,388      1,037        878        923      1,725
  Non-interest expense.........................      2,682      1,577      8,542      6,760      5,510      6,171      6,915
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
    INCOME (LOSS) BEFORE INCOME TAXES..........      1,470        393      3,359      1,001        646     (1,212)    (2,313)
  Income tax expense (benefit).................        531     --           (372)    --         --         --         --
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
    NET INCOME (LOSS)..........................  $     939  $     393  $   3,731  $   1,001  $     646  $  (1,212) $  (2,313)
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
    COMPREHENSIVE INCOME (LOSS)................  $     987  $     213  $   3,903  $     641  $   1,259  $  (1,685) $  (2,313)
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
ENDING BALANCE SHEET DATA:
  Assets.......................................  $ 278,161  $ 127,048  $ 272,033  $ 130,705  $ 129,745  $  80,507  $  98,992
  Securities...................................     79,382     26,464     60,433     22,126     33,322     30,602     28,420
  Loans and leases, net of deferred fees and
    unearned income............................    146,303     70,825    142,633     72,266     66,021     38,114     50,760
  Allowance for loan and lease losses..........      2,688      1,833      2,819      1,682      2,358      1,633      2,478
  Goodwill.....................................      5,817      1,632      5,939      1,662      1,733     --         --
  Deposits.....................................    236,720    111,809    238,012    115,596    114,850     74,471     91,388
  Borrowed funds...............................      7,757      1,844      1,849      1,842      1,836      1,830      1,827
  Common shareholders' equity..................     32,099     12,845     31,054     12,632     11,991      3,817      5,502
PER SHARE DATA AND OTHER SELECTED RATIOS:
  Earnings (loss) per common and common
    equivalent share
    Basic......................................  $    0.20  $    0.18  $    1.16  $    0.46  $    0.63  $   (4.85) $   (9.25)
    Diluted....................................       0.17       0.15       1.00       0.40       0.51      (4.85)     (9.25)
  Dividends declared per share.................     --         --         --         --         --         --         --
  Book value per share.........................       6.74       5.85       6.54       5.75       5.46      15.25      22.00
  Tangible book value per share................       5.52       5.11       5.29       5.00       4.67      15.25      22.00
  Shareholders' equity to assets at period
    end........................................      11.54%     10.11%     11.42%      9.66%      9.24%      4.74%      5.56%
  Tangible shareholders' equity to assets at
    period end.................................       9.65       8.94       9.44       8.50       8.01       4.74       5.56
  Return on average assets.....................       1.40       1.23       2.05       0.79       0.77      (1.36)     (2.08)
  Return on average equity.....................      12.06      12.51      21.10       8.13       8.71     (26.01)    (32.30)
  Average equity/average assets................      11.64       9.84       9.72       9.72       8.89       5.24       6.44
  Net interest margin..........................       6.28       6.26       6.67       6.47       6.63       5.04       4.82

--------------------------

(1) On December 31, 1997, BKLA acquired CNB in a transaction accounted for as a purchase. At December 31, 1997, CNB had approximately $57 million in assets, $26 million in net loans and $51 million in deposits. At the time of such acquisition, BKLA issued 1,155,326 shares of BKLA Common Stock to former shareholders of CNB. CNB's results of operations are included only since January 1998. Due to the relatively large size of this transaction, any comparison of data as of and for the three months ended March 31, 1998 to data as of or for prior dates or periods may not be meaningful.

(2) On April 1, 1997, BKLA acquired AWB in a transaction accounted for as a purchase. At April 1, 1997, AWB had approximately $67 million in assets, $37 million in net loans and $61 million in deposits. At the time of such acquisition, BKLA issued 1,367,493 shares of BKLA Common Stock to former shareholders of AWB. AWB's results of operations are included only since April 1997. Due to the relatively large size of this transaction, any comparison of data as of and for the three months ended March 31, 1998 and the year ended December 31, 1997 to data as of or for prior dates or periods may not be meaningful.

(3) On November 15, 1995, BKLA acquired WTB in a transaction accounted for as a purchase. At November 15, 1995, WTB had approximately $42 million in assets, $21 million in net loans and $40 million in deposits. At the time of such acquisition, BKLA issued 346,325 shares of BKLA Common Stock to former shareholders of WTB. WTB's results of operations are included only since November 1995.

(4) On March 31, 1995, BKLA received a capital infusion of approximately $3.4 million for 946,352 shares of BKLA Common Stock and 473,176 warrants. On November 30, 1995 as a result of a rights offering to all shareholders of record at October 24, 1995, 651,325 shares of BKLA Common Stock and 217,160 warrants were issued for net proceeds of approximately $2.1 million. Each warrant issued in both the capital infusion and the rights offering entitled the holder thereof to purchase one share of BKLA Common Stock for $3.75 and will expire on December 1, 1998.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The following table sets forth certain summary unaudited pro forma combined financial data for Western after giving effect to the Merger, as if it had occurred as of the beginning of each of the periods presented, using the Conversion Number of 0.4224 and accounting for the Merger as a pooling of interests. See "THE MERGER--Accounting Treatment". This information should be read in conjunction with the historical consolidated financial statements of Western and BKLA including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus or incorporated herein by reference. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA".

    The unaudited pro forma combined condensed balance sheets are not necessarily indicative of the actual financial position that would have existed had the Merger been consummated on the dates indicated, or that may exist in the future. The unaudited pro forma combined condensed results of operations are not necessarily indicative of the results that would have occurred had the Merger been consummated on the dates indicated or that may be achieved in the future. Assuming the consummation of the Merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including changes in value and changes in operating results between the dates of the unaudited pro forma financial data and the date on which the Merger takes place.

                                                     AT OR FOR THE THREE
                                                      MONTHS ENDED MARCH      AT OR FOR THE YEARS ENDED DECEMBER
                                                          31,(1,4,5)                          31,
                                                   ------------------------  -------------------------------------
                                                      1998         1997        1997(5)      1996(2)    1995(3,6,7)
                                                   -----------  -----------  -----------  -----------  -----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest income................................  $    41,814  $    37,444  $   162,440  $    84,798   $  69,448
  Interest expense...............................       11,529       11,126       48,060       25,398      21,656
                                                   -----------  -----------  -----------  -----------  -----------
    NET INTEREST INCOME..........................       30,285       26,318      114,380       59,400      47,792
  Provision for loan and lease losses............          230          810        3,210        1,768       8,253
                                                   -----------  -----------  -----------  -----------  -----------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN
      AND LEASE LOSSES...........................       30,055       25,508      111,170       57,632      39,539
  Non-interest income............................        4,714        4,496       18,348       10,912       8,704
  Non-interest expense...........................       22,690       22,973      107,478       54,898      51,119
                                                   -----------  -----------  -----------  -----------  -----------
    INCOME (LOSS) BEFORE INCOME TAXES............       12,079        7,031       22,040       13,646      (2,876)
  Income tax expense (benefit)...................        5,924        3,476       13,948        3,656      (1,733)
                                                   -----------  -----------  -----------  -----------  -----------
    NET INCOME (LOSS)............................  $     6,155  $     3,555  $     8,092  $     9,990   $  (1,143)
                                                   -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------

                                                     AT OR FOR THE THREE
                                                      MONTHS ENDED MARCH      AT OR FOR THE YEARS ENDED DECEMBER
                                                          31,(1,4,5)                          31,
                                                   ------------------------  -------------------------------------
                                                      1998         1997        1997(5)      1996(2)    1995(3,6,7)
                                                   -----------  -----------  -----------  -----------  -----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
    COMPREHENSIVE INCOME (LOSS)..................  $     6,348  $     2,247  $     7,833  $     9,307   $   4,135
                                                   -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------
ENDING BALANCE SHEET DATA:
  Assets.........................................  $ 2,364,584  $ 1,484,316  $ 1,657,223  $ 1,469,618   $ 996,130
  Securities.....................................      336,052      312,998      267,947      354,944     218,300
  Loans and leases, net of deferred fees and
    unearned income..............................    1,400,190      885,630    1,023,367      889,624     609,063
  Allowance for loan and lease losses............       27,673       17,547       18,713       17,439      15,488
  Goodwill.......................................      153,952       33,966       36,369       34,630       5,864
  Deposits.......................................    2,000,344    1,313,109    1,464,805    1,292,610     888,907
  Borrowed funds.................................       25,926       16,624       14,600       22,132       9,202
  Common shareholders' equity....................      311,604      143,877      155,309      141,679      89,619
PER SHARE DATA AND OTHER SELECTED RATIOS:
  Earnings (loss) per common and common
    equivalent share
    Basic........................................  $      0.35  $      0.22  $      0.48  $      1.11   $   (0.17)
    Diluted......................................         0.34         0.21         0.47         1.07       (0.17)
  Dividends declared per share...................      --           --              0.30(8)     --         --
  Book value per share...........................        17.52        12.50        12.19        12.42       10.90
  Tangible book value per share..................         8.86         9.55         9.33         9.38       10.19
  Shareholders' equity to assets at period end...        13.18%        9.69%        9.37%        9.64%       9.00%
  Tangible shareholders' equity to assets at
    period end...................................         7.13         7.58         7.34         7.46        8.46
  Return on average assets.......................         1.06         0.67         0.36         0.89       (0.12)
  Return on average equity.......................         8.05         4.91         2.69         9.59       (1.49)
  Average equity/average assets..................        13.21        13.66        13.24         9.30        8.36
  Net interest margin............................         6.21         6.00         6.03         5.95        5.86

--------------------------

(1) On January 27, 1998, Western acquired Santa Monica Bank in a transaction accounted for as a purchase. At January 31, 1998, Santa Monica Bank had approximately $671 million in assets, $388 million in net loans and $584 million in deposits. At the time of the SMB Acquisition, Western issued approximately 2,653,000 shares of Western Common Stock to certain former shareholders of Santa Monica Bank and also paid approximately $114 million to the other former shareholders of Santa Monica Bank. Western also raised approximately $65 million in additional equity in a private placement by issuing 2,327,550 shares of Western Common Stock. Santa Monica Bank's results of operations are included only since January 27, 1998. Due to the relatively large size of this transaction, any comparison of data as of and for the three months ended March 31, 1998 to data as of or for prior dates or periods may not be meaningful.

(2) On September 30, 1996, Western acquired Western Bank in a transaction accounted for as a purchase. At September 30, 1996, Western Bank had approximately $410 million in assets, $198 million in net loans and $353 million in deposits. At the time of such acquisition, Western also raised approximately $42 million in additional equity in a private placement by issuing 3,076,045 shares of Western Common Stock. Western Bank's results of operations are included only since the fourth quarter of fiscal 1996. Due to the relatively large size of this transaction, any comparison of data as of and for the year ended December 31, 1996 to data as of or for prior dates or periods may not be meaningful.

(3) In 1995, Western, through a private placement and a separate shareholders' rights and public offering, raised approximately $9 million in additional equity, net of approximately $470,000 in offering costs, in connection with the issuance of 874,589 shares of Western Common Stock. Also in 1995 Western, through a private placement of 474,000 shares, raised approximately $3.2 million in additional equity in connection with the issuance of shares of Western Common Stock.

(4) On December 31, 1997, BKLA acquired CNB in a transaction accounted for as a purchase. At December 31, 1997, CNB had approximately $57 million in assets, $26 million in net loans and $51 million in deposits. At the time of such acquisition, BKLA issued 1,155,326 shares of BKLA Common Stock to former shareholders of CNB. CNB's results of operations are included only since January of fiscal 1998. Due to the relatively large size of this transaction, any comparison of data as of and for the three months ended March 31, 1998 to data as of or for prior dates or periods may not be meaningful.

(5) On April 1, 1997, BKLA acquired AWB in a transaction accounted for as a purchase. At April 1, 1997, AWB had approximately $67 million in assets, $37 million in net loans and $61 million in deposits. At the time of such acquisition, BKLA issued 1,367,493 shares of BKLA Common Stock to former shareholders of AWB. AWB's results of operations are included only since April of fiscal 1997. Due to the relatively large size of this transaction, any comparison of data as of and for the three months ended March 31, 1998 and the year ended December 31, 1997 to data as of or for prior dates or periods may not be meaningful.

(6) On November 15, 1995, BKLA acquired WTB in a transaction accounted for as a purchase. At November 15, 1995, WTB had approximately $42 million in assets, $21 million in net loans and $40 million in deposits. At the time of such acquisition, BKLA issued 346,325 shares of BKLA Common Stock to former shareholders of WTB. WTB's results of operations are included only since November of fiscal 1995.

(7) On March 31, 1995, BKLA received a capital infusion of approximately $3.4 million for 946,352 shares of BKLA Common Stock and 473,176 warrants. On November 30, 1995 as a result of a rights offering to all shareholders of record at October 24, 1995, 651,325 shares of BKLA Common Stock and 217,160 warrants were issued for net proceeds of approximately $2.1 million. Each warrant issued in both the capital infusion and the rights offering entitled the holder to purchase one share of BKLA Common Stock for $3.75 and will expire on December 1, 1998.

(8) A $0.15 dividend was declared in the Fourth Quarter of 1997 and was paid in the First Quarter of 1998.

SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

    The following table sets forth for Western Common Stock and BKLA Common Stock certain selected historical and unaudited pro forma equivalent per share data at March 31, 1998 and 1997 and for the three months ended March 31, 1998 and 1997, and at the end of and for each of the three years ended December 31, 1997, giving effect to the Merger using the pooling-of-interests method of accounting. The information is derived from the historical consolidated financial statements of Western and the historical financial statements of BKLA, including the related notes thereto, and the pro forma combined financial information giving effect to the Merger, including the related notes thereto, appearing elsewhere herein. The information below should be read in conjunction with the historical and pro forma combined financial information of Western and BKLA, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus or incorporated herein by reference. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE".

                                                                           FOR THE THREE MONTHS
                                                                                                  FOR THE YEARS ENDED DECEMBER
                                                                             ENDED MARCH 31,                   31,
                                                                           --------------------  -------------------------------
                                                                             1998       1997       1997       1996       1995
                                                                           ---------  ---------  ---------  ---------  ---------
BASIC EARNINGS (LOSS) PER SHARE(1):
  Western................................................................  $    0.38  $    0.28  $    0.30  $    1.11  $   (0.28)
  BKLA...................................................................       0.20       0.18       1.16       0.46       0.63
  Western combined pro forma.............................................       0.35       0.22       0.48       1.11      (0.17)
  BKLA equivalent pro forma..............................................       0.15       0.09       0.20       0.47      (0.07)
DILUTED EARNINGS (LOSS) PER SHARE(1):
  Western................................................................  $    0.38  $    0.28  $    0.29  $    1.09  $   (0.28)
  BKLA...................................................................       0.17       0.15       1.00       0.40       0.51
  Western combined pro forma.............................................       0.34       0.21       0.47       1.07      (0.17)
  BKLA equivalent pro forma..............................................       0.14       0.09       0.20       0.45      (0.07)
DIVIDENDS PER SHARE(2):
  Western dividends declared per share...................................     --         --           0.30     --         --
  BKLA dividends declared per share......................................     --         --         --         --         --

                                                                           FOR THE THREE MONTHS
                                                                                                  FOR THE YEARS ENDED DECEMBER
                                                                             ENDED MARCH 31,                   31,
                                                                           --------------------  -------------------------------
                                                                             1998       1997       1997       1996       1995
                                                                           ---------  ---------  ---------  ---------  ---------
  BKLA equivalent pro forma dividends declared per share.................     --         --           0.13     --         --

                                                                                          AT MARCH 31,   AT DEC 31,
                                                                                              1998          1997
                                                                                          -------------  -----------
BOOK VALUE PER SHARE(3):
  Western...............................................................................    $   18.16     $   12.18
  BKLA..................................................................................         6.74          6.54
  Western combined pro forma............................................................        17.52         12.19
  BKLA equivalent pro forma.............................................................         7.40          5.15
TANGIBLE BOOK VALUE PER SHARE(3):
  Western...............................................................................    $    8.72     $    9.32
  BKLA..................................................................................         5.52          5.29
  Western combined pro forma............................................................         8.86          9.33
  BKLA equivalent pro forma.............................................................         3.74          3.94

--------------------------

(1) The Western combined pro forma earnings (loss) per share amounts were calculated by using aggregate historical income (loss) information divided by the average pro forma shares outstanding of the combined entity. The average pro forma shares outstanding of the combined entity were calculated by combining the Western historical shares outstanding with the historical shares outstanding of BKLA as adjusted by the Conversion Number of 0.4224. See "THE MERGER AGREEMENT--Exchange of Stock Certificates; Dividends". The BKLA equivalent pro forma earnings (loss) per share amounts were computed by multiplying the Western combined pro forma amounts by the Conversion Number of 0.4224.

(2) The BKLA equivalent pro forma dividends declared per share amounts were computed by multiplying the Western dividends declared per share by the Conversion Number of 0.4224.

(3) The Western combined pro forma book value per share and tangible book value per share amounts are based on the aggregate historical common shareholders' equity of BKLA and Western divided by the total pro forma common shares outstanding of the combined entity based on the Conversion Number of 0.4224. The BKLA equivalent pro forma book value per share and tangible book value per share amounts at period end represent the Western pro forma amounts multiplied by the Conversion Number of 0.4224. See "THE MERGER AGREEMENT--Exchange of Stock Certificates; Dividends".

                                  RISK FACTORS

    IN ADDITION TO THE INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, BKLA SHAREHOLDERS CONSIDERING THE PROPOSAL TO APPROVE THE PRINCIPAL TERMS OF THE MERGER SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AMONG OTHERS, BEFORE MAKING ANY FINAL DECISION.

FORWARD-LOOKING STATEMENTS MAY NOT PROVE ACCURATE

    When used or incorporated by reference in this Proxy Statement-Prospectus, the words "anticipate", "estimate", "expect", "project", "believe" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions including those set forth below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. Several key factors that have a direct bearing on Western's ability to attain its goals are discussed below.

COMPETITION

    The banking business in California generally, and in Western's and BKLA's service areas in particular, is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major financial institutions that have many offices operating throughout wide geographic areas. In addition, there are numerous other independent commercial banks and savings associations within their primary service areas, many of which have greater resources, greater capital and, in some cases, less stringent regulatory limitations. Certain of Western's and BKLA's competitors may be better able to respond to changing capital and other regulatory requirements and better able to maintain or improve market share.

ABILITY TO INTEGRATE THE OPERATIONS OF WESTERN AND BKLA; RAPID GROWTH

    Because the markets in which Western, SMB and BKLA operate are highly competitive and because of the inherent uncertainties associated with merging two companies, there can be no assurance that the Surviving Corporation will be able to realize fully the operating efficiencies Western currently expects to realize as a result of the Merger and the consolidation of the administrative operations of BKLA and Santa Monica Bank or that such operating efficiencies will be realized in the time frame currently anticipated. See "THE MERGER--Background and Reasons for the Merger".

    Western has experienced rapid growth in total assets, primarily due to several recent, significant acquisitions. In the first of such acquisitions, Western acquired Western Bank on September 30, 1996, thereby increasing its total assets as of September 30, 1996, from approximately $80 million to approximately $490 million, an increase of 513%. In June 1997, Western merged with CCB, thereby acquiring NBSC and increasing Western's total assets from approximately $512 million at December 31, 1996 to approximately $860 million at June 30, 1997, an increase of 68%. As a result of the SCB Merger, which was consummated on October 10, 1997, Western's total assets increased from approximately $867 million at September 30, 1997 to $1.38 billion at December 31, 1997, an increase of 60%. Following the SMB Acquisition, as of March 31, 1998, Western's total assets increased to $2.08 billion, an increase of approximately $700 million or 51% from $1.38 billion at December 31, 1997. Assuming the consummation of the BKLA Acquisition, Western would add approximately $280 million of additional assets. The ability of Western to operate effectively following this rapid growth will depend in part on its ability to integrate the operations of the recently acquired entities and its ability to attract and retain key personnel. If the integration of Western Bank, CCB, SCB, Santa Monica Bank and BKLA does not proceed as anticipated, the results of operations of Western could be adversely affected. Also, there can be no assurance that Western will be able to realize the operating efficiencies that Western Management expects to achieve through the acquisition of Western Bank, the CCB Merger, the SCB Merger, the SMB Acquisition and the Merger.

    In addition, due to the substantial size of these acquisitions, any comparison of financial data as of and for the time periods prior to such acquisitions may not be meaningful.

GENERAL BUSINESS RISK

    The businesses of Western and BKLA are subject to various business risks. The volume of loan originations is dependent upon demand for loans of the type originated and serviced by Western and BKLA and the competition in the marketplace for such loans. The level of consumer confidence, fluctuations in real estate values, fluctuations in prevailing interest rates and fluctuations in investment returns expected by the financial community could combine to make loans of the type originated by Western and BKLA less attractive. In addition, Western and BKLA may be adversely affected by other factors that could (a) increase the cost to the borrower of loans originated by Western and BKLA, (b) create alternative lending sources for such borrowers, or (c) increase the cost of funds of Western and BKLA at rates faster than any increase in interest income, thereby narrowing their net interest rate margins. Although both Western and BKLA also have seen continued improvement in loan demand consistent with overall market growth during the continued recovery of the Southern California economy, the increase in demand to date has not been sufficient to permit either Western or BKLA fully to utilize new deposits to fund loans, and accordingly each has maintained a significant portion of its funds in securities and federal funds sold. In addition, competition for loans has increased and some lenders have shown a willingness to lend on terms that Western and BKLA Managements are unwilling to match due to their credit philosophies. Managements of both Western and BKLA believe that loan demand will continue to improve, but there can be no assurance that there will be sufficient loan demand in the future to keep pace with increases in deposits such that the asset mix desired by Western and BKLA can be achieved and maintained. Governmental interventions through elimination of tax benefits for home equity loans, regulation of an increased scope of loans or introduction of additional regulations aimed at mortgage loans could also adversely affect the business in which Western and BKLA are engaged.

    In the ordinary course of business, Western and BKLA are subject to claims made against them by borrowers, depositors and investors arising from, among other things, losses that are claimed to have been incurred as a result of (a) alleged breaches of fiduciary obligation, (b) alleged misrepresentations, errors or omissions by employees and officers (including appraisers), (c) alleged incomplete documentation, or (d) alleged failure by Western or BKLA to comply with applicable laws and regulations. Western believes that any liability with respect to any currently asserted claims or legal actions against Western or BKLA is not likely to be material to the consolidated financial position or results of operations of Western or the Surviving Corporation; however, any claims asserted in the future may result in legal expense or liabilities that could have a material adverse effect on the financial positions and results of operations of Western or the Surviving Corporation.

CONCENTRATION OF OPERATIONS; RECESSIONARY ENVIRONMENTS; DECLINE IN REAL ESTATE
  VALUES

    The business activities of Western and BKLA currently are focused in Southern California, with the majority of their business concentrated in Los Angeles and Orange counties. The business of Western after the Merger is expected to continue to be concentrated in Southern California for the foreseeable future. Although Western intends to expand within Southern California, there can be no assurance when or if such expansion will take place. Consequently, the results of operations and financial condition of Western and BKLA are dependent upon general trends in the Los Angeles County, Orange County and Southern California economies and residential and commercial real estate markets. The risks to which the business of Western and BKLA is subject, and to which the business of Western after the Merger will be subject, become more acute during an economic slow-down or recession such as that experienced during the recent California recession. During such periods, delinquencies and foreclosures generally increase and can result in increased numbers of, and larger, claims and legal actions and in a decline in demand for the services provided by Western and BKLA. In addition, a significant decline in market values of properties of the type that secure loans originated by Western and BKLA would reduce homeowners' equity in their homes and businesses' equity in their properties, thereby reducing their borrowing power and also weakening collateral coverage on loans made previously by Western and BKLA. Such a decline could also diminish the market for loans originated by Western and BKLA. Any of the foregoing could have a material adverse effect on the financial position and results of operations of Western and the Surviving Corporation, and could have a greater adverse impact on Western and the Surviving Corporation than on certain competitors that may have greater resources and capital. In addition, the concentration of Western's operations in Los Angeles and Orange counties exposes it to greater risk than other banking companies with a wider geographic base in the event of catastrophes, such as earthquakes, fires and floods, in this region.

INTEREST RATE RISK

    It is expected that Western, through its subsidiaries including the Surviving Corporation, will continue to realize income primarily from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. There can be no assurance that Western's interest rate risk will be minimized or eliminated. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect Western's net interest spread, asset quality, loan origination volume and overall results of operation.

SHARES ELIGIBLE FOR FUTURE SALE; DILUTION

    Shares of Western Common Stock eligible for future sale could have a dilutive effect on the market for Western Common Stock and could adversely affect market prices.

    As of the BKLA Record Date, the Restated Articles of Incorporation of Western authorized 100,000,000 shares of Western Common Stock, of which [15,699,364] shares were outstanding. Approximately [2,111,057] additional shares of Western Common Stock will be issued in the Merger to BKLA Shareholders, assuming (i) no shares of BKLA Common Stock reserved for issuance on the BKLA Record Date are issued on or prior to the Effective Date; (ii) no Dissenters' Rights are perfected by BKLA Shareholders; and (iii) no cash is paid in lieu of fractional shares. Approximately [2,425,033] additional shares of BKLA Common Stock will be issued in the Merger to BKLA Shareholders assuming (i) all shares of BKLA Common Stock reserved for issuance on the BKLA Record Date are issued and outstanding on the Effective Date; (ii) no Dissenters Rights are perfected by BKLA Shareholders; and (iii) no cash is paid in lieu of fractional shares. Pursuant to its stock option plans, Western had outstanding options to purchase an additional [406,245] shares of Western Common Stock on the BKLA Record Date with exercise prices of between $5.25 and $32.38. Western also had outstanding warrants to purchase an additional [140,675] shares of Western Common Stock with exercise prices of between $13.77 and $16.83. As of the BKLA Record Date, BKLA had [372,610] options authorized under its stock option plan, and outstanding options to purchase [323,300] shares of BKLA Common Stock with exercise prices of between $3.75 and $44.30. BKLA also had outstanding warrants to purchase an additional [629,045] shares of BKLA Common Stock with an exercise price of $3.75.

    It is Western's intention to pursue acquisitions of other financial institutions from time to time where such acquisitions are believed by Western to enhance shareholder value or satisfy other strategic objectives. Such acquisitions, if any, could be accomplished by the issuance of additional shares of Western Common

Stock or other securities convertible into or exercisable for Western Common Stock. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA".

    In addition, Hovde Capital, Inc. ("Hovde"), as a purported assignee of Financial Institution Partners, L.P. (collectively, "FIP"), has asserted a right under an agreement between FIP and CCB to purchase 266,659 additional shares of common stock of CCB at $6.75 per share and to an ongoing right of first refusal to maintain FIP's beneficial ownership interest in CCB. Hovde seeks specific enforcement of this agreement, but does not in its complaint specify whether the common stock it believes it has the right to purchase is that of CCB or of Western. Nor does Hovde specify whether the number of shares it seeks to purchase or have a right of first refusal to purchase, if in Western Common Stock, is subject to adjustment in any way as a result of the CCB Merger. Western Management considers Hovde's claims to be without merit and believes that FIP has no contractual right or current right of first refusal to purchase any shares of common stock of CCB or Western. If, however, FIP were entitled to purchase 266,659 additional shares of Western Common Stock, the management of Western estimates, for illustrative purposes, that the effect would be that the diluted shares outstanding, for the purpose of computing earnings per share, would have increased by approximately 2.5% for the year ended December 31, 1997, resulting in earnings per share dilution of approximately 2.4%.

REGULATION

    The operations of Western and BKLA are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of their respective operations. Western and BKLA each believes that it is in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because the business of each of Western and BKLA is highly regulated, the laws, rules and regulations applicable to Western and BKLA are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact Western and the Surviving Corporation. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations, will not be adopted in the future, which could make compliance much more difficult or expensive, restrict Western's ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by Western or otherwise adversely affect the business or prospects of Western.

LIMITED MARKET FOR WESTERN COMMON STOCK

    There is currently only a limited trading market for Western Common Stock. Western Common Stock was designated for quotation on the Nasdaq on June 3, 1997. There can be no assurance that an active trading market for Western Common Stock will develop, or if developed, will continue, or that shareholders of Western after the Merger will be able to resell their securities or otherwise liquidate their investment, if at all, without considerable delay or considerable impact on the sales price. See "SUMMARY--Markets and Market Prices".

    There can be no assurance as to the market value of Western Common Stock, which market value may be significantly affected by various factors, including but not limited to announcements of expanded services by Western or its competitors, acquisitions of related companies and variations in quarterly operating results, as well as by the dilutive effects of the matters described above in "--Shares Eligible for Future Sale; Dilution". The limited trading market for Western Common Stock may cause fluctuations in the market value of Western Common Stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market.

                         INFORMATION REGARDING WESTERN

BUSINESS OF WESTERN

    Western is a bank holding company registered under the BHCA, and its principal business is to serve as a holding company for its banking subsidiaries, SCB and SMB. Western was organized on May 20, 1983 as a California corporation and commenced operation as a bank holding company on June 18, 1984. Western Bank was acquired by Western on September 30, 1996. On June 4, 1997, Western consummated the CCB Merger pursuant to which CCB merged with and into Western and Monarch Bank, a wholly-owned subsidiary of Western prior to the CCB Merger, merged with and into NBSC, a wholly-owned subsidiary of CCB prior to the CCB Merger. On October 10, 1997, Western consummated the SCB Merger pursuant to which SCB merged with and into Western. On December 15, 1997, Western merged NBSC with and into SCB, a wholly-owned subsidiary of SC Bancorp prior to the SCB Merger, with SCB being the surviving bank. On January 27, 1998, Western consummated the SMB Acquisition pursuant to which Santa Monica Bank merged with and into Western Bank with Western Bank being the surviving bank. As part of the SMB Acquisition, the name of Western Bank was changed to "Santa Monica Bank".

    Santa Monica Bank's primary market area is the western part of Los Angeles County. As of March 31, 1998 Santa Monica Bank had thirteen branch offices, including branch offices in Santa Monica, Westwood, Malibu, Pacific Palisades, Marina Del Rey, Beverly Hills, Century City and Encino. SCB's primary market area includes southern Los Angeles County, Orange County and northern San Diego County. As of March 31, 1998 SCB had six branch offices in southern Los Angeles County, nine branch offices throughout Orange County and one in northern San Diego County. Santa Monica Bank and SCB offer a broad range of banking products and services, including many types of business and personal savings and checking accounts and other consumer banking services. At March 31, 1998, Western had consolidated total assets, total deposits and shareholders' equity of $2.1 billion, $1.8 billion and $285 million, respectively.

    Western's principal executive offices are located at 4100 Newport Place, Suite 900, Newport Beach, California 92660, and its telephone number is (949) 863-2444.

QUARTERLY DIVIDEND

    On May 20, 1998, the Western Board declared a dividend of $0.15 per share of Western Common Stock payable on June 26, 1998 to Western Shareholders of record on June 5, 1998.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    Additional information relating to Western, including information relating to the business, management, properties, financial condition and results of operations of Western, is included in documents incorporated by reference into this Proxy Statement-Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE".

                           INFORMATION REGARDING BKLA

BUSINESS OF BKLA

    BKLA was organized on May 8, 1981 as a California corporation and commenced operations pursuant to a charter issued by the State Commissioner on May 6, 1982. On November 15, 1995, BKLA acquired WTB, with total assets of approximately $42,487,000 and one banking office. Effective April 1, 1997, BKLA consummated a merger with AWB, with approximately $67,291,000 in assets and two banking offices. On December 31, 1997, BKLA consummated its merger with CNB, a national banking corporation with approximately $56,944,000 in total assets and one branch office, with BKLA being the surviving corporation.

    BKLA is a full-service community bank which engages in general commercial banking in Los Angeles County, California. As of March 31, 1998 BKLA had six branch offices in the cities of Beverly Hills, West Hollywood, Encino, Culver City and Glendale. Services include those traditionally offered by commercial banks, such as checking and saving accounts and commercial and real estate loans, and, for its business customers, personal, home improvement, automobile and other installment loans. The vast majority of BKLA's loans are direct loans made to individuals, professionals, real estate developers, and small and medium sized businesses within BKLA's marketing area.

    BKLA's principal executive offices are located at 8901 Santa Monica Boulevard, West Hollywood, California and its telephone number is (310) 550-8900.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    Additional information relating to BKLA, including information relating to the business, management, properties, financial condition and results of operations of BKLA, is included in documents incorporated by reference into this Proxy Statement-Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE".

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

    The following unaudited pro forma combined condensed financial data combines the historical consolidated condensed financial statements of Western and the historical consolidated condensed Financial Statements of BKLA, giving effect to the Merger as if it had been effective on March 31, 1998 and December 31, 1997, with respect to the Pro Forma Combined Condensed Balance Sheets, and as of the beginning of the periods indicated, with respect to the Pro Forma Combined Condensed Statements of Income. This information is presented under pooling-of-interests accounting. The unaudited pro forma combined condensed financial data also combines the historical condensed statements of income of Santa Monica Bank, acquired by Western on January 27, 1998, in a merger accounted for under the purchase method of accounting, for the year ended December 31, 1997 and the three months ended March 31, 1998 and 1997, as if the SMB Acquisition occurred at the beginning of such periods. The information for the three months ended March 31, 1998 and 1997 is derived from the unaudited financial statements of Western, BKLA and Santa Monica Bank which includes, in the opinion of the management of Western, BKLA and Santa Monica Bank, all adjustments (consisting only of normal accruals) necessary to present fairly the data for such periods. This information should be read in conjunction with the historical consolidated financial statements of Western, BKLA and Santa Monica Bank, including their respective notes thereto, which are included and incorporated by reference into this Proxy Statement-Prospectus, and in conjunction with the combined condensed historical selected financial data and other pro forma combined financial information, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE". The effect of estimated merger and reorganization costs expected to be incurred in connection with the Merger has been reflected in the Unaudited Pro Forma Combined Condensed Balance Sheets; however, since the estimated costs are nonrecurring, they have not been reflected in the Unaudited Pro Forma Combined Condensed Statements of Income. See Note 2 to the Unaudited Pro Forma Combined Condensed Financial Information. The unaudited pro forma combined condensed data does not give effect to any anticipated operating efficiencies in conjunction with the Merger. The Unaudited Pro Forma Combined Condensed Balance Sheets are not necessarily indicative of the actual financial position that would have existed had the Merger been consummated on March 31, 1998 or December 31, 1997, or that may exist in the future. The Unaudited Pro Forma Combined Condensed Statements of Income are not necessarily indicative of the results that would have occurred had the Merger been consummated on the dates indicated or that may be achieved in the future. Assuming the consummation of the Merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including changes in value and changes in operating results between the dates of the unaudited pro forma financial data and the date on which the Merger takes place.

            UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET AT
                                 MARCH 31, 1998

                                                                                                     WESTERN AND
                                                          WESTERN         BKLA         PRO FORMA       BKLA PRO
                                                        (HISTORICAL)  (HISTORICAL)(1) ADJUSTMENTS(2)    FORMA
                                                        ------------  -------------  --------------  ------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS:

Cash and due from banks...............................  $    145,300   $    23,629     $   --        $    168,929
Federal funds sold....................................       239,621        14,600         --             254,221
                                                        ------------  -------------       -------    ------------
  TOTAL CASH AND CASH EQUIVALENTS.....................       384,921        38,229         --             423,150
Federal Reserve Bank and Federal Home Loan Bank stock,
  at cost.............................................         5,673           813         --               6,486
Securities held to maturity...........................       --             78,508         --              78,508
Securities available for sale.........................       250,997            61         --             251,058
                                                        ------------  -------------       -------    ------------
  TOTAL SECURITIES....................................       256,670        79,382         --             336,052
Net loans.............................................     1,228,902       143,615         --           1,372,517
Property, plant and equipment.........................        31,065         2,568         --              33,633
Other real estate owned...............................         7,508         1,545         --               9,053
Goodwill..............................................       148,135         5,817         --             153,952
Other assets..........................................        27,542         7,005          1,680          36,227
                                                        ------------  -------------       -------    ------------
  TOTAL ASSETS........................................  $  2,084,743   $   278,161     $    1,680    $  2,364,584
                                                        ------------  -------------       -------    ------------
                                                        ------------  -------------       -------    ------------

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Non-interest bearing deposits.........................  $    631,002   $    90,786     $   --        $    721,788
Interest bearing deposits.............................     1,132,622       145,934         --           1,278,556
                                                        ------------  -------------       -------    ------------
  Total deposits......................................     1,763,624       236,720         --           2,000,344
Borrowed funds........................................        18,169         7,757         --              25,926
Accrued interest payable and other liabilities........        18,045         1,585          7,080          26,710
                                                        ------------  -------------       -------    ------------
  TOTAL LIABILITIES...................................     1,799,838       246,062          7,080       2,052,980

SHAREHOLDERS' EQUITY:
Preferred stock.......................................       --            --              --             --
Common stock..........................................       262,968        30,688         --             293,656
Retained earnings.....................................        22,005         1,411         (5,400)         18,016
Comprehensive income (loss)...........................           (68)      --              --                 (68)
                                                        ------------  -------------       -------    ------------
  TOTAL SHAREHOLDERS' EQUITY..........................       284,905        32,099         (5,400)        311,604
                                                        ------------  -------------       -------    ------------
  TOTAL LIABILITIES & SHAREHOLDERS' EQUITY............  $  2,084,743   $   278,161     $    1,680    $  2,364,584
                                                        ------------  -------------       -------    ------------
                                                        ------------  -------------       -------    ------------
Number of common shares outstanding(1)................      15,689.9       4,762.1                       17,790.4
Common shareholders' equity per share(1)..............  $      18.16   $      6.74                   $      17.52
Tangible book value per share(1)......................  $       8.72   $      5.52                   $       8.86

     See "NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA".

            UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET AT
                               DECEMBER 31, 1997

                                                                                                     WESTERN AND
                                                          WESTERN         BKLA         PRO FORMA       BKLA PRO
                                                        (HISTORICAL)  (HISTORICAL)(1) ADJUSTMENTS(2)    FORMA
                                                        ------------  -------------  --------------  ------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS:

Cash and due from banks...............................  $     97,456   $    22,646     $   --        $    120,102
Federal funds sold....................................       138,702        29,555         --             168,257
                                                        ------------  -------------       -------    ------------
  TOTAL CASH AND CASH EQUIVALENTS.....................       236,158        52,201         --             288,359
Federal Reserve Bank and Federal Home Loan
  Bank stock, at cost.................................         5,610           801         --               6,411
Securities held to maturity...........................       --             48,138         --              48,138
Securities available for sale.........................       201,904        11,494         --             213,398
                                                        ------------  -------------       -------    ------------
  TOTAL SECURITIES....................................       207,514        60,433         --             267,947
Net loans.............................................       864,840       139,814         --           1,004,654
Property, plant and equipment.........................        13,685         2,650         --              16,335
Other real estate owned...............................         6,261         1,475         --               7,736
Goodwill..............................................        30,430         5,939         --              36,369
Other assets..........................................        24,622         9,521          1,680          35,823
                                                        ------------  -------------       -------    ------------
  TOTAL ASSETS........................................  $  1,383,510   $   272,033     $    1,680    $  1,657,223
                                                        ------------  -------------       -------    ------------
                                                        ------------  -------------       -------    ------------

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Non-interest bearing deposits.........................  $    457,503   $    85,222     $   --        $    542,725
Interest bearing deposits.............................       769,290       152,790         --             922,080
                                                        ------------  -------------       -------    ------------
  Total deposits......................................     1,226,793       238,012         --           1,464,805
Borrowed funds........................................        12,751         1,849         --              14,600
Accrued interest payable and other liabilities........        14,311         1,118          7,080          22,509
                                                        ------------  -------------       -------    ------------
  TOTAL LIABILITIES...................................     1,253,855       240,979          7,080       1,501,914

SHAREHOLDERS' EQUITY:
Preferred stock.......................................       --            --              --             --
Common stock..........................................       112,947        30,630         --             143,577
Retained earnings.....................................        16,802           472         (5,400)         11,874
Comprehensive income (loss)...........................           (94)          (48)        --                (142)
                                                        ------------  -------------       -------    ------------
  TOTAL SHAREHOLDERS' EQUITY..........................       129,655        31,054         (5,400)        155,309
                                                        ------------  -------------       -------    ------------
  TOTAL LIABILITIES & SHAREHOLDERS' EQUITY............  $  1,383,510   $   272,033     $    1,680    $  1,657,223
                                                        ------------  -------------       -------    ------------
                                                        ------------  -------------       -------    ------------
Number of common shares outstanding(1)................      10,648.3       4,751.7                       12,744.4
Common shareholders' equity per share(1)..............  $      12.18   $      6.54                   $      12.19
Tangible book value per share(1)......................  $       9.32   $      5.29                   $       9.33

     See "NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA".

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                                                                                 WESTERN, BKLA
                                                                  WESTERN AND  SANTA MONICA                        AND SANTA
                                        WESTERN        BKLA        BKLA PRO       JANUARY         PRO FORMA       MONICA PRO
                                      (HISTORICAL) (HISTORICAL)(1)    FORMA    (HISTORICAL)(3)  ADJUSTMENTS(3)       FORMA
                                      -----------  -------------  -----------  -------------  -----------------  -------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
  Interest and fees on loans........   $  26,755     $   3,763     $  30,518     $   3,185        $  --            $  33,703
  Interest on interest bearing
    deposits in other banks.........      --                24            24        --               --                   24
  Interest on investment
    securities......................       3,710           885         4,595           616           --                5,211
  Interest on federal funds sold....       2,302           444         2,746           365             (235)           2,876
                                      -----------  -------------  -----------  -------------          -----      -------------
    TOTAL INTEREST INCOME...........      32,767         5,116        37,883         4,166             (235)          41,814
INTEREST EXPENSE:
  Interest expense on deposits......       8,665         1,351        10,016         1,180           --               11,196
  Interest expense on borrowings....         217           100           317            16           --                  333
                                      -----------  -------------  -----------  -------------          -----      -------------
    TOTAL INTEREST EXPENSE..........       8,882         1,451        10,333         1,196           --               11,529
                                      -----------  -------------  -----------  -------------          -----      -------------
NET INTEREST INCOME:                      23,885         3,665        27,550         2,970             (235)          30,285
  Less: provision for loan and lease
    losses..........................         150        --               150            80           --                  230
                                      -----------  -------------  -----------  -------------          -----      -------------
    NET INTEREST INCOME AFTER
      PROVISION FOR LOAN AND LEASE
      LOSSES........................      23,735         3,665        27,400         2,890             (235)          30,055
NON-INTEREST INCOME:
  Service charges, commissions and
    fees............................       3,247           462         3,709           595           --                4,304
  Securities gains..................         113            14           127        --               --                  127
  Other income......................         253            11           264            19           --                  283
                                      -----------  -------------  -----------  -------------          -----      -------------
    TOTAL NON-INTEREST INCOME.......       3,613           487         4,100           614           --                4,714
NON-INTEREST EXPENSE:
  Salaries and benefits.............       8,542         1,433         9,975         1,123              (11)          11,087
  Occupancy, furniture and
    equipment.......................       2,347           671         3,018           347               23            3,388
  Advertising and business
    development.....................         276            59           335            58           --                  393
  Other real estate owned...........         189             2           191             9           --                  200
  Professional services.............         838           147           985            73           --                1,058
  Telephone, stationery and
    supplies........................         736           131           867            55           --                  922
  Goodwill amortization.............       1,951           122         2,073        --                  665            2,738
  Data processing...................         558        --               558             9           --                  567
  Customer services cost............         321        --               321             8           --                  329
  Merger Costs......................      --            --            --               429           --                  429
  Other.............................       1,223           117         1,340           239           --                1,579
                                      -----------  -------------  -----------  -------------          -----      -------------
    TOTAL NON-INTEREST EXPENSE......      16,981         2,682        19,663         2,350              677           22,690
                                      -----------  -------------  -----------  -------------          -----      -------------
Income before income taxes..........      10,367         1,470        11,837         1,154             (912)          12,079
Income taxes........................       5,032           531         5,563           463             (102)           5,924
                                      -----------  -------------  -----------  -------------          -----      -------------
    NET INCOME......................   $   5,335     $     939     $   6,274     $     691        $    (810)       $   6,155
                                      -----------  -------------  -----------  -------------          -----      -------------
                                      -----------  -------------  -----------  -------------          -----      -------------
PER SHARE INFORMATION(1):
  Number of shares (weighted
    average)
    Basic...........................    13,938.4       4,758.6      15,948.4       7,084.2                          17,606.2
    Diluted.........................    14,141.8       5,402.7      16,423.9       7,084.2                          18,081.7
  Income per share
    Basic...........................  $     0.38   $      0.20    $     0.39   $      0.10                       $      0.35
    Diluted.........................  $     0.38   $      0.17    $     0.38   $      0.10                       $      0.34

     See "NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA".

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997

                                                                                                               WESTERN, BKLA
                                                                  WESTERN AND                                    AND SANTA
                                        WESTERN        BKLA        BKLA PRO    SANTA MONICA      PRO FORMA      MONICA PRO
                                      (HISTORICAL) (HISTORICAL)(1)    FORMA    (HISTORICAL)(3) ADJUSTMENTS(3)      FORMA
                                      -----------  -------------  -----------  -------------  ---------------  -------------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
  Interest and fees on loans........   $  19,045     $   1,895     $  20,940     $   8,828       $  --           $  29,768
  Interest on interest bearing
    deposits in other banks.........      --            --            --            --              --              --
  Interest on investment
    securities......................       4,308           401         4,709         1,953          --               6,662
  Interest on federal funds sold....         612           239           851           867            (704)          1,014
                                      -----------  -------------  -----------  -------------       -------     -------------
    TOTAL INTEREST INCOME...........      23,965         2,535        26,500        11,648            (704)         37,444
INTEREST EXPENSE:
  Interest expense on deposits......       6,676           676         7,352         3,322          --              10,674
  Interest expense on borrowings....         339            65           404            48          --                 452
                                      -----------  -------------  -----------  -------------       -------     -------------
    TOTAL INTEREST EXPENSE..........       7,015           741         7,756         3,370          --              11,126
                                      -----------  -------------  -----------  -------------       -------     -------------
NET INTEREST INCOME:................      16,950         1,794        18,744         8,278            (704)         26,318
  Less: provision for loan and lease
    losses..........................         725            85           810        --              --                 810
                                      -----------  -------------  -----------  -------------       -------     -------------
    NET INTEREST INCOME AFTER
      PROVISION FOR LOAN AND LEASE
      LOSSES........................      16,225         1,709        17,934         8,278            (704)         25,508
NON-INTEREST INCOME:
  Service charges and fees..........       2,042           247         2,289         1,668          --               3,957
  Gain on sale of loans and other
    assets..........................          78        --                78        --              --                  78
  Securities gains..................         107        --               107        --              --                 107
  Other income......................         282            14           296            58          --                 354
                                      -----------  -------------  -----------  -------------       -------     -------------
    TOTAL NON-INTEREST INCOME.......       2,509           261         2,770         1,726          --               4,496
NON-INTEREST EXPENSE:
  Salaries and benefits.............       6,660           850         7,510         3,540             (33)         11,017
  Occupancy, furniture and
    equipment.......................       1,916           323         2,239           987              69           3,295
  Advertising and business
    development.....................         370            43           413           176          --                 589
  Other real estate owned...........          46             6            52            55          --                 107
  Professional services.............       1,064           117         1,181           409          --               1,590
  Telephone, stationery and
    supplies........................         712            62           774           167          --                 941
  Goodwill amortization.............         636            30           666        --               1,994           2,660
  Data processing...................         388        --               388            33          --                 421
  Customer services cost............         131        --               131            32          --                 163
  Merger costs......................          66        --                66        --              --                  66
  Other.............................       1,338           146         1,484           640          --               2,124
                                      -----------  -------------  -----------  -------------       -------     -------------
    TOTAL NON-INTEREST EXPENSE......      13,327         1,577        14,904         6,039           2,030          22,973
                                      -----------  -------------  -----------  -------------       -------     -------------
Income before income taxes..........       5,407           393         5,800         3,965          (2,734)          7,031
Income taxes........................       2,431        --             2,431         1,352            (307)          3,476
                                      -----------  -------------  -----------  -------------       -------     -------------
    NET INCOME......................   $   2,976     $     393     $   3,369     $   2,613       $  (2,427)      $   3,555
                                      -----------  -------------  -----------  -------------       -------     -------------
                                      -----------  -------------  -----------  -------------       -------     -------------
PER SHARE INFORMATION(1):
  Number of shares (weighted
    average)
    Basic...........................    10,487.0       2,195.1      11,414.2       7,084.2                        16,387.7
    Diluted.........................    10,757.7       2,575.6      11,845.6       7,084.2                        16,819.1
  Income per share
    Basic...........................  $     0.28   $      0.18    $     0.30   $      0.37                     $      0.22
    Diluted.........................  $     0.28   $      0.15    $     0.28   $      0.37                     $      0.21

     See "NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA".

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                                               WESTERN, BKLA
                                                                   WESTERN AND                                   AND SANTA
                                         WESTERN        BKLA        BKLA PRO    SANTA MONICA     PRO FORMA       MONICA PRO
                                       (HISTORICAL) (HISTORICAL)(1)    FORMA    (HISTORICAL)(3) ADJUSTMENTS(3)     FORMA
                                       -----------  -------------  -----------  -------------  --------------  --------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
  Interest and fees on loans.........   $  80,639     $  11,229     $  91,868     $  36,794      $   --          $  128,662
  Interest on interest bearing
    deposits in other banks..........      --                 1             1        --              --                   1
  Interest on investment
    securities.......................      15,714         2,731        18,445         8,922          --              27,367
  Interest on federal funds sold.....       4,681           893         5,574         3,652          (2,816)          6,410
                                       -----------  -------------  -----------  -------------  --------------  --------------
    TOTAL INTEREST INCOME............     101,034        14,854       115,888        49,368          (2,816)        162,440

INTEREST EXPENSE:
  Interest expense on deposits.......      28,276         3,673        31,949        14,575          --              46,524
  Interest expense on borrowings.....       1,082           258         1,340           196          --               1,536
                                       -----------  -------------  -----------  -------------  --------------  --------------
    TOTAL INTEREST EXPENSE...........      29,358         3,931        33,289        14,771          --              48,060
                                       -----------  -------------  -----------  -------------  --------------  --------------
NET INTEREST INCOME:.................      71,676        10,923        82,599        34,597          (2,816)        114,380
  Less: provision for loan and lease
    losses...........................       2,800           410         3,210        --              --               3,210
                                       -----------  -------------  -----------  -------------  --------------  --------------
    NET INTEREST INCOME AFTER
      PROVISION FOR LOAN AND LEASE
      LOSSES.........................      68,876        10,513        79,389        34,597          (2,816)        111,170

NON-INTEREST INCOME:
  Service charges, commissions and
    fees.............................       7,533         1,273         8,806         7,032          --              15,838
  Gain on sale of loans and other
    assets...........................          78        --                78        --              --                  78
  Securities gains...................         342        --               342            13          --                 355
  Other income.......................       1,733           115         1,848           229          --               2,077
                                       -----------  -------------  -----------  -------------  --------------  --------------
    TOTAL NON-INTEREST INCOME........       9,686         1,388        11,074         7,274          --              18,348

NON-INTEREST EXPENSE:
  Salaries and benefits..............      25,023         4,802        29,825        14,661            (131)         44,355
  Occupancy, furniture and
    equipment........................       7,843         1,778         9,621         4,151             274          14,046
  Advertising and business
    development......................       1,225           155         1,380           844          --               2,224
  Other real estate owned............         242            29           271          (547)         --                (276)
  Professional services..............       3,706           382         4,088         1,444          --               5,532
  Telephone, stationery and
    supplies.........................       2,735           347         3,082           632          --               3,714
  Goodwill amortization..............       2,538           246         2,784        --               7,977          10,761
  Data processing....................       1,667        --             1,667           116          --               1,783
  Customer services cost.............       1,263        --             1,263           265          --               1,528
  Merger related costs...............      14,201        --            14,201         1,052          --              15,253
  Other..............................       5,314           803         6,117         2,441          --               8,558
                                       -----------  -------------  -----------  -------------  --------------  --------------
    TOTAL NON-INTEREST EXPENSE.......      65,757         8,542        74,299        25,059           8,120         107,478
                                       -----------  -------------  -----------  -------------  --------------  --------------
Income before income taxes...........      12,805         3,359        16,164        16,812         (10,936)         22,040
Income taxes (benefits)..............       9,643          (372)        9,271         5,905          (1,228)         13,948
                                       -----------  -------------  -----------  -------------  --------------  --------------
    NET INCOME.......................   $   3,162     $   3,731     $   6,893     $  10,907      $   (9,708)     $    8,092
                                       -----------  -------------  -----------  -------------  --------------  --------------
                                       -----------  -------------  -----------  -------------  --------------  --------------
PER SHARE INFORMATION(1):
  Number of shares (weighted average)
    Basic............................    10,523.9       3,226.0      11,886.6       7,084.2                        16,860.1
    Diluted..........................    10,731.6       3,749.7      12,315.5       7,084.2                        17,289.0
  Income per share
    Basic............................   $    0.30     $    1.16     $    0.58     $    1.54                      $     0.48
    Diluted..........................   $    0.29     $    1.00     $    0.56     $    1.54                      $     0.47

     See "NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA".

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                                       WESTERN AND
                                                                             WESTERN        BKLA        BKLA PRO
                                                                           (HISTORICAL) (HISTORICAL)(1)    FORMA
                                                                           -----------  -------------  -----------
                                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                            DATA)
INTEREST INCOME:
  Interest and fees on loans.............................................   $  58,374     $   7,702     $  66,076
  Interest on interest bearing deposits in other banks...................           3            12            15
  Interest on investment securities......................................      12,862         2,008        14,870
  Interest on federal funds sold.........................................       2,998           839         3,837
                                                                           -----------  -------------  -----------
    TOTAL INTEREST INCOME................................................      74,237        10,561        84,798

INTEREST EXPENSE:
  Interest expense on deposits...........................................      21,382         2,830        24,212
  Interest expense on borrowings.........................................         929           257         1,186
                                                                           -----------  -------------  -----------
    TOTAL INTEREST EXPENSE...............................................      22,311         3,087        25,398
                                                                           -----------  -------------  -----------
NET INTEREST INCOME:.....................................................      51,926         7,474        59,400
  Less: provision for loan and lease losses..............................       1,018           750         1,768
                                                                           -----------  -------------  -----------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES........      50,908         6,724        57,632

NON-INTEREST INCOME:
  Service charges, commissions and fees..................................       7,485           966         8,451
  Gain on sale of loans and other assets.................................         665        --               665
  Securities gains (losses)..............................................         281            (5)          276
  Other income...........................................................       1,444            76         1,520
                                                                           -----------  -------------  -----------
    TOTAL NON-INTEREST INCOME............................................       9,875         1,037        10,912

NON-INTEREST EXPENSE:
  Salaries and benefits..................................................      23,016         3,408        26,424
  Occupancy, furniture and equipment.....................................       7,649         1,306         8,955
  Advertising and business development...................................       1,342           137         1,479
  Other real estate owned................................................        (134)           68           (66)
  Professional services..................................................       6,054           472         6,526
  Telephone, stationery and supplies.....................................       2,201           346         2,547
  Goodwill amortization..................................................       1,004           119         1,123
  Data processing........................................................       1,064        --             1,064
  Customer services cost.................................................         510        --               510
  Other..................................................................       5,432           904         6,336
                                                                           -----------  -------------  -----------
    TOTAL NON-INTEREST EXPENSE...........................................      48,138         6,760        54,898
                                                                           -----------  -------------  -----------
Income before income taxes...............................................      12,645         1,001        13,646
Income taxes.............................................................       3,656        --             3,656
                                                                           -----------  -------------  -----------
    NET INCOME...........................................................   $   8,989     $   1,001     $   9,990
                                                                           -----------  -------------  -----------
                                                                           -----------  -------------  -----------
PER SHARE INFORMATION(1):
  Number of shares (weighted average)
    Basic................................................................     8,095.7       2,195.1       9,022.9
    Diluted..............................................................     8,248.4       2,475.9       9,294.2
  Income per share
    Basic................................................................   $    1.11     $    0.46     $    1.11
    Diluted..............................................................   $    1.09     $    0.40     $    1.07

     See "NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA".

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                                                       WESTERN AND
                                                                             WESTERN        BKLA        BKLA PRO
                                                                           (HISTORICAL) (HISTORICAL)(1)    FORMA
                                                                           -----------  -------------  -----------
                                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                            DATA)
INTEREST INCOME:
  Interest and fees on loans.............................................   $  49,014     $   4,808     $  53,822
  Interest on interest bearing deposits in other banks...................          43             2            45
  Interest on investment securities......................................      10,726         1,575        12,301
  Interest on federal funds sold.........................................       2,846           434         3,280
                                                                           -----------  -------------  -----------
    TOTAL INTEREST INCOME................................................      62,629         6,819        69,448

INTEREST EXPENSE:
  Interest expense on deposits...........................................      19,167         1,542        20,709
  Interest expense on borrowings.........................................         637           310           947
                                                                           -----------  -------------  -----------
    TOTAL INTEREST EXPENSE...............................................      19,804         1,852        21,656
                                                                           -----------  -------------  -----------
NET INTEREST INCOME:.....................................................      42,825         4,967        47,792
  Less: provision for (recovery of) loan and lease losses................       8,564          (311)        8,253
                                                                           -----------  -------------  -----------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES........      34,261         5,278        39,539

NON-INTEREST INCOME:
  Service charges, commissions and fees..................................       6,551           757         7,308
  Gain on sale of loans and other assets.................................         145           118           263
  Securities (losses)....................................................        (692)          (46)         (738)
  Other income...........................................................       1,822            49         1,871
                                                                           -----------  -------------  -----------
    TOTAL NON-INTEREST INCOME............................................       7,826           878         8,704

NON-INTEREST EXPENSE:
  Salaries and benefits..................................................      19,575         2,798        22,373
  Occupancy, furniture and equipment.....................................       7,878           941         8,819
  Advertising and business development...................................       1,199           128         1,327
  Other real estate owned................................................       3,080            24         3,104
  Professional services..................................................       3,176           547         3,723
  Telephone, stationery and supplies.....................................       2,337           254         2,591
  Goodwill amortization..................................................         821            20           841
  Lower of cost or market adjustment on loans available for sale.........         756        --               756
  Data processing........................................................         822        --               822
  Customer services cost.................................................         184        --               184
  Other..................................................................       5,781           798         6,579
                                                                           -----------  -------------  -----------
    TOTAL NON-INTEREST EXPENSE...........................................      45,609         5,510        51,119
                                                                           -----------  -------------  -----------
Income (loss) before income taxes........................................      (3,522)          646        (2,876)
Income taxes (benefit)...................................................      (1,733)       --            (1,733)
                                                                           -----------  -------------  -----------
    NET INCOME (LOSS)....................................................   $  (1,789)    $     646     $  (1,143)
                                                                           -----------  -------------  -----------
                                                                           -----------  -------------  -----------
PER SHARE INFORMATION(1):
  Number of shares (weighted average)
    Basic................................................................     6,486.9       1,017.5       6,916.7
    Diluted..............................................................     6,598.5       1,268.8       7,134.4
  Income (loss) per share
    Basic................................................................   $   (0.28)    $    0.63     $   (0.17)
    Diluted..............................................................   $   (0.28)    $    0.51     $   (0.17)

     See "NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA".

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

NOTE 1: BASIS OF PRESENTATION.

    Certain historical data of BKLA have been reclassified on a pro forma basis to conform to Western's classifications. Transactions between Western and BKLA are not material in relation to the unaudited pro forma combined financial statements, and have not been eliminated from the pro forma combined amounts. The unaudited pro forma number of common shares outstanding, common shareholders' equity per share, number of shares (basic and diluted) and income
(loss) per share (basic and diluted) are based on the share amounts for Western plus the historical share amounts for BKLA multiplied by the Conversion Number of 0.4224. In addition, at the Effective Time, all outstanding options to purchase shares of BKLA Common Stock under BKLA's stock option plan (each, a "BKLA Stock Option"), unless otherwise exercised pursuant to Section 10 of BKLA's stock option plan, shall be converted into the right to receive for each share of BKLA Common Stock otherwise issuable upon exercise thereof a number of shares of Western Common Stock equal to the quotient obtained by dividing the Spread by $42.61 ("Replacement Shares"). As used herein, "Spread" means the difference, if positive, obtained by subtracting the exercise price of such BKLA Stock Option from $18.00. After accumulating all such Replacement Shares issuable to any holder of BKLA Stock Options, any fractional Replacement Shares issuable to any holder of BKLA Stock Options of .2 or above shall be rounded upwards. Further, at the Effective Time, each outstanding warrant to purchase shares of BKLA Common Stock under BKLA's warrant agreement (each, a "BKLA Warrant"), shall be converted into a warrant to acquire, on the same terms and conditions as were applicable under such BKLA warrant agreement, the number of shares of Western Common Stock equal to (a) the number of shares of BKLA Common Stock subject to the BKLA Warrant, multiplied by (b) the Conversion Number (such product rounded down to the nearest whole number) (a "Replacement Warrant"), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of BKLA Common Stock which were purchasable pursuant to such BKLA Warrant divided by (z) the number of full shares of Western Common Stock subject to such Replacement Warrant in accordance with the foregoing.

NOTE 2: MERGER COSTS.

    The unaudited pro forma combined condensed financial data reflects Western Management's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $7,080,000 ($5,400,000 net of taxes, computed using the combined federal and state tax rate of 41.5%) expected to be incurred in connection with the Merger. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the pro forma combined balance sheets in order to disclose the aggregate effect of these activities on Western's pro forma combined financial position. The estimated aggregate costs include the following:

                                                                                    (DOLLARS IN
                                                                                    THOUSANDS)
                                                                                    -----------
Employee costs....................................................................   $   1,500
Conversion costs..................................................................         500
Other costs.......................................................................       2,050
                                                                                    -----------
                                                                                         4,050
Tax effects.......................................................................      (1,680)
                                                                                    -----------
                                                                                         2,370
Investment banking and other professional fees....................................       3,030
                                                                                    -----------
    TOTAL ESTIMATED AGGREGATE COSTS...............................................   $   5,400
                                                                                    -----------
                                                                                    -----------

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

    Western Management's cost estimates are forward-looking. While the costs represent Western Management's current estimate of merger costs that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final merger and integration plan to be completed prior to consummation of the Merger, which will be developed by various of Western's and BKLA's task forces and integration committees. Readers are cautioned that the completion of the merger and integration plan and the resulting management plans detailing actions to be undertaken to effect the Merger and resultant integration of operations will impact these estimates; the type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs.

NOTE 3: PRO FORMA ADJUSTMENTS RELATED TO THE SMB ACQUISITION.

    The SMB Acquisition was accounted for as a purchase effective on January 27, 1998. Accordingly, Western's balance sheet as of March 31, 1998, reflects such acquisition. Under this method of accounting, assets and liabilities of Santa Monica Bank were adjusted to their estimated fair values and combined with the recorded book values of the assets and liabilities of Western. Applicable income tax effects of such adjustments are included as a component of Western's net deferred tax asset with a corresponding offset to goodwill.

    The unaudited pro forma combined condensed statements of income for the three month periods ending March 31, 1998, March 31, 1997 and for the year ended December 31, 1997 are presented as if the acquisition was consummated at the beginning of each period. The pro forma combined statements of income for these periods combine the individual pro forma results of operations of Western, BKLA and Santa Monica Bank for each period after giving effect to the amortization of purchase accounting adjustments, the additional equity which was raised by Western and the reduced interest income resulting from the cash payments made as part of the SMB Acquisition. The pro forma purchase accounting adjustments for each period represent the amortization that would have taken place from the beginning of the period.

    For the purposes of the unaudited pro forma combined condensed statement of income, it is estimated that Western would have earned 5.50 percent on the $51.2 million cash portion of the SMB Acquisition purchase price during each period, resulting in approximately $235,000 less interest income for the three month period ended March 31, 1998, $704,000 less interest income for the three month period ended March 31, 1997 and $2.8 million less interest income for 1997.

    Salaries and benefits expense is estimated to be reduced by approximately $11,000, $33,000 and $131,000 for the three month period ended March 31, 1998, the three month period ended March 31, 1997 and for the year ended December 31, 1997, respectively, as a result of the write-off of the unrecognized transition obligation related to post-retirement health care benefits.

    For the year ended December 31, 1997, occupancy, furniture and equipment expense increased by an estimated $194,000 of depreciation expense related to the fair market value adjustment of Santa Monica Bank's property, plant and equipment and by approximately $80,000 related to the amortization of favorable lease assets, resulting in an approximately $274,000 additional expense. For the three month periods ended March 31, 1998 and March 31, 1997, this additional expense is $23,000 and $69,000, respectively.

    Goodwill of approximately $119.7 million is amortized on a straight line basis over 15 years.

    Income taxes are estimated to be at a rate of 41.5% of pretax income before goodwill amortization.

                    THE SPECIAL MEETING OF BKLA SHAREHOLDERS

GENERAL

    This Proxy Statement-Prospectus is furnished in connection with the solicitation by the BKLA Board of proxies representing BKLA Common Stock to be voted at the BKLA Meeting to be held on September 23, 1998, and at any postponement or adjournment thereof. This Proxy Statement-Prospectus and accompanying proxy card are first being mailed to BKLA Shareholders on or about August 17, 1998.

MATTERS TO BE CONSIDERED AT THE BKLA SPECIAL MEETING

    The purpose of the BKLA Meeting is to (a) consider and vote upon the principal terms of the Merger; (b) set the number of directors at nine, and consider and approve the election of nine directors to hold office until the merger is consummated or, if the Merger is not consummated, until the next annual meeting of BKLA and until their successors have been elected and duly qualified; and (c) transact such other business as may properly come before the BKLA Meeting or any adjournments or postponements thereof.

    Based upon (a) the [4,788,735] shares of BKLA Common Stock outstanding on the BKLA Record Date, (b) the [323,300] shares of BKLA Common Stock reserved for issuance upon exercise of employee and director stock options to acquire BKLA Common Stock outstanding on the BKLA Record Date and (c) the [629,045] shares of BKLA Common Stock reserved for issuance upon exercise of warrants to acquire BKLA Common Stock outstanding on the BKLA Record Date and assuming no Dissenters' Rights are perfected by BKLA Shareholders and no cash is paid in lieu of fractional shares, (i) in the event that no options, warrants or other rights outstanding are exercised prior to the Effective Date, [2,111,057] shares of Western Common Stock would be issued in the Merger, and (ii) in the event that all options, warrants and rights outstanding are exercised prior to the Effective Date, [2,425,033] shares of Western Common Stock would be issued in the Merger. Based upon the [15,699,364] shares of Western Common Stock outstanding on the BKLA Record Date, the [406,245] shares of Western Common Stock reserved for issuance upon the exercise of employee and director stock options to acquire Western Common Stock on the BKLA Record Date and the [140,675] shares of Western Common Stock reserved for issuance upon the exercise of warrants to acquire Western Common Stock outstanding on the BKLA Record Date, and assuming no Dissenters' Rights are perfected by BKLA Shareholders, and no cash is paid in lieu of fractional shares: (i) in the event that no options, warrants or other rights outstanding of BKLA and Western Common Stock are exercised prior to the Effective Date, shares held by BKLA Shareholders after consummation of the Merger would represent 11.9% of Western Common Stock, and
(ii) in the event that all options, warrants and rights outstanding of BKLA and Western Common Stock are exercised prior to the Effective Date, shares held by BKLA Shareholders after consummation of the Merger, would represent 13.0% of Western Common Stock. Consummation of the Merger is subject to satisfaction of a number of conditions, including the receipt of various regulatory approvals for the Merger, and the approval of the principal terms of the Merger by BKLA Shareholders. See "MERGER AGREEMENT-- Conditions".

    The Merger Agreement provides, among other things, that Adriana M. Boeka will be appointed to the board of directors of Western at the time the Merger is consummated. Accordingly, at the Effective Time, the Western Board will adopt resolutions increasing the number of Western directors by one and appoint Ms. Boeka to fill the vacancy created thereby. The directors and certain officers of BKLA as specified by Western will be required to resign, effective upon consummation of the Merger. See "THE MERGER-- Certain Effects of the Merger". In the event that the Merger is not consummated as contemplated, all directors of BKLA elected at the BKLA Meeting will continue to serve as directors of BKLA until the next annual meeting of BKLA and until their successors have been elected and duly qualified.

THE BKLA RECORD DATE

    The BKLA Board has fixed the close of business on July 27, 1998 as the BKLA Record Date for the determination of the BKLA Shareholders entitled to receive notice of, and to vote at, the BKLA Meeting. Only holders of record of shares of BKLA Common Stock at the close of business on the BKLA Record Date will be entitled to notice of, and to vote at, the BKLA Meeting and any postponements or adjournments thereof. On the BKLA Record Date, [4,788,735] shares of BKLA Common Stock were issued and outstanding.

VOTES REQUIRED AND VOTING OF PROXIES

    In advance of the BKLA Meeting, the BKLA Board will appoint one or three persons, other than nominees for office, as inspectors of the election, whose duties will be those set forth in Section 707 of the CGCL, among which are determining the shares represented at the meeting, determining the existence of a quorum, determining the authenticity, validity and effect of proxies, and counting and tabulating all votes or consents as to all matters presented to the BKLA Shareholders. A majority of all shares of BKLA Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum. Abstentions will each be included in the determination of the number of shares present; however, they will not be counted as votes in favor of the principal terms of the Merger. Subject to the cumulative voting rights described below with respect to the election of directors, each share of BKLA Common Stock held of record will be entitled to one vote upon each matter properly submitted to the BKLA Shareholders at the BKLA Meeting and any postponement or adjournment thereof.

    The affirmative vote of the holders of at least a majority of the total number of outstanding shares of BKLA Common Stock entitled to vote at the BKLA Meeting is required to approve the principal terms of the Merger. The failure to vote, an abstention or a broker non-vote thus has the same effect as a vote against the principal terms of the Merger.

    Each share of BKLA Common Stock represented by a proxy properly executed and received by BKLA in time to be voted at the BKLA Meeting and not revoked will be voted in accordance with the instructions indicated on such proxy and, if no instructions are indicated, will be voted "FOR" the proposal to approve the principal terms of the Merger and, in the case of the election of directors of BKLA, equally "FOR" each of the nine candidates for the office of director of BKLA named in this Proxy Statement-Prospectus; however, if sufficient numbers of BKLA Shareholders exercise cumulative voting rights to elect one or more candidates, the named proxies will determine the number of directors they are entitled to elect, such number from the named candidates, cumulate their votes, and cast their votes for each candidate among the number they are entitled to elect. All proxies voted "FOR" such matters, including proxies on which no instructions are indicated, may, at the discretion of the proxy-holder, be voted "FOR" a motion to adjourn or postpone the BKLA Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. Any proxy that is voted against approval of the principal terms of the Merger or on which the relevant BKLA Shareholder specifically abstains from voting with respect to such approval will not be voted in favor of any such adjournment or postponement.

    The BKLA Board is not currently aware of any business to be acted upon at the BKLA Meeting other than as described herein. If, however, other matters are properly brought before the BKLA Meeting, persons appointed as proxies will have discretion to vote or act thereon in their best judgment.

    Certain BKLA Shareholders, all of whom are directors or former directors of BKLA, holding approximately [18.5]% of BKLA Common Stock outstanding on the BKLA Record Date have agreed, among other things, to vote "FOR" the adoption and approval of the Merger Agreement and the Merger. See "THE SHAREHOLDER AGREEMENTS".

    If a quorum is not obtained, or fewer shares of BKLA Common Stock are voted in favor of the principal terms of the Merger than the number required for approval of the principal terms of the Merger, it is expected that the BKLA Meeting will be postponed or adjourned for the purpose of allowing additional time to obtain additional proxies or votes, and at any subsequent reconvening of the BKLA Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the BKLA Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn).

SOLICITATION OF PROXIES

    The cost of soliciting proxies relating to the BKLA Meeting will be paid by BKLA. In addition to solicitation of proxies by the use of mail, directors, officers and employees of BKLA and its subsidiaries may solicit proxies from BKLA Shareholders personally or by telephone or telegram without additional remuneration therefor. BKLA also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in any case are beneficially owned by others, with proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses of doing so.

REVOCABILITY OF PROXIES

    The presence of a BKLA Shareholder at the BKLA Meeting (or at any postponement or adjournment thereof) will not automatically revoke such BKLA Shareholder's proxy. However, a BKLA Shareholder may revoke a proxy at any time prior to its exercise by (a) delivery to the Secretary of BKLA of a written notice of revocation prior to or at the BKLA Meeting (or, if the BKLA Meeting is adjourned or postponed, prior to or at the time the adjourned or postponed meeting is actually held); (b) delivery to the Secretary of BKLA prior to or at the BKLA Meeting (or, if the BKLA Meeting is adjourned or postponed, prior to or at the time the adjourned or postponed meeting is actually held) of a duly executed proxy bearing a later date; or (c) attending the BKLA Meeting (or, if the BKLA Meeting is adjourned or postponed, by attending the adjourned or postponed meeting) and voting in person thereat. Any written revocation of proxy or other related communications should be addressed to Beverly A. Dyck, Vice President and Corporate Secretary, 8901 Santa Monica Boulevard, West Hollywood, California 90069.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BKLA

    As of the BKLA Record Date, the directors and officers of BKLA beneficially held, in the aggregate, the ability to direct the voting with respect to [884,611] shares of BKLA Common Stock, comprising approximately [18.5%] of the voting power of the BKLA Common Stock outstanding. The directors and executive officers of BKLA have informed BKLA that they intend to vote their shares of BKLA Common Stock for the approval of the principal terms of the Merger.

    The following table reflects as of the BKLA Record Date the beneficial ownership of BKLA Common Stock, including stock options that will become exercisable within 60 days, by BKLA's directors, executive officers and shareholders known to BKLA to be holding more than 5% of such stock, and by BKLA's directors and officers as a group.

                                                                       AMOUNT AND NATURE OF
                                                                            BENEFICIAL          PERCENTAGE OF CLASS
NAME AND TITLE                                                             OWNERSHIP(1)        BENEFICIALLY OWNED(2)
--------------------------------------------------------------------  ----------------------  -----------------------
Adriana M. Boeka....................................................       Shares     39,175              [1.8%]
  Chairman of the Board of Directors                                       Warrants   17,365
                                                                             Options  31,000
                                                                          Total       87,540

Alix Truax, as Trustee for the......................................       Shares    181,091              [6.1%]
  1998 Morry J. Burford Revocable Trust(3)                                 Warrants   79,842
  3050 Crestview Drive South                                                 Options  37,500
  Salem, Oregon 97302                                                     Total      298,433

Mary Anne Chalker...................................................       Shares     12,585              [0.4%]
  Director                                                                 Warrants      500
                                                                           Options     7,800
                                                                          Total       20,885

Roy Doumani.........................................................       Shares     97,913              [2.1%]
  Director                                                                 Options     6,000
                                                                          Total      103,913

John J. Feldman.....................................................       Shares     81,750              [3.2%]
  Director, President and Chief Executive Officer                            Options  75,000
                                                                          Total      156,750

Rickey M. Gelb......................................................       Shares     73,000              [1.6%]
  Director                                                                    Options  6,000
                                                                          Total       79,000

John R. Newhouse....................................................       Shares    144,883              [3.1%]
  Director and Senior Vice President of Business Development                  Options  6,000
                                                                          Total      150,883

James V. Reimann(4).................................................       Shares     97,239              [3.0%]
  Director                                                                 Warrants   42,967
                                                                              Options  6,000
                                                                          Total      146,206

Melvin F. Shaw......................................................       Shares     76,475              [1.7%]
  Director                                                                    Options  6,000
                                                                          Total       82,475

Burton N. Sterman...................................................       Shares     72,950              [1.6%]
  Director                                                                    Options  6,000
                                                                          Total       78,950

Robert G. Jacobsen..................................................       Shares      1,550              [0.5%]
  Executive Vice President and Chief Credit Officer                        Warrants      100
                                                                             Options  22,750
                                                                          Total       24,400

                                                                       AMOUNT AND NATURE OF
                                                                            BENEFICIAL          PERCENTAGE OF CLASS
NAME AND TITLE                                                             OWNERSHIP(1)        BENEFICIALLY OWNED(2)
--------------------------------------------------------------------  ----------------------  -----------------------
Wendy R. Moskal.....................................................      Shares(5)    6,000              [0.6%]
  Executive Vice President and Chief Operating Officer                       Options  24,000
                                                                          Total       30,000

All directors and executive officers as a group
  (12 persons)......................................................       Shares    884,611             [24.6%]
                                                                           Warrants  140,774
                                                                           Options   209,300
                                                                          Total    1,257,435

------------------------

(1) The term "Beneficial Owner" includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) voting power, which includes the power to vote, or to direct the voting power, of such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition of, such security. The term "beneficial owner" also includes any person who has the right to acquire beneficial ownership of such security as defined above within 60 days of the BKLA Record Date. Ownership includes stock options and warrants exercisable within 60 days of the BKLA Record Date. Except as disclosed in notes 4 through 14, all shares held by directors, executive officers and shareholders are with their sole investment power.

(2) In computing the percentage of shares beneficially owned, the number of shares which the person or group has the right to acquire within 60 days of the BKLA Record Date are deemed outstanding for the purposes of computing the percentage of BKLA Common Stock beneficially owned by such person or group, but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.

(3) The 1998 Morry J. Burford Revocable Trust was set up for Maurice J. Burford who died on May 6, 1998. On that date, all of the shares of BKLA Common Stock owned by Mr. Burford were transferred to the 1998 Morry J. Burford Revocable Trust. Alix Truax, Trustee of the Trust, has all voting rights for the Trust. Ms. Truax's spouse, Mike Truax, owns 10,331 shares of Common Stock with Rob Douglas. Ms. Truax's daughter, Catherine Kitzmiller, owns 15,727 shares of Common Stock and 6,086 Warrants to acquire BKLA Common Stock.

(4) Mr. Reimann has 51% ownership in Vintage Investment Group, which owns 74,002 shares of BKLA Common Stock and 33,111 warrants to acquire BKLA Common Stock. Mr. Reimann's spouse, Beverly Reimann, owns 10,575 shares of BKLA Common Stock and 3,525 warrants to acquire BKLA Common Stock.

(5) The 6,000 shares are held in Joint Tenancy with John W. Moskal.

DISSENTERS' RIGHTS

    If the principal terms of the Merger are approved by the BKLA Shareholders, holders of BKLA Common Stock who elect to dissent from the approval of the principal terms of the Merger may be entitled to have their shares purchased in accordance with Chapter 13 of the CGCL. IN ORDER FOR A BKLA SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS, A NOTICE OF SUCH SHAREHOLDER'S INTENTION TO EXERCISE HIS OR HER DISSENTERS' RIGHTS AS PROVIDED IN THE CGCL MUST BE SENT BY SUCH SHAREHOLDER AND RECEIVED BY BKLA ON OR BEFORE THE DATE OF THE BKLA MEETING, AND ANY SUCH SHAREHOLDER MUST VOTE AGAINST THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AND COMPLY WITH SUCH OTHER PROCEDURES AS REQUIRED BY THE CGCL, AS MORE FULLY DESCRIBED BELOW IN "THE MERGER--DISSENTERS' RIGHTS". FAILURE TO SEND SUCH NOTICE, TO VOTE AGAINST THE PRINCIPAL TERMS OF THE MERGER OR TO FOLLOW SUCH OTHER PROCEDURES WILL RESULT IN A WAIVER OF SUCH

SHAREHOLDER'S DISSENTERS' RIGHTS. See "SUMMARY--Dissenters' Rights" and "THE MERGER--Dissenters' Rights" for a discussion of Dissenters' Rights and a description of the procedures that must be followed to perfect such rights.

ELECTION OF BKLA DIRECTORS

    The persons named below have been nominated for election to serve as directors of BKLA. In the event that the Merger is not consummated, all directors of BKLA elected at the BKLA Meeting will continue to serve as directors of BKLA until the next annual meeting of BKLA and until their successors have been elected and duly qualified.

    The bylaws of BKLA currently provide that nominations for election of members of the BKLA Board may be made by the BKLA Board or by any shareholder of any outstanding class of voting stock of BKLA entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the BKLA Board, shall be made in writing and shall be received by the President and Chief Executive Officer of BKLA no more than 60 days prior to any meeting of Shareholders called for the election of directors, no more than ten days after the date the notice of such meeting is sent to shareholders pursuant to Section
2.2 of BKLA's bylaws, and not later than the time fixed in the notice of the BKLA meeting for the opening of the BKLA meeting. Notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of BKLA owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of BKLA owned by the notifying shareholder. Nominations made without nominee information may be disregarded by the Chairman of the meeting, and the election inspectors shall disregard all votes cast for each nominee. See "--Votes Required and Voting of Proxies".

    The following table sets forth information concerning BKLA's nominees for directors:

                                                                                       YEAR FIRST
                                                                                       ELECTED OR
NAME                                             TITLE                     AGE         APPOINTED
---------------------------------  ----------------------------------  -----------  ----------------
Adriana M. Boeka.................  Chairman of the Board                   47             1996
Mary Anne Chalker................  Director                                68             1981
Roy Doumani......................  Director                                62             1996
John J. Feldman..................  President/CEO and Director              66             1997
Rickey M. Gelb...................  Director                                53             1997
John R. Newhouse.................  Senior Vice President/Director          43             1998
James V. Reimann.................  Director                                58             1995
Melvin F. Shaw...................  Director                                62             1997
Burton N. Sterman................  Director                                65             1997

    Adriana M. Boeka. Chairman of the Board since May 6, 1998. Vice Chairman of BKLA from October 1997 to May 1998. Principal of Manex Group, a business and management consulting corporation from 1995 to present; Senior Vice President/Division Manager at Union Bank of California from 1987 to 1995.

    Mary Anne Chalker. Board member of BKLA since inception in 1981; Insurance Broker and President of LFC Insurance Brokers & Agents, Inc. from 1950 to present.

    Roy Doumani. Former Chairman of the Board of WTB from 1982 to 1995; currently Mr. Doumani is retired and is a private investor.

    John J. Feldman. President and Chief Executive Officer of BKLA from April 1997 to the present; President and Chief Executive Officer from August 1993 to March 1997.

    Rickey M. Gelb. General Partner of Gelb Enterprises a real estate and property management company since 1955.

    John R. Newhouse. Senior Vice President/Business Development of BKLA from January 1998 to present; President/Chief Executive Officer of CMB from January 1991 to December 1997.

    James V. Reimann. Board member of BKLA since 1995; President of Reimann Associates, a real estate development and sales company since December 1987; President of Pacific Management Company, a real estate management company; and Director of R.B. Rubber since 1995.

    Melvin F. Shaw. President and Chief Executive Officer of Accounts Receivable and Resource Management Company from 1968 to present.

    Burton N. Sterman. Certified Public Accountant with Brown & Sterman, Accountancy Corporation for the past 26 years.

CERTAIN COMMITTEES OF THE BKLA BOARD

    BKLA has no Nominating Committee. The procedures for nominating directors, other than by the BKLA Board itself, are set forth in BKLA's bylaws.

    The Audit Committee of BKLA is chaired by Mary Anne Chalker, and includes as current members, directors Mary Anne Chalker, James V. Reimann and Burton N. Sterman. The Audit Committee meets every other month and met six times during 1997. The purpose of the Audit Committee is to review audit reports generated by
R. Maslac Associates, an outside consulting firm. In addition, the Audit Committee reviews all audits and examinations and management's response. It is also the responsibility of this Committee to recommend to BKLA's Board the appointment of independent auditors and to meet with these auditors for the review of the audit of the financial statements.

    The BKLA Compensation/Stock Option Committee was chaired by Maurice J. Burford until his death on May 6, 1998. Roy Doumani and James V. Reimann are the remaining two committee members. The Compensation/Stock Option Committee meets on an as-needed basis and met three times during 1997. The Compensation/Stock Option Committee is responsible for setting the compensation for the Chief Executive Officer and awarding stock options to all employees and directors. The Compensation/Stock Option Committee answers to the BKLA Board, and recommendations from this Committee are submitted to the BKLA Board for ratification or approval.

    During 1997, the Board of Directors of BKLA met twelve times. Each of the persons who is a current member of the Board of Directors of BKLA, and was serving as a member of BKLA Board in 1997, attended at least 75% of the aggregate of (i) the total number of meetings of BKLA's Board held during the time such a person was a director and (ii) the total number of meetings held by all committees of the BKLA Board during the time such person served on such committees.

BKLA DIRECTOR COMPENSATION

    BKLA outside directors are compensated $500 for each meeting of the BKLA Board. In addition, outside directors are compensated $150 for each committee meeting attended that is not held on the day of the monthly BKLA Board meeting.

BKLA EXECUTIVE OFFICERS

    The following table sets forth, as to each of the persons who currently serves as an Executive Officer of BKLA, such person's age, position with BKLA, and the period during which the person has served in such position:

                                                                                       YEAR FIRST
                                                                                       ELECTED OR
NAME                                             TITLE                     AGE         APPOINTED
---------------------------------  ----------------------------------  -----------  ----------------
Adriana M. Boeka.................  Chairman of the Board                   47             1996
John J. Feldman..................  President/CEO and Director              66             1997

    Robert G. Jacobsen. Executive Vice President/Chief Credit Officer of BKLA from April 1997 to present; Senior Vice President/Chief Credit Officer of BKLA from 1995 to 1997; Vice President /Loan Administrator of BKLA from 1992 to 1995.

    Wendy R. Moskal. Executive Vice President/Chief Operating Officer of BKLA from April 1997 to present; Executive Vice President/Chief Operating Officer of AWB from 1994 to March 1997; Executive Vice President of Columbia National Bank from 1991 to 1993.

COMPENSATION OF BKLA EXECUTIVE OFFICERS

    The following table reflects all compensation paid to John J. Feldman, the President and Chief Executive Officer, Maurice J. Burford, BKLA's former Chairman of the Board and Adriana M. Boeka, the current Chairman of the Board, who were the only executive officers receiving a total annual salary and bonus of $100,000 or more.

                                                                                                LONG-TERM COMPENSATION
                                                                 ANNUAL COMPENSATION                    AWARDS
                                                          ----------------------------------  --------------------------
                                                                              AWARDS          SECURITIES     ALL OTHER
                                                                      ----------------------  UNDERLYING   COMPENSATION
                                                 YEAR       SALARY       BONUS       OTHER      OPTIONS         (1)
                                               ---------  ----------  -----------  ---------  -----------  -------------
John J. Feldman..............................       1997  $  138,750   $     406      --          75,000     $   2,775
  President and Chief Executive Officer(2)

Maurice J. Burford(3)........................       1997     110,000         441      --          --             2,199
  Former Chairman of the Board                      1996     145,000         441      --          37,500         3,088
                                                    1995     108,000      --          --          --               795

Adriana M. Boeka(4)..........................       1997      19,602         435      29,200   (6)     --       --
  Current Chairman of the Board

------------------------

(1) Employer contributions for 401K retirement plans.

(2) Mr. Feldman's annual salary is $185,000.

(3) Deceased on May 6, 1998.

(4) Ms. Boeka's current annual salary of $110,000 became effective as of October 29, 1997. She also received 25,000 options on January 21, 1998.

(5) Amount represents $6,200 in fees paid for attending meetings of the BKLA Board of Directors and BKLA Audit Committee.

(6) Amount represents $23,000 in fees paid for consulting services as an outside director.

    The following table sets forth certain information regarding the options exercised by those certain executive officers during 1997 and the value of unexercised options held by those executive officers at December 31, 1997.

BKLA AGGREGATED OPTION EXERCISE AND OPTION VALUES AS OF DECEMBER 31, 1997

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                    OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                    SHARES                     DECEMBER 31, 1997(#)        DECEMBER 31, 1997($)
                                  ACQUIRED ON     VALUE     --------------------------  --------------------------
NAME                              EXERCISE(#)  REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
Maurice J. Burford..............      --           --           18,750        56,250     $ 185,156    $   555,469
Adriana M. Boeka................      --           --            1,500         4,500     $  14,813    $    44,438
John J. Feldman.................      --           --           --            75,000     $  --        $   523,125

BKLA OPTIONS GRANTED AS OF DECEMBER 31, 1997(1)

                                       NUMBER OF     PERCENTAGE OF
                                      SECURITIES     TOTAL OPTIONS                                        GRANT DATE
                                      UNDERLYING      GRANTED TO                                            PRESENT
NAME                                    OPTIONS        EMPLOYEES      EXERCISE PRICE   EXPIRATION DATE     VALUE(2)
------------------------------------  -----------  -----------------  ---------------  ---------------  ---------------
John J. Feldman.....................      75,000             45%         $    6.90        May 20, 2007    $   276,000

------------------------

(1) Adriana M. Boeka received 25,000 options at an exercise price of $11.05 expiring on January 21, 2008.

(2) Value of stock option was determined at date of grant using the Black-Scholes model.

CERTAIN BKLA TRANSACTIONS

    Mr. Feldman became the President and Chief Executive Officer of BKLA, effective April 1, 1997, as a result of the merger of AWB with and into BKLA. Mr. Burford was the Chairman of the Board of BKLA. Ms. Boeka, previously the Vice Chairman, was appointed Chairman of the Board on May 6, 1998, upon Mr. Burford's death.

    Some of the directors, officers and principal shareholders of BKLA, and the businesses with which they are associated, were customers of, and had banking transactions with, BKLA in the ordinary course of BKLA's business during 1997. All loans and commitments to lend included in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness and, in the opinion of management of BKLA, did not involve more than a normal risk of collectability or present other unfavorable features. As of December 31, 1997 the aggregate principal amount of extensions of credit to directors and executive officers and related interests was $1,601,000 which represents approximately 5% of BKLA's shareholder's equity as of December 31, 1997.

    EMPLOYMENT AGREEMENT

    BKLA has entered into a contract with John R. Newhouse, former President and Chief Executive Office of Culver National Bank, pursuant to which Mr. Newhouse will be employed by BKLA from December 31, 1997 through December 31, 1999. During this period, Mr. Newhouse will serve as Senior Vice President of the Culver City Branch.

    The employment agreement may be terminated by BKLA for reasons of death, disability or for cause (as defined therein), or by Mr. Newhouse for any reason with written notice. The employment agreement may be terminated by BKLA at will, however, Mr. Newhouse is then entitled to six months salary upon a

30-day written notice, or if the term of the contract remaining is less than six months, pay equal to the months remaining.

BKLA COMPENSATION/STOCK OPTION COMMITTEE REPORT

    BKLA's executive compensation program is designed to attract, reward and retain highly qualified executives and to encourage the achievement of business objectives, including superior corporate performance. Total compensation to BKLA's executive management is composed of base salary, annual bonuses and stock option awards. Base salaries for executive management are determined by evaluating the responsibilities associated with the position held and an individual's overall level of experience.

    BKLA's compensation program also includes stock option awards, which are intended to provide additional incentive to increase stockholder value. All stock option awards were granted with an exercise price equal to the fair market value of BKLA's stock on the date of grant and become exercisable over four years on a pro rata basis. Because BKLA stock option awards provide value only in the event of share price appreciation, the Committee believes stock options represent an important component of a well-balanced incentive program. Individual awards are based upon a subjective evaluation of each individual's overall past and expected future contribution; therefore, no specific formula is used to determine option awards for any employee. Key employees are eligible to receive stock options. The Committee also believes that BKLA is successfully pursuing strategic growth and strengthening its position as a community bank in a highly competitive environment.

    Mr. Feldman, President and Chief Executive Officer, was allocated the largest number of shares in stock option awards for 1997, together with the base salary of $185,000. The Committee believed that the total compensation was at market and did not require adjustment in 1998. In setting Mr. Feldman's compensation, the Committee also took into account the compensation levels of Chief Executive Officers at BKLA's peer companies and the compensation of other executive officers of BKLA.

    Adriana M. Boeka, a non-employee director since 1996, was appointed Vice Chairman of the Board on October 29, 1997. Ms. Boeka's compensation was set at $110,000 annually, with 25,000 BKLA stock options to be granted in conjunction with future employee grants. The salary of the previous Chairman of the Board, Maurice J. Burford, was reduced to $25,000 annually at that time.

    No current member of the BKLA Compensation/Stock Option Committee is a former or current member of BKLA or any of its subsidiaries. However, Maurice J. Burford, who chaired the committee until his death on May 6, 1998, was also the Chairman of the BKLA Board.

    The committee's report was completed as of January 21, 1998. The members of the BKLA Compensation/Stock Option Committee filing the report were Maurice J. Burford, Roy Doumani and James V. Reimann.

BKLA PERFORMANCE GRAPH

    The following line graph compares the yearly percentage change in BKLA's cumulative total shareholder return on BKLA Common Stock as measured by the difference between BKLA's share price for the five years presented. BKLA has not issued dividends in the five years presented for use in determining total shareholder return. The cumulative total shareholder return of BKLA is compared to the Nasdaq Bank Stock Index and the Nasdaq Stock Market Total Return Index as prepared for Nasdaq by the Center for Research in Security Prices at the University of Chicago.

    BKLA began trading on the Nasdaq on July 29, 1996. Prior to that date, BKLA Common Stock was traded on a very limited basis on the over-the-counter market through various brokerage firms and records of those trades are not available. Consequently, the prices listed before that date represent quotations by dealers making a market in BKLA Common Stock and reflect inter-dealer prices, without adjustments for mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions. Prior to

July 29, 1996, trading in BKLA Common Stock was limited in volume and may not be a reliable indicator of its market value. To compute the change in the cumulative total shareholder return on BKLA Common Stock, the 1993 stock market price of BKLA was derived from various brokerage firms that were market makers for BKLA stock reporting the high sale price in the fourth quarter. The source of the data for 1994 and 1995 is Black and Company, reporting the high sale price in the fourth quarter. The stock market prices for the years 1996 and 1997 are the BKLA share price at the end of those years, as listed on the Nasdaq.

                               PERFORMANCE GRAPH

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             BKLA      NASDAQ BANKS    NASDAQ INDEX
1992             100             100             100
1993              23             114             115
1994              27             114             112
1995              29             169             139
1996              46             223             195
1997             101             377             240

                                   THE MERGER

    THIS SECTION OF THE PROXY STATEMENT-PROSPECTUS DESCRIBES CERTAIN ASPECTS OF THE PROPOSED MERGER, AND SUCH INFORMATION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS, INCLUDING THE APPENDICES HERETO, AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT IS SET FORTH AS APPENDIX A TO THIS PROXY STATEMENT-PROSPECTUS AND THE TEXT THEREOF IS INCORPORATED HEREIN BY REFERENCE, AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE MERGER AGREEMENT AND EACH OF THE OTHER APPENDICES HERETO IN THEIR ENTIRETY.

BACKGROUND AND REASONS FOR THE MERGER

    Western, principally through its wholly-owned subsidiary SMB, and BKLA each conducts general banking operations in western Los Angeles County. In serving individuals, small businesses and mid-market corporations, each historically has focused on a community-based approach to banking. Management of each of Western and BKLA has been cognizant of the rapidly changing structure of the banking market in Southern California and Los Angeles County, in part as a result of the severe problems associated with the savings and loan industry and the problems experienced by other independent banks within Los Angeles County during the recent recession. As is the case throughout the United States, the managements of Western and BKLA believe that a process of consolidation will continue to occur in the Southern California financial services industry resulting in, among other things, a reduction in the number of community and independent banks.

    In order to compete effectively with the larger financial institutions that Western Management believed would result from the various consolidations and mergers in the industry locally, Western Management saw a need to expand prudently and recognized the opportunity to build a larger regional, independent financial institution in the Los Angeles County market. Accordingly, as a part of its effort to achieve long-term stable profitability, Western has explored acquisition opportunities to achieve greater market share in Los Angeles County and in Southern California.

    In 1995 a small group of investors recapitalized BKLA. One of the attractions of the investment was the opportunity to acquire and/or combine with other California banks whose stock prices were then depressed due to the very difficult economic conditions at that time. Between 1995 and 1997, BKLA was successful in acquiring and/or combining with three other community banks. See "SUMMARY--Summary Unaudited Pro Forma Combined Financial Data".

    By mid 1997, however, the economy in California had improved significantly, and along with it the prices of California bank stocks had also risen. In October 1997, BKLA Management asked GBS Financial, its investment bankers, to analyze the opportunities available to BKLA, including the opportunities for acquisitions. GBS Financial advised that, given the recent and dramatic appreciation in California bank stocks, the opportunities for acquisitions for BKLA were very limited.

    BKLA Management and GBS Financial, independently and jointly, reviewed BKLA's strategic plan and compared the results that could be achieved by pursuing that plan with the results that could be achieved by modifying BKLA's strategic plan or being acquired by a larger institution, including an analysis of bank and bank holding company mergers, discounted cash flow analysis, and comparable bank and bank holding data. BKLA Management concluded that shareholder value would be maximized by a merger with a larger bank.

    The BKLA Board, at their regular meeting on October 19, 1997, authorized the engagement of an investment banking firm to pursue a merger with a larger partner. After researching various firms on December 31, 1997, GBS Financial was retained. Management decided that if a sale of BKLA was to take place, it would be in the best interest of shareholders, employees and customers of the Bank if the bidding be limited to a select group of banks. Consequently, on January 20, 1998, GBS Financial was instructed to draw up a list of the most desirable banks available. BKLA Management narrowed that initial list to approximately one dozen candidates. Of those initial candidates, seven expressed interest in bidding. Confidential material on the Bank was sent on February 18, 1998 to those candidates returning confidentiality agreements.

    In February 1998, Scott Burford of GBS Financial, contacted Matthew Wagner, President and Chief Executive Officer of Western, to explore a possible merger of the two institutions. On March 4, 1998, a non-binding indication of interest to acquire BKLA was received from Belle Plaine Partners, Inc., exclusive financial advisor to Western. Several discussions were conducted between Scott Burford, Matthew Wagner and John M. Eggemeyer III, director of Western and principal of Belle Plaine Partners, Inc. A meeting was arranged on March 31, 1998 to negotiate the major terms of the acquisition. The meeting was attended by Scott Burford, Maurice Burford, the Chairman of the Board of BKLA at the time, Adriana M. Boeka, the Vice Chairman of the Board of BKLA at the time, John
M. Eggemeyer III, Matthew Wagner, Arnold Hahn, Chief Financial Officer of Western and Julius Christensen, General Counsel of Western. The principal terms of the transaction were agreed upon.

    On April 9, 1998, BKLA hired Wedbush to provide an opinion as to the fairness of the Conversion Number. The BKLA Board held a special meeting on April 16, 1998, at which the proposed merger was considered in detail and the opinion provided by Wedbush and the Merger Agreement was presented. At such meeting, the BKLA Board unanimously approved the Merger Agreement and the various matters and related agreement contemplated thereby. Maurice Burford did not attend the meeting, but assented in absence. Due diligence was performed by BKLA and the Merger was executed.

    The Western Board held a meeting on April 7, 1998, at which the proposed Merger was considered in detail with Western's Management, including the consideration to be paid by Western and the related transactions. At such meeting, the Western Board approved the Merger Agreement and the various matters and related agreements contemplated thereby and authorized Western Management to take all action reasonably necessary to effect the Merger. The Merger Agreement as approved contained a "due diligence out" provision pursuant to which Western could, in its sole discretion, upon completion of its due diligence review of BKLA, terminate the Merger at any time prior to 5:00 p.m. on April 29, 1998. On April 29, 1998, Western completed its due diligence and determined not to terminate the Merger Agreement.

    On April 16, 1998, the SMB Board held a special meeting and approved the Merger after reviewing the terms of the Merger in detail. On April 17, 1998, Western and BKLA publicly announced the Merger.

    The managements of Western and BKLA believe that the two institutions complement each other in their community-based approaches to banking and in terms of their markets, both geographic and demographic. Consequently both managements perceive opportunities for increased operating efficiencies through combination and believe that, by combining forces, they will be able more effectively to compete and successfully to take advantage of banking opportunities in the rapidly evolving Los Angeles and Southern California markets. See "RISK FACTORS--Ability to Integrate the Operations of Western and BKLA; Rapid Growth".

STRUCTURE OF THE MERGER

    The Merger Agreement provides for the merger of BKLA with and into Santa Monica Bank, with Santa Monica Bank being the Surviving Corporation, operating under that name. As more fully described below in "THE MERGER AGREEMENT" in connection with the Merger, each share of BKLA Common Stock issued and outstanding at the Effective Time (other than (a) shares that have not been voted in favor of approval of the principal terms of the Merger and with respect to which Dissenters' Rights have been perfected in accordance with the CGCL and
(b) shares held directly or indirectly by Western, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted in good faith) will be converted automatically into, subject to the limitations set forth in the Merger

Agreement with respect to proration and fractional shares, the Consideration. Each share of Western Common Stock outstanding immediately prior to the Effective Time will remain outstanding after the Merger as one share of Western Common Stock. See "THE MERGER AGREEMENT--The Merger".

    At the Effective Time, all BKLA Stock Options, unless otherwise exercised pursuant to BKLA's Stock Option Plan, shall be converted into the right to receive for each share of BKLA Common Stock otherwise issuable upon exercise thereof a number of shares of Western Common Stock equal to the quotient obtained by dividing the Spread by $42.61. At the Effective Time, each BKLA Warrant shall be converted into a warrant to acquire, on the same terms and conditions as were applicable under such BKLA warrant agreement, the number of shares of Western Common Stock equal to (a) the number of shares of BKLA Common Stock subject to the BKLA Warrant, multiplied by (b) the Conversion Number (such product rounded down to the nearest whole number), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of BKLA Common Stock which were purchasable pursuant to such BKLA Warrant divided by (z) the number of full shares of Western Common Stock subject to such Replacement Warrant.

    See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA--NOTE 1".

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BKLA BOARD OF DIRECTORS

    The BKLA Board has unanimously approved the Merger and the Merger Agreement and unanimously recommends that BKLA Shareholders vote "FOR" the approval of the principal terms of the Merger. In reaching its determination to approve the Merger, the BKLA Board analyzed BKLA's alternatives for enhancement of BKLA Shareholder value, including BKLA's prospects under several assumptions so as to be able to compare the value of a share of BKLA Common Stock with the Consideration as well as with comparable transactions. At the same time, the BKLA Board also reviewed the history of Western and the prospects of Western if the Merger were consummated. The factors that were examined as part of this analysis, include, but were not limited to the following:

    (a) Data showing BKLA's results of operations and financial condition;

    (b) The increasing competition in BKLA's markets from both existing and potential competitors, some of whom have far greater assets and resources, in part as a result of the consolidation taking place in the banking industry;

    (c) The efficacy of BKLA's strategic plan under current competitive conditions and actions which would increase financial performance and shareholder value over the period of its projection;

    (d) The consolidation of the banking industry nationally and in California;

    (e) A review of potential benefits for shareholders of a larger organization with greater resources, increased operating efficiencies, the ability to utilize trust department capacity over a larger base, an increased lending limit and a stronger market position in western Los Angeles County;

    (f) The belief of the BKLA Board and Management that a business combination with Western would offer increased long-term value and liquidity to current BKLA Shareholders;

    (g) A comparison of the Western offer with reported transactions, nationally and in California, by financial institutions with similar characteristics; and

    (h) The opinion of Wedbush that, as of April 15, 1998, and based upon, and subject to, the matters stated in that opinion, the Conversion Number was fair, from a financial point of view, to the BKLA Shareholders.

    The foregoing discussion of material factors considered by the BKLA Board is not intended to be exhaustive but does set forth the principal factors considered by the BKLA Board. The BKLA Board collectively reached the unanimous conclusion to approve the Merger in light not only of the factors described above but of such other factors as each Board member felt were appropriate. The BKLA Board did not assign relative or specific weights to any of the factors described above and individual directors may have weighed such factors differently.

    FOR THE REASONS SET FORTH ABOVE THE BKLA BOARD HAS UNANIMOUSLY APPROVED THE MERGER AS IN THE BEST INTERESTS OF BKLA AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT BKLA SHAREHOLDERS APPROVE THE PRINCIPAL TERMS OF THE MERGER.

OPINION OF WEDBUSH

    Pursuant to a letter agreement dated April 9, 1998 (the "Wedbush Agreement"), Wedbush was retained by the board of directors of BKLA to render an opinion as to whether the Conversion Number in the Merger is fair, from a financial point of view, to the BKLA Shareholders.

    Representatives of Wedbush attended the special meeting of the BKLA Board held on April 16, 1998 at which time the BKLA Board considered and approved the Merger Agreement. At that meeting, Wedbush rendered its opinion dated April 15, 1998 that, as of such date, the Conversion Number was fair to the holders of shares of BKLA Common Stock from a financial point of view (the "Wedbush Opinion"). Such opinion was reconfirmed in writing as of the date of this Proxy Statement-Prospectus (the "Wedbush Reconfirming Opinion"). No limitations were imposed by BKLA's Board on Wedbush with respect to the investigations made or procedures followed in rendering its opinion.

    THE FULL TEXT OF THE WEDBUSH RECONFIRMING OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B TO THIS PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE WITH THE CONSENT OF WEDBUSH. THE SUMMARY OF THE WEDBUSH OPINION SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. HOLDERS OF BKLA'S COMMON STOCK ARE URGED TO READ THE WEDBUSH RECONFIRMING OPINION IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER. THE WEDBUSH OPINION AND THE WEDBUSH RECONFIRMING OPINION ARE ADDRESSED TO THE BKLA BOARD OF DIRECTORS ONLY AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THAT SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

    For purposes of its opinion, Wedbush reviewed and analyzed, among other things: (1) a draft of the Merger Agreement and the specific terms of the Merger, (2) certain publicly available business and financial information relating to BKLA and Western that Wedbush deemed to be relevant, (3) certain internal information, primarily financial in nature, including financial projections and other financial and operating data relating to strategic implications and operational benefits anticipated to result from the Merger, furnished to Wedbush by BKLA and Western, (4) certain publicly available and other information concerning the trading of, and the trading market for, BKLA and Western Common Stock, (5) certain publicly available information with respect to other companies that Wedbush believed to be comparable in certain respects to BKLA or Western, and (6) certain publicly available information with respect to other merger and acquisition transactions that Wedbush believed to be comparable in certain respects to the Merger. In addition, Wedbush held discussions with the managements of BKLA and Western concerning their views as to the financial and other information described above and the potential cost savings, operating synergies, revenue enhancements and strategic benefits expected to result from the Merger. In addition to the foregoing, Wedbush conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed appropriate to arrive at its opinion.

    In arriving at its opinion, Wedbush assumed and relied upon the accuracy and completeness of all financial and other information provided to or reviewed by it or publicly available, and Wedbush has not assumed any responsibility for independent verification of any such information. With respect to financial projections and other information provided to or reviewed by Wedbush, it has been advised by the managements of BKLA and Western that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of BKLA and Western as to the expected future financial performance of BKLA and Western and the strategic implications and operational benefits anticipated from the Merger, and Wedbush assumed that, after the Merger, Western and its subsidiaries will perform substantially in accordance with such projections. Wedbush further relied on the assurances of managements of BKLA and Western that they are unaware of any facts that would make the information or projections provided to Wedbush incomplete or misleading. In particular, Wedbush relied upon a schedule provided by Western of estimated synergies and related cost savings that BKLA expects to achieve as a result of the Merger. With respect to pending legal and regulatory proceedings involving BKLA or Western, Wedbush was not in a position to evaluate the impact of such proceedings and it assumed that these matters would be resolved in a manner that would not adversely affect in any material respect the financial projections on which Wedbush relied for purposes of its opinion. Wedbush did not make or receive any independent evaluations or appraisals of any of BKLA's or Western's assets, properties, liabilities or securities, nor did Wedbush make any physical inspection of the properties or assets of BKLA or Western. Wedbush assumed that Western will account for the Merger as a pooling of interests in accordance with generally accepted accounting principles ("GAAP"), and that the Merger qualifies for such accounting treatment under GAAP. Wedbush also assumed that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and neither BKLA, Western, Santa Monica Bank nor holders of BKLA Shares will recognize gain or loss for U.S. federal and state income tax purposes as a result of the Merger. Wedbush also assumed that all conditions to the Agreement will be satisfied and not waived.

    Wedbush is not an expert in the evaluation of loan losses or reserves or allowances therefor, and it did not make an independent evaluation of the adequacy of the reserve or allowance for loan losses of BKLA or Western, nor did it review any individual credit files relating to BKLA or Western. Rather, Wedbush assumed that the aggregate reserve or allowance for loan losses for each of BKLA and Western was adequate to cover such losses and will be adequate after the Merger for Western and its subsidiaries.

    The Wedbush Opinion relates to the relative values of BKLA and Western and does not imply any conclusion as to what the values of the Western Shares actually will be when issued pursuant to the Merger or the price at which such stock will trade following the consummation of the Merger. The Wedbush Opinion necessarily is based upon conditions and circumstances as they exist and can be evaluated as of the date of such opinion and does not address the underlying business decision of BKLA to enter into the Agreement or complete the Merger. Specifically, Wedbush was not asked to nor did it express an opinion as to the relative merits of the Merger as compared to any alternative business strategies that might exist for BKLA or the effect of any other transaction in which BKLA might engage.

    The Wedbush Opinion was based on economic, market and other conditions as in effect on, and the information made available to Wedbush as of, the date of such opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion.

    Wedbush was selected to render its opinion as to the fairness of the Conversion Number from a financial point of view based upon its qualifications, expertise and reputation, including the fact that, as part of its investment banking business, Wedbush is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and other transactions.

    SUMMARY OF ANALYSES OF WEDBUSH

    While the following summaries describe the principal elements of the analyses and examinations that Wedbush performed in arriving at the Wedbush Opinion, they are not a comprehensive description of all analyses and examinations actually conducted by Wedbush. The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not susceptible to partial analysis or summary description. Each of the analyses conducted by Wedbush was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. Wedbush did not form a conclusion as to whether any individual analysis, considered alone, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Wedbush considered the results of the analyses as a whole and did not place particular reliance or weight on any individual factor. Therefore, selecting portions of the analyses and the factors considered, without considering all such analyses and factors, would create an incomplete or misleading view of the evaluation process underlying the Wedbush Opinion. The range of valuations resulting from any particular analysis described herein should not be taken to be Wedbush's view of the actual value or predicted future value of BKLA or Western Common Stock.

    In performing its analyses, Wedbush made numerous assumptions with respect to industry performance and general business and economic conditions such as industry growth, inflation, interest rates and various other matters, many of which are beyond the control of BKLA, Western, and Wedbush. Any estimates contained in Wedbush's analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than indicated by such analyses. See "RISK FACTORS". Such analyses were prepared solely as part of Wedbush's analysis of the fairness of the Conversion Number to BKLA Shareholders. Additionally, estimates of the values of the business and securities do not purport to be appraisals of the assets or market values of BKLA or Western, or their respective securities, nor do they necessarily reflect the prices at which such businesses or securities may actually be sold.

    The following is a summary of the material financial analyses performed by Wedbush in connection with the Wedbush Opinion.

    SUMMARY OF THE PROPOSED TRANSACTION

    Wedbush reviewed the terms of the Merger, including the Conversion Number and the implied aggregate and per share transaction value. Based on a price of $47.13 per share of Western Common Stock on April 15, 1998, Wedbush calculated an implied aggregate transaction value of approximately $115.0 million assuming:
(i) exercise of all stock options and warrants; (ii) no Dissenters Rights are perfected by BKLA Shareholders; (iii) no cash is paid in lieu of fractional shares; and (iv) an implied transaction value per share of BKLA Common Stock of approximately $19.91. Wedbush noted that the implied transaction per share value represented multiples of (1) 19.5x BKLA's twelve months' ending March 31, 1998 diluted earnings per share ("Diluted EPS"), (2) 3.11x BKLA's diluted book value per share at March 31, 1998, and (3) 3.69x BKLA's diluted tangible book value per share at March 31, 1998, as well as a premium of 26% over BKLA's closing stock price of $15.75 on April 9, 1998 (five trading days prior to public announcement of the Merger).

    ANALYSIS OF SELECTED BANK MERGER TRANSACTIONS

    Wedbush reviewed certain publicly available information regarding selected merger and acquisition transactions: (1) involving banks and bank holding companies located in California, (2) with assets of between $100 million and $600 million, and (3) announced between September 1, 1996 and April 15, 1998. The selection of the comparable transactions involves complex considerations and judgments concerning similarities and differences in financial, operational and other characteristics that could affect the acquisition value of potentially comparable banks. None of the acquired banks utilized in the selected merger and acquisition comparable valuation were identical to BKLA and none of the transactions were identical to the Merger.

    The transactions deemed appropriate for comparison (the "Comparison Merger Transactions") involved the following sets of institutions (identified by acquiror/acquired bank): Bank of Commerce/ Rancho Vista National Bank; Mid-State Bank/BSM Bancorp; Pacific Bank; NA/Sterling West Banc; Zions Bancorp/FP Bancorp, Inc.; SierraWest Bancorp/CA Community Bancshares; Urban Bank/Redwood Bancorp; Greater Bay Bancorp/Peninsula Bank; City National Corporation/Harbor Bancorp; Western/ SCB; US Bancorp/Business & Professional Bank; Dartmouth Capital/Eldorado Bancorp; Western/CCB; Santa Barbara Bancorp/First Valley Bank; Golden State Bancorp/Transworld Bancorp; City National Corporation/Riverside National Bank; Bank SinoPac/Far East National Bank; and City National Corporation/Ventura County National Bancorp.

    For each of the Comparison Merger Transactions, Wedbush analyzed the transaction's value as a multiple of the acquired bank's (1) prior twelve months publicly reported basic earnings per share ("LTM Multiple"), (2) publicly reported book value at the end of the last accounting period prior to the acquisition ("Book Value Multiple"), and (3) publicly reported tangible book value at the end of the last accounting period prior to the acquisition ("Tangible Book Value Multiple"). Additionally, Wedbush analyzed the "Acquisition Premium" paid in each transaction, defined as the amount by which the acquisition price per share surpassed the price per share of the acquired bank's common stock five days before the acquisition was publicly announced.

    This analysis indicated a range of transaction values for the Comparison Merger Transactions representing LTM Multiples of 6.8x to 28.2x (with a median of 17.5x) compared to 19.5x for BKLA at the Conversion Number; Book Value Multiples of 1.16x to 4.08x (with a median of 1.93x) compared to 3.11x for BKLA at the Conversion Number; Tangible Book Value Multiples of 1.16x to 4.08x (with a median of 1.98x) compared to 3.69x for BKLA at the Conversion Number; and Acquisition Premiums of 3% to 91% (with a median of 20%) compared to 26% for BKLA at the Conversion Number.

    Wedbush then calculated an implied transaction per share equity reference range for BKLA by applying the median of the range of multiples derived from the Comparison Merger Transactions to corresponding financial data for BKLA, which indicated an implied transaction equity value reference range of between $10.66 and $18.93 per share of BKLA.

    DISCOUNTED CASH FLOW ANALYSIS

    Using a discounted cash flow analysis, Wedbush estimated the present value of the future streams of after-tax cash flow that BKLA could produce on a stand-alone basis from 1998 through 2002 and distribute to BKLA's shareholders ("Dividendable Net Income"). Wedbush projected after-tax distributions such that BKLA's ratio of tangible common equity to tangible assets would be maintained at a 6.0% level. Wedbush estimated the residual value of BKLA at the end of 2002 to be in the range of 13x to 17x projected 2002 net income plus goodwill amortization ("Cash Net Income"). The projected Dividendable Net Income streams and residual values were then discounted to present value at rates ranging from 12% to 16%. Wedbush then aggregated (1) the present value of the Dividendable Net Income flows and (2) the present value of the residual values to derive an implied transaction equity value reference range of $9.60 to $13.00 per share of BKLA. Wedbush also performed a discounted cash flow analysis assuming the realization of certain cost savings and revenue enhancements expected to result from the Merger. This analysis indicated an implied equity value reference range of $13.20 to $18.60 per share of BKLA.

    In determining the discount rates used in the discounted cash flow analysis of BKLA, Wedbush noted, among other things, factors such as inflation, prevailing market interest rates, the business risk inherent to Western, the required rates of return of holders or prospective buyers of BKLA Common Stock, and the cost of capital for banks similar to BKLA. In determining the range of residual value multiples used in deriving the residual value of BKLA, Wedbush noted, among other things, the multiples at which BKLA

Common Stock historically traded, the multiples at which public banks Wedbush deemed appropriate for comparison to BKLA historically traded, and the multiples observed in historical business combination transactions which Wedbush deemed relevant.

    COMPARABLE BANK ANALYSIS

    Using publicly available information, Wedbush compared certain financial, operating and stock market data of BKLA with similar data of selected publicly traded companies in the banking industry of a size considered by Wedbush to be appropriate for comparison to BKLA, after applying an equity control premium of 20% (based on the median premium paid in the Comparison Merger Transactions). Although such banks were considered similar to BKLA, none of them has the same management, assets, deposit base, size or franchise as BKLA.

    Wedbush considered the following banks appropriate for comparison (the "Comparable Banks") to BKLA: Bank of Hemet, Bank of Santa Clara, Borel Bank & Trust Company, BYL Bancorp, California Independent Bancorp, Coast Bancorp, Desert Community Bank, First Regional Bancorp, North County Bancorp, North Valley Bancorp, Orange National Bancorp, Professional Bancorp, Inc., and Six Rivers National Bank.

    All multiples were based on closing share prices as of April 13, 1998. This analysis indicated a range of share prices for the Comparable Banks (after applying the equity control premium of 20%) representing multiples of such companies' (1) latest twelve months basic earnings per share of 14.24x to 43.48x (with a median of 20.87x); (2) latest publicly reported book value of 1.56x to 3.89x (with a median of 2.44x); and (3) latest publicly reported tangible book value of 1.59x to 3.89x (with a median of 2.49x). Wedbush then calculated an implied transaction equity value reference range for BKLA by applying the median of these multiples to corresponding data for BKLA, which indicated an implied per share value reference range of $15.70 to $20.87.

    CONTRIBUTION ANALYSIS

    Wedbush analyzed the respective contributions of BKLA and Western to the combined company's pro forma balance sheet as of March 31, 1998 and pro forma historic net income for the latest twelve months ended March 31, 1998 without giving effect to certain cost savings and revenue enhancements expected to result from the Merger. The financial and operating information reviewed included, among other things, total assets, deposits, net loans, common equity, tangible equity, at March 31, 1998; pro forma net income and pro forma Cash Net Income for the twelve months ended March 31, 1998. This analysis showed that BKLA would have contributed approximately 11.8% of total assets, 10.5% of net loans, 11.8% of deposits, 10.1% of common equity, 16.1% of tangible equity, 43.7% of pro forma net income, 20.9% of pro forma Cash Net Income, for the twelve months ended March 31, 1998. By contrast, BKLA Shareholders would own approximately 13% of the diluted shares of the combined company upon consummation of the Merger based upon the Conversion Number.

    PRO FORMA MERGER ANALYSIS

    Based on projections and various other assumptions provided by BKLA and Western, including estimated cost savings and revenue enhancements expected to result from the Merger, Wedbush analyzed the pro forma per share impact of the Merger on a variety of projected financial measures including, among others, BKLA's Diluted EPS, book value per share and tangible book value per share during the calendar years 1999 through 2000 relative to BKLA on a stand-alone basis.

    The analysis indicated that on a per share basis, the proposed Merger could be accretive to BKLA's Diluted EPS and book value, while dilutive to its tangible book value, in each of the years analyzed assuming certain cost savings and revenue enhancements anticipated by the management of Western to result from the Merger are achieved. Wedbush also analyzed the potential pro forma effect of the Merger on Western's Diluted EPS during the calendar years 1999 and 2000 relative to Western on a stand-alone basis. This analysis indicated that the Merger could be accretive to Western's Diluted EPS in each year, assuming certain cost savings and revenue enhancements anticipated by the Western Management to result from the Merger are achieved.

    Wedbush also performed a pro forma sensitivity analysis by varying many of the underlying assumptions of the analysis including, among others, the cost savings, revenue enhancement, and growth estimates of BKLA, Western and the combined company as part of the analysis of the estimated pro forma effect of the Merger.

    HISTORICAL TRADING AND CONVERSION NUMBER ANALYSIS

    Wedbush analyzed the ratios of closing stock prices per share of Western Common Stock to BKLA Common Stock as reported on the Nasdaq during various time periods. Wedbush observed that from June 4, 1997 through April 14, 1998, the average ratio of closing stock prices of BKLA and Western was 0.3560x, with a high of 0.4710x and a low of 0.2458x. For the 30 trading day period of March 3, 1998 through April 14, 1998, the average ratio of closing stock prices of BKLA and Western was 0.3438x, with a high of 0.3702x and a low of 0.3223x.

    Wedbush reviewed the comparative performance of Western and BKLA Common Stock relative to the S&P 500 index, the Nasdaq Banking index, and the S&P Bank Index. This analysis indicated that both companies outperformed the indexes over the period of June 4, 1997 through April 14, 1998.

WEDBUSH FEE

    Pursuant to the terms of the Wedbush Agreement, BKLA has paid Wedbush a fee of $75,000, half of which was payable upon execution of the Wedbush Agreement and the other half of which became payable at the time Wedbush notified BKLA that it was prepared to deliver to the Board of BKLA its opinion as to the fairness of the Conversion Number without disclosing the conclusion reached therein. BKLA considered this fee reasonable after soliciting and receiving bids from other qualified firms for $150,000 to $250,000. BKLA has also agreed to reimburse Wedbush for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Wedbush and its employees, agents, officers, attorneys and shareholders and any person who controls or is deemed to control Wedbush against certain liabilities, including liabilities under the federal securities laws.

    In the ordinary course of business, Wedbush and its affiliates may actively trade the equity securities of BKLA and of Western for their own account and for accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW MAY NOT BE APPLICABLE TO CERTAIN CLASSES OF TAXPAYERS, INCLUDING SECURITIES DEALERS AND OTHERS THAT USE A "MARKET-TO-MARKET" METHOD OF ACCOUNTING FOR FEDERAL INCOME TAX PURPOSES, TAX EXEMPT ORGANIZATIONS OR TRUSTS, FOREIGN PERSONS, PERSONS WHO HOLD SHARES OF BKLA COMMON STOCK AS PART OF A STRADDLE OR CONVERSION TRANSACTION AND PERSONS WHO ACQUIRED SHARES OF BKLA COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR RIGHTS OR OTHERWISE AS COMPENSATION. BKLA SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

    TAX OPINIONS

    It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Consummation of the Merger as a reorganization is conditioned upon receipt by Western of confirmation, immediately prior to the Effective Time, of the opinion of Sullivan & Cromwell, and receipt by BKLA of confirmation, immediately prior to the Effective Time, of the opinion of Vavrinek, which opinions will be dated as of the Effective Date, substantially to the effect that, for federal income tax purposes: (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Western, SMB and BKLA will be a party to that reorganization within the meaning of Section 368(b) of the Code.

    The Tax Opinions will not be binding on the Internal Revenue Service (the "IRS"), and there can be no assurance that the IRS will not contest the conclusions expressed therein. The Tax Opinions will be based in part upon certain factual assumptions and upon certain representations made, and certificates delivered, by Western, SMB and BKLA, which representations and certificates Sullivan & Cromwell and Vavrinek will assume to be true, correct and complete. If such representations or certificates are inaccurate, the Tax Opinions could be adversely affected.

    TAX CONSEQUENCES OF THE MERGER

    GENERAL. The following summary sets forth certain anticipated material federal income tax consequences of the Merger to BKLA Shareholders. The tax treatment of each BKLA Shareholder will depend in part upon such shareholder's particular situation. This summary is based on the provisions of the Code, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof. Such laws, regulations or interpretations may differ at the Effective Time, and relevant facts also may differ.

    No gain or loss will be recognized by a BKLA Shareholder who receives solely Western Common Stock for such BKLA Shareholder's shares of BKLA Common Stock (except to the extent such shareholder receives cash in lieu of a fractional share interest in Western Common Stock).

    Such a BKLA Shareholder's aggregate tax basis in the Western Common Stock received pursuant to the Merger will equal such shareholder's aggregate tax basis in the shares of BKLA Common Stock exchanged therefor, reduced by any amount allocable to a fractional share interest of Western Common Stock for which cash is received. The holding period of Western Common Stock received pursuant to the Merger (the "Holding Period" as described in the paragraph below), will include the holding period of the shares of BKLA Common Stock exchanged therefor, provided that such shares were held as a capital asset as of the Effective Date.

    FRACTIONAL SHARES OF WESTERN COMMON STOCK. No fractional shares of Western Common Stock will be issued in the Merger. A BKLA Shareholder who receives cash in lieu of such a fractional share will be treated as having received such fractional share pursuant to the Merger and then as having exchanged such fractional share for cash in a redemption by Western subject to Section 302 of the Code. Such a deemed redemption will be treated as a sale of the fractional share, provided that it is not "essentially equivalent to a dividend". If the Western Common Stock represents a capital asset in the hands of the shareholder, the shareholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the difference between the amount of cash received therefor and the shareholder's tax basis in the fractional share. The Holding Period of any such capital gain or loss will be long-term if the BKLA Common Stock exchanged was held for more than one year. Long-term capital gain of a non-corporate shareholder is generally subject to a maximum capital gains rate of 28% for capital assets held for more than one year and the maximum rate is reduced to 20% for capital assets held for more than 18 months.

    BACKUP WITHHOLDING

    Unless an exemption applies under applicable law and regulations, the Exchange Agent (as defined herein), will be required to withhold 31% of any cash payments to which a non-corporate shareholder or the payee is entitled pursuant to the Merger unless the shareholder or other payee provides its taxpayer identification number (social security number, employer identification number or individual taxpayer identification number) and certifies that such number is correct. Each shareholder and, if applicable, each other payee must provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to Western and the Exchange Agent.

REGULATORY APPROVALS

    GENERAL

    The Merger cannot proceed in the absence of the regulatory approvals. Western and BKLA are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Western and BKLA have agreed in the Merger Agreement to use reasonable best efforts promptly to take all actions necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, including using efforts to obtain all necessary approvals from all applicable governmental entities, making all necessary registrations, applications and filings and obtaining any contractual consents and regulatory approvals. However, there can be no assurance that such regulatory approvals will be obtained, nor can there be assurance as to the date of any such approval. There can also be no assurance that any such approval will not contain a condition or requirement that causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described below under "THE MERGER AGREEMENT--Conditions".

    FEDERAL DEPOSIT INSURANCE CORPORATION AND FEDERAL RESERVE BOARD APPROVALS

    Consummation of the Merger is subject to receipt of the prior approval of the FDIC under the Bank Merger Act, 12 U.S.C. Section 1828(c) (the "BMA"). The BMA requires that the FDIC take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The BMA prohibits the FDIC from approving the Merger (i) if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anti-competitive effects of such merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

    The Merger is also subject to prior approval by the Federal Reserve Board under Section 3 of the BHCA or a waiver of such requirement in accordance with regulations adopted by the Federal Reserve Board under the BHCA. If an application is required under the BHCA, the Federal Reserve Board will take into consideration, among other things, competition, the financial and managerial resources and future prospects of the holding companies and banks concerned and the convenience and needs of the communities to be served. The BHCA prohibits the Federal Reserve Board from approving the Merger if (a) it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (b) its effect in any section of the country may be substantially to lessen competition or tend to create a monopoly, or it would in any other manner be in restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

    Each of the FDIC and the Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital structure, taking into account, among other factors, the nature of the business and operations and plans for expansion. Furthermore, the FDIC and the Federal Reserve Board must also assess the records of the depository institution subsidiaries of Western and BKLA under the Community Reinvestment Act of 1977, as amended (the "CRA"). The

CRA requires that the FDIC and the Federal Reserve Board assess, when evaluating an application, each depository institution's record of meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation and take such record into account when evaluating certain regulatory applications. Each of SMB, SCB and BKLA has a CRA rating of "satisfactory".

    Under the BMA and the BHCA, the Merger may not be consummated until the thirtieth day following the date of FDIC or Federal Reserve Board approval, as the case may be, or such earlier date as may be determined by the FDIC or the Federal Reserve Board, as the case may be. If the United States Department of Justice commenced an action challenging the Merger on antitrust grounds during such waiting period, commencement of such action would stay the effectiveness of the FDIC and Federal Reserve Board approvals, unless a court specifically orders otherwise.

    Western and BKLA submitted an application seeking approval of the Merger and
related matters to the FDIC on June   , 1998. Western and BKLA sought a waiver
of jurisdiction from the Federal Reserve Board on June   , 1998. It is expected
that the approval and waiver will be received prior to the BKLA Meeting, but there can be no assurance that such approval and waiver will be obtained.

    STATE COMMISSIONER APPROVAL

    Since BKLA and SMB are state-chartered banks, Western must obtain approval of the State Commissioner pursuant to the California Financial Code prior to the consummation of the Merger. Western sought such approval on June , 1998. It is expected that the approval will be received prior to the BKLA Meeting, but there can be no assurance that such approval will be obtained.

RESALE OF WESTERN COMMON STOCK

    All shares of Western Common Stock received by BKLA Shareholders in the Merger will be freely transferrable, except that shares of Western Common Stock received by BKLA Shareholders who are deemed to be "affiliates" (as defined for purposes of Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135) of BKLA ("BKLA Affiliates") as of the date of the BKLA Meeting may be resold by BKLA Affiliates only pursuant to an effective registration statement under the Securities Act covering resales of such shares or in transactions permitted by the resale provisions of Rule 145 of the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of BKLA or Western generally include individuals or entities that control, are controlled by, or are under common control with, such entities and may include certain officers and directors of such entities as well as principal shareholders of such entities.

    BKLA has agreed in the Merger Agreement to use its best efforts to obtain a written agreement from each officer or director of BKLA who is identified as a possible BKLA Affiliate providing that each such person will not sell, pledge, transfer or otherwise dispose of any shares of Western Common Stock to be received by such person in the Merger, except in compliance with the applicable provisions of the Securities Act. See "THE MERGER AGREEMENT--Exchange of Stock Certificates; Dividends".

CERTAIN EFFECTS OF THE MERGER

    SMB will be the Surviving Corporation following the Merger. Once the Merger is consummated, the trading of BKLA Common Stock on the Nasdaq will cease, and BKLA will no longer be required to file reports pursuant to the Exchange Act. It is anticipated that the management and operation of SMB and BKLA will be integrated after the Merger and will allow additional services to be provided to customers, without adversely affecting current day-to-day service. BKLA has agreed, subject to certain conditions, at or before the Effective Time, to make such accounting adjustments as Western requests in order to implement its plans regarding BKLA or to reflect merger-related expenses and costs incurred by BKLA. See "THE MERGER AGREEMENT--Certain Covenants--CERTAIN POLICIES OF BKLA".

    After the Merger, the Surviving Corporation will be headquartered at 1251 Fourth Street, Santa Monica, California 90401. The telephone number at such offices will be (310) 394-9611.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    GENERAL

    In considering the recommendations of the BKLA Board, BKLA Shareholders should be aware that certain employees and members of management of BKLA and of the BKLA Board have certain interests in the transactions contemplated by the Merger Agreement that are in addition to the interests of shareholders generally and that may create potential conflicts of interest. These interests include, among others, provisions in the Merger Agreement relating to the indemnification of BKLA officers and directors; directors' and officers' liability insurance; the appointment of Adriana M. Boeka to the Western Board as of the Effective Time; and certain employee benefits discussed below.

    Additionally, Scott Burford, son of the late Maurice J. Burford and president of Burford Capital, provided consulting services to BKLA through GBS Financial in connection with the Merger. GBS entered into an agreement pursuant to which it will receive a flat fee of 1% of value received by BKLA shareholders if BKLA is sold for between $15 per share and $16.99 per share, or 1.5% of the value received if BKLA is sold for $17 per share or more. As of the date of this Proxy Statement-Prospectus, GBS will receive approximately $1.5 million for its services. GBS financial will receive no compensation if BKLA sells for less than $15 per share or if the Merger is not consummated.

    Further, American West Associates is a partnership which leases the Encino branch building to BKLA for approximately $277,000 per year. Melvin F. Shaw and Burton N. Sterman, directors of BKLA, are 15% and 17% partners, respectively, of American West Associates. BKLA Management believes this transaction to be on substantially the same terms as those prevailing at the time for comparable transactions.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

    The Merger Agreement provides that for a period of six years after the Effective Time, Western will indemnify each director and officer determined as of the Effective Time, against certain liabilities arising out of matters existing or occurring at or prior to the Effective Time to the extent to which such indemnified parties were entitled under California law and BKLA's articles of incorporation or bylaws in effect on April 16, 1998. Western also will advance expenses as incurred to the extent permitted under California law and BKLA's articles of incorporation and bylaws. In addition, for a period of six years after the Effective Time, Western will use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by BKLA, provided that Western may substitute therefor policies of comparable coverage with respect to claims arising from facts or events that occurred before the Effective Time.

    APPOINTMENT OF DIRECTOR

    Pursuant to the Merger Agreement, BKLA has elected to nominate, and Western has consented to appoint, Adriana M. Boeka to the Western Board as of the Effective Time.

    EMPLOYEE BENEFITS

    Pursuant to the Merger Agreement, all benefit and compensation plans, contracts, policies or arrangements covering current employees or former employees of BKLA and its subsidiaries and current or former directors of BKLA, including, but not limited to, "employee benefit plans" within the meaning of
Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans will be governed, managed and/or terminated by Western in

Western's sole discretion from and after the Effective Date. See "THE MERGER AGREEMENT-- Certain Covenants--EMPLOYEE BENEFITS".

    RELATED TRANSACTIONS

    Other than the Merger Agreement, the Shareholder Agreements, the Stock Option Agreement and the transactions contemplated by and described in this Proxy Statement-Prospectus, Western and BKLA do not know of any past, present or proposed material contracts, arrangements or understandings between Western or its affiliates, on the one hand, and BKLA and its affiliates, on the other hand.

    STOCK OPTIONS

    Upon delivery of notice by the BKLA Board to holders of BKLA Stock Options of the pendency of the Merger, any option granted prior to the Merger shall be exercisable in full and not only as to those shares with respect to which installments, if any, have then accrued, subject, however, to earlier expiration or termination as provided elsewhere in BKLA's stock option plan.

    At the Effective Time, all BKLA Stock Options, unless otherwise exercised pursuant to Section 10 of BKLA's stock option plan, shall be converted into the right to receive for each share of BKLA Common Stock otherwise issuable upon exercise thereof a number of shares of Western Common Stock equal to the quotient obtained by dividing the spread by $42.61. After accumulating all such Replacement Shares issuable to any holder of BKLA Stock Options, any fractional Replacement Shares issuable to any holder of BKLA Stock Options of .2 or above shall be rounded upwards. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA--NOTE 1" and "THE MERGER AGREEMENT-- Exchange of Stock Certificates; Dividends".

    As of the BKLA Record Date, there were [285,800] options outstanding, and executive officers of BKLA held the following unvested options to purchase BKLA Common Stock which will vest at the Effective Time as a result of the Merger:

                                                      NUMBER OF UNVESTED OPTIONS     VALUE AT THE BKLA RECORD DATE
                                                    WHICH BECOME EXERCISABLE AT THE  OF OPTIONS WHICH VEST AT THE
NAME                                                        EFFECTIVE TIME               EFFECTIVE TIME ($)(1)
--------------------------------------------------  -------------------------------  -----------------------------
John J. Feldman...................................                56,250
Adriana M. Boeka..................................                29,500
Robert G. Jacobsen................................                22,750
Wendy Moskal......................................                19,000

------------------------

(1) Value is based on the closing sale price for BKLA Common Stock on the Nasdaq on the BKLA Record Date, less the weighted average per share exercise price.

SUBMISSION OF SHAREHOLDERS' PROPOSALS FOR BKLA'S 1999 ANNUAL MEETING

    BKLA Shareholders may submit proposals for shareholder action at the 1999 Annual Meeting of BKLA Shareholders if they do so in accordance with applicable regulations of the Securities Exchange Commission. Any such proposals must be submitted to Beverly A. Dyck, the Corporate Secretary of BKLA, no later than November 5, 1998, in order to be considered for inclusion in BKLA's 1999 proxy materials.

DISSENTERS' RIGHTS

    In connection with the Merger, the Shareholders may be entitled to Dissenters' Rights under Chapter 13 of the CGCL. Sections 1300 through 1304 of the CGCL are attached hereto as Appendix C. The description of Dissenters' Rights contained in this Proxy Statement-Prospectus is qualified in its entirety by reference to Chapter 13 of the CGCL. IN ORDER FOR A BKLA SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS, A NOTICE OF SUCH SHAREHOLDER'S INTENTION TO EXERCISE HIS OR HER DISSENTERS' RIGHTS AS PROVIDED IN THE CGCL MUST BE SENT BY SUCH SHAREHOLDER AND RECEIVED BY BKLA ON OR BEFORE THE DATE OF THE BKLA MEETING, AND SUCH SHAREHOLDER MUST VOTE AGAINST THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AND COMPLY WITH SUCH OTHER PROCEDURES AS REQUIRED BY THE CGCL, AS MORE FULLY DESCRIBED BELOW. FAILURE TO SEND SUCH NOTICE, TO VOTE AGAINST THE PRINCIPAL TERMS OF THE MERGER OR TO FOLLOW SUCH OTHER PROCEDURES WILL RESULT IN A WAIVER OF SUCH SHAREHOLDER'S DISSENTERS' RIGHTS.

    Any demands, notices, certificates or other documents delivered to BKLA prior to the Merger may be sent to Beverly A. Dyck, Vice President and Corporate Secretary, Bank of Los Angeles, 8901 Santa Monica Boulevard, West Hollywood, California 90069. Thereafter, they may be sent to Julius G. Christensen, Executive Vice President, General Counsel and Secretary, Western Bancorp, 4100 Newport Place, Suite 900, Newport Beach, California 92660.

    If no instructions are indicated on proxies received by BKLA, such proxies will be voted for the proposal to approve the principal terms of the Merger at the BKLA Meeting. Those BKLA Shareholders who return their proxies without instructions, resulting in a vote for the approval of the principal terms of the Merger, will not be entitled to Dissenters' Rights.

    In addition, because the BKLA Common Stock is traded on the Nasdaq, the BKLA Shareholders will not have Dissenters' Rights unless demands for purchase in cash of such shares at their fair market value as of April 16, 1998 pursuant to
Section 1301 of the CGCL (each, a "Demand") are made with respect to 5% or more of the outstanding shares of BKLA Common Stock, (before giving effect to the Merger). Such Demands must be received by BKLA or its transfer agent not later than the date of the BKLA Meeting. In the event that Demands are made with respect to 5% or more of the outstanding shares of BKLA Common Stock on or before the date of the BKLA Meeting, the BKLA Shareholders who made Demands will be entitled to Dissenters' Rights, provided that such Dissenters' Rights are perfected pursuant to Chapter 13 of the CGCL.

    In the event that (i) the Merger is approved by the BKLA Shareholders and
(ii) Demands are made by holders of 5% or more of the BKLA Common Stock, a holder of BKLA Common Stock who objects to the Merger (a "Dissenting Shareholder") will be entitled to payment in cash of the fair market value as of April 16, 1998 (the day before the public announcement of the Merger) of his or her Shares ("Dissenting Shares"); provided that (a) such shares were outstanding immediately prior to the date for the determination of shareholders entitled to vote on the Merger; (b) the Dissenting Shareholder voted his or her shares against the approval of the principal terms of the Merger; (c) the Dissenting Shareholder made a Demand; and (d) the Dissenting Shareholder has submitted for endorsement certificates representing his or her Dissenting Shares, in accordance with Section 1302 of the CGCL.

    The Demand must (a) be a written demand to purchase the Dissenting Shares and make payment to the Dissenting Shareholder in cash of their fair market value as of April 16, 1998; (b) be received by BKLA on or before the date of the BKLA Meeting; (c) state the number and class of the shares held of record by the Dissenting Shareholder that the Dissenting Shareholder demands that BKLA purchase; and (d) contain a statement of what the Dissenting Shareholder claims to be the fair market value of his or her Dissenting Shares as of April 16, 1998. Such statement of the fair market value constitutes an offer by the Dissenting Shareholder to sell his or her Dissenting Shares at such price. A Dissenting Shareholder who has made such a demand for payment may not withdraw such Demand unless BKLA consents thereto. A proxy or vote against the approval of the principal terms of the Merger Agreement does not in itself constitute a Demand.

    The Dissenting Shareholder must submit the certificates representing the Dissenting Shares for endorsement as Dissenting Shares to BKLA at its principal office or at the office of its transfer agent within 30 days after the date on which notice of approval of the Merger by BKLA Shareholders was mailed to such Dissenting Shareholder.

    If any Shareholder has Dissenters' Rights, BKLA will mail to each such shareholder a notice of the approval of the Merger by the BKLA Shareholders, within ten days after the date of such approval, accompanied by (a) a copy of Sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the CGCL; (b) a statement of the price determined by BKLA to represent the fair market value as of April 16, 1998 of the Dissenting Shares (which BKLA believes to be the closing price on April 16, 1998 of $47.88); and (c) a brief description of the procedure to be followed if the shareholder desires to exercise his or her Dissenters' Rights under such sections. The statement of price constitutes an offer by BKLA to purchase such Dissenting Shares.

    If BKLA denies that shares submitted to it as Dissenting Shares are Dissenting Shares, or if BKLA and a Dissenting Shareholder fail to agree on the fair market value of the Dissenting Shares, either such Dissenting Shareholder or BKLA may file a complaint in the Superior Court of the proper county in California requesting that the court determine such issue. Such complaint must be filed within six months after the date on which notice of the approval of the Merger is mailed to Dissenting Shareholders. It is the opinion of BKLA that the fair market value of its Shares with regard to valuation for Dissenting Share purposes is $47.88, the closing price of BKLA Common Stock as reported on the Nasdaq for April 16, 1998, the day prior to announcement of the Merger.

    On trial of the action, the court will first determine if the shares are Dissenting Shares, and if so determined, the court will either determine the fair market value or appoint one or more impartial appraisers to do so. If both BKLA and the Dissenting Shareholder fail to file a complaint within six months after the date on which notice of the approval of the Merger was mailed to the Dissenting Shareholders, such Dissenting Shareholder will lose his or her Dissenters' Rights. In addition, if the Dissenting Shareholder transfers such Dissenting Shares prior to their submission for the required endorsement, such shares will lose their status as Dissenting Shares.

    FAILURE TO TAKE ANY NECESSARY STEP WILL RESULT IN A TERMINATION OR WAIVER OF THE RIGHTS OF THE HOLDER UNDER CHAPTER 13 OF THE CGCL. A PERSON HAVING A BENEFICIAL INTEREST IN BKLA COMMON STOCK THAT IS HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A TRUSTEE OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE REQUIREMENTS OF CHAPTER 13 OF THE CGCL IN A TIMELY MANNER IF SUCH PERSON ELECTS TO DEMAND PAYMENT OF THE FAIR MARKET VALUE OF SUCH SHARES.

ACCOUNTING TREATMENT

    For accounting and financial reporting purposes, it is currently expected that the Merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles, and comfort by the independent auditors for both Western and BKLA of the ability to use such accounting treatment is one of the conditions to the consummation of the Merger. Under this method of accounting, the previously recorded assets and liabilities of Western and BKLA would be carried forward to the Surviving Corporation at their recorded amounts; income and expenses of the Surviving Corporation would include income and expenses of Western and BKLA for the entire fiscal year in which the Merger occurs; and the reported results of the separate corporations for prior periods would be combined and restated as the results of the Surviving Corporation. The results of the pooling treatment for accounting purposes would not be reflected in historical consolidated financial statements of Western.

                              THE MERGER AGREEMENT

    SET FORTH BELOW IS A DESCRIPTION OF CERTAIN OF THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND RELATED MATTERS. THIS SUMMARY OF THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT AS SET FORTH IN APPENDIX A HERETO AND THE TEXT THEREOF IS INCORPORATED BY REFERENCE HEREIN.

THE MERGER

    The Merger Agreement was entered into by and among Western, SMB and BKLA on April 16, 1998, and amended and restated as of June 24, 1998. Pursuant to the Merger Agreement, at the Effective Time, BKLA will merge with SMB, with SMB being the Surviving Corporation and operating under the name "Santa Monica Bank". The separate corporate existence of BKLA will then cease. In connection with the Merger, each share of BKLA Common Stock issued and outstanding at the Effective Time (other than (a) shares that have not been voted in favor of approval of the principal terms of the Merger and with respect to which Dissenters' Rights have been perfected in accordance with the CGCL and (b) shares held by any of BKLA's subsidiaries or by Western or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith) will be converted automatically into, subject to the limitations set forth in the Merger Agreement with respect to proration and fractional shares, the Consideration. Each share of Western Common Stock outstanding immediately prior to the Effective Time will remain outstanding after the Merger as one share of Western Common Stock.

    At the Effective Time, all BKLA Stock Options, unless otherwise exercised pursuant to BKLA's stock option plan, shall be converted into the right to receive for each share of BKLA Common Stock otherwise issuable upon exercise thereof a number of shares of Western Common Stock equal to the quotient obtained by dividing the Spread by $42.61. At the Effective Time, each BKLA Warrant shall be converted into a warrant to acquire, on the same terms and conditions as were applicable under such BKLA warrant agreement, the number of shares of Western Common Stock equal to (a) the number of shares of BKLA Common Stock subject to the BKLA Warrant, multiplied by (b) the Conversion Number (such product rounded down to the nearest whole number), at an exercise price for the share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of BKLA Common Stock which were purchasable pursuant to such BKLA Warrant divided by (z) the number of full shares of Western Common Stock subject to such Replacement Warrant.

    It is expected that the Merger will be a reorganization within the meaning of Section 368(a) of the Code. See "THE MERGER--Certain Federal Income Tax Consequences".

EFFECTIVE TIME AND EFFECTIVE DATE

    On a date to be selected by Western, which will be within ten days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of governmental authorities and the receipt of all approvals of governmental authorities and all conditions to the consummation of the Merger being satisfied or waived (or, at the election of Western, on the last business day of the month in which such tenth day occurs or, if such tenth day occurs on one of the last five business days of such month, on the last business day of the succeeding month), or on such earlier or later date as may be agreed in writing by Western and BKLA, an agreement of merger will be executed in accordance with all appropriate legal requirements and will be filed as required by law, and the Merger will become effective upon such filing or on such date as may be specified in such agreement of merger. The date of such filing or such later effective date is herein called the "EFFECTIVE DATE". The "EFFECTIVE TIME" of the Merger will be the time of such filing or as set forth in such agreement of merger.

EXCHANGE OF STOCK CERTIFICATES; DIVIDENDS

    At or prior to the Effective Time, Western will deposit, or will cause to be deposited, with U.S. Stock Transfer or with such other unaffiliated exchange agent as Western will reasonably select (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of BKLA Common Stock ("Old Certificates"), for exchange, certificates representing the shares of Western Common Stock ("New Certificates") and an estimated amount of cash to be paid in exchange for outstanding shares of BKLA Common Stock.

    As soon as practicable, but no later than five (5) business days after the Effective Date, Western will send or cause to be sent to each former holder of record of shares of BKLA Common Stock immediately prior to the Effective Time transmittal materials (the "Letter of Transmittal") for use in exchanging such shareholder's Old Certificates for the Consideration. Western will cause the New Certificates into which shares of a shareholder's BKLA Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person will be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of BKLA Common Stock owned by such shareholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person will be entitled to receive upon such delivery.

    At the election of Western, no dividends or other distributions with respect to Western Common Stock with a record date occurring after the Effective Time will be paid to the holder of any unsurrendered Old Certificate representing shares of BKLA Common Stock converted in the Merger into the right to receive shares of such Western Common Stock until the holder thereof will be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in the Merger Agreement, and no such shares of BKLA Common Stock will be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in the Merger Agreement. After becoming so entitled in accordance with Section 3.04 of the Merger Agreement, the record holder thereof also will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Western Common Stock such holder had the right to receive upon surrender of the Old Certificate.

    BKLA SHAREHOLDERS SHOULD NOT FORWARD BKLA COMMON STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. BKLA SHAREHOLDERS SHOULD NOT RETURN CERTIFICATES WITH THE ENCLOSED PROXY.

NO FRACTIONAL SHARES

    No fractional shares of Western Common Stock will be issued in the Merger. In lieu of the issuance of any fractional share of Western Common Stock that would otherwise be issuable in conversion or exchange for warrants, a cash adjustment will be paid to BKLA Shareholders in an amount equal to such fractional proportion of the price of a share of Western Common Stock as of the close of business on the day immediately prior to the Effective Time. In lieu of the issuance of any fractional share of Western Common Stock that would otherwise be issuable in accordance with the Stock Option Agreement, any Fractional Replacement Shares of holders of BKLA Stock Options of .2 or above shall be rounded upwards. See "NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA" and "THE MERGER--Interests of Certain Persons in the Merger--STOCK OPTIONS".

CONDUCT OF THE BUSINESS OF BKLA AND WESTERN PRIOR TO THE MERGER

    Pursuant to the Merger Agreement, each of Western and BKLA has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as permitted by the Merger Agreement, each will not (a) take any action that would adversely affect or delay the ability of BKLA or

Western to perform any of their obligations on a timely basis under the Merger Agreement, or take any action that is reasonably likely to have a material adverse effect on BKLA or Western; or (b) (i) take any action which it knows or reasonably should know that such action would, or would be reasonably likely to, prevent or impede the Merger from qualifying (A) for pooling-of-interests accounting treatment or (B) as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII of the Merger Agreement not being satisfied or
(C) a violation of any provision of the Merger Agreement.

    In addition, BKLA has agreed that, during the same period, it will not, subject to certain exceptions, without the prior consent of Western, (a) conduct the business of BKLA other than in the ordinary and usual course; (b) (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of BKLA Common Stock or preferred stock, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of BKLA Common Stock to become subject to new grants of employee or director stock options or other similar stock-based employee rights; (c) (i) make, declare, pay or set aside for payment any dividend or declare or make any distribution or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock; (d) increase the compensation of employees or directors, or make any other changes with respect to compensation, other than (i) general increases in compensation for employees, (ii) for grants of awards to newly hired employees consistent with past practice, (iii) in accordance with applicable law or (iv) to satisfy contractual obligations existing as of April 16, 1998; (e) enter into, establish, adopt or amend any pension, retirement, stock option, or similar plan or arrangement, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; (f) dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to BKLA; (g) acquire all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business; (h) make any capital expenditures other than those in the ordinary course of business in amounts not exceeding $10,000 individually or $50,000 in the aggregate; (i) amend its articles or by-laws; (j) implement or adopt any change in its accounting principles or practices or methods; (k) except in the ordinary course of business, enter into or terminate any material contract or amend or modify in any material respect any existing material contracts; (l) except in the ordinary course of business, settle any claim, action or proceeding, except for those involving solely money damages in an amount, individually or in the aggregate, not material to BKLA; (m) (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; (n) incur any indebtedness for borrowed money other than in the ordinary course of business;
(o) make any loan, loan commitment or renewal or extension thereof to any person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made by BKLA to such person and any affiliate or immediate family member of such person, exceed $500,000 without submitting loan package information to the chief credit officer of Western for review with a right of comment at least one full business day prior to taking such action; or (p) agree or commit to do any of the foregoing.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various customary representations and warranties relating to, among other things, (a) organization and similar corporate matters; (b) the capital structure of each of BKLA, Western and SMB;
(c) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (d) conflicts under articles or bylaws, required consents or approvals, and violations of any agreements or law; (e) documents filed with the Commission and the FDIC and the accuracy of information contained therein; (f) absence of certain material adverse events, changes, effects or undisclosed liabilities; (g) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (h) litigation; (i) compliance with law, including environmental compliance; (j) tax returns and audits; (k) ownership of real property; (l) absence of regulatory actions; and (m) labor matters.

CERTAIN COVENANTS

    ACQUISITION PROPOSALS

    Pursuant to the Merger Agreement, BKLA agrees that it will not, and will cause its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving BKLA or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, BKLA, other than the transactions contemplated by the Merger Agreement (any such proposal or offer being referred to as an "Acquisition Proposal"), except to the extent legally required for the discharge by the BKLA Board of its fiduciary duties as advised by counsel to the BKLA Board.

    BKLA has also agreed, as of the date of the Merger Agreement, to immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of the Merger Agreement with any parties other than Western with respect to any of the foregoing and to use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. BKLA will promptly (within 24 hours) advise Western following the receipt by BKLA of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Western of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

    CERTAIN POLICIES OF BKLA

    At or before the Effective Time, BKLA will, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Western, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Western.

    EMPLOYEE BENEFITS

    Pursuant to Merger Agreement, from and after the Effective Date, all of BKLA's benefit and compensation plans, contracts, policies or arrangements covering employees or former employees of BKLA and current or former directors of BKLA, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, will be governed, managed and/or terminated by Western in Western's sole discretion.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

    From and for a period of six years after the Effective Time, Western and SMB have agreed to indemnify and hold harmless each director and officer of BKLA, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including with respect to the Merger Agreement or any of the transactions contemplated thereby), whether asserted, claimed or arising prior to, at or after the Effective Time, to the extent to which such Indemnified Parties were entitled under

California law and BKLA's articles of incorporation or bylaws in effect on April 16, 1998, and Western also will advance expenses as incurred to the extent permitted under California law and BKLA's articles of incorporation and bylaws.

    Any Indemnified Party wishing to claim indemnification under the Merger Agreement, upon learning of any such claim, action, suit, proceeding or investigation, must as promptly as possible notify Western thereof, but the failure so to notify will not relieve Western of any liability it may have to such Indemnified Party if such failure does not materially prejudice Western. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (a) Western will have the right to assume the defense thereof and Western will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Western elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between Western and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Western will pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received; (b) the Indemnified Parties will cooperate in the defense of any such matter; and (c) Western will not be liable for any settlement effected without its prior written consent. Notwithstanding the foregoing, Western will not have any obligation under the Merger Agreement to any Indemnified Party when and if a court of competent jurisdiction ultimately determines, and such determination becomes final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is not permitted or is prohibited by applicable law.

    Western also has agreed that for a period of six years after the Effective Time, it will use its reasonable best efforts to cause to be maintained in effect at a minimum the policies of directors' and officers' liability insurance maintained by BKLA as of April 16, 1998 (provided that Western may substitute therefor policies of comparable coverage with respect to claims arising from facts or events that occurred before the Effective Time); PROVIDED, HOWEVER, that in no event will Western be obligated to expend, in order to maintain or provide insurance coverage pursuant to the Merger Agreement, any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date of the Merger Agreement by BKLA for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Western will use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, Western may request BKLA to, and BKLA thereupon will, purchase insurance coverage, on such terms and conditions as shall be acceptable to Western, extending for a period of six years BKLA's directors' and officers' liability insurance coverage in effect as of the date of the Merger Agreement (covering past or future claims with respect to periods before the Effective Time) and such coverage will satisfy Western's obligations under the Merger Agreement.

    If Western or any of its successors or assigns (a) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision will be made to ensure that the successors and assigns of Western assume the obligations described above.

    NOTIFICATION OF CERTAIN MATTERS

    Western and BKLA each has agreed to give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any material adverse effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

    SECURITIES ACT

    Not later than the 15th day prior to the mailing of this Prospectus-Proxy Statement to the BKLA Shareholders, BKLA has agreed to deliver to Western a schedule of each person that, to the best of BKLA's knowledge, is or is reasonably likely to be, as of the date of the BKLA Meeting, deemed to be a BKLA Affiliate.

    BKLA will use its reasonable best efforts to cause each person who may be deemed to be a BKLA Affiliate to execute and deliver to Western on or before the date of mailing of this Prospectus-Proxy Statement to BKLA Shareholders an agreement which provides that each such person will agree not to sell, pledge, transfer or otherwise dispose of the shares of Western Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act.

CONDITIONS

    The respective obligations of Western and BKLA to consummate the Merger are subject to certain conditions, including (a) the approval by the BKLA Shareholders of the principal terms of the Merger; (b) receipt of approvals required by law in connection with the Merger and the other transactions contemplated by the Merger Agreement (the parties having agreed that no such approval will be deemed to have been received if it includes any condition or requirement that would result in a material adverse effect on the Surviving Corporation or would reduce the economic benefits of the Merger in so significant and adverse a manner that Western would not have entered into the Merger Agreement had such condition or requirement been known to it); (c) the absence of any statute, rule, regulation, order, injunction or decree being in effect and prohibiting the consummation of the Merger or any other transaction contemplated by the Merger Agreement; (d) the Registration Statement having become effective and there being issued no stop order suspending the effectiveness of the Registration Statement and no proceedings for that purpose initiated or threatened by the Commission; (e) the receipt and continued effectiveness of all permits and other authorizations under state securities laws necessary to consummate the transactions contemplated by the Merger Agreement and to issue the shares of Western Common Stock to be issued in the Merger; (f) the approval for listing on the Nasdaq, subject to official notice of issuance, of the shares of Western Common Stock to be issued in the Merger;
(g) the receipt by each of Western and BKLA from each of their respective accountants stating that in its opinion the Merger will qualify for pooling-of-interests accounting treatment; and (h) the receipt by each of Western and BKLA from Sullivan & Cromwell and Vavrinek, respectively, each stating that in its opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

    The obligations of Western and SMB to consummate the Merger also are subject to the fulfillment or waiver by Western prior to the Effective Time of certain conditions, including the following: (a) the representations and warranties of BKLA being true and correct unless the failure so to be true and correct is not likely to have a material adverse effect on BKLA; (b) the performance by BKLA in all material respects of all obligations contained in the Merger Agreement required to be performed by BKLA before the Effective Time; and (c) receipt by Western of a customary "cold comfort" letter from Vavrinek, with respect to certain financial statements and data of BKLA.

    In addition, the obligation of BKLA to consummate the Merger also is subject to the fulfillment or waiver by BKLA prior to the Effective Time of certain conditions, including the following: (a) the representations and warranties of Western being true and correct unless the failure so to be true and correct is not likely to have a material adverse effect on Western; (b) the performance by Western in all material respects of all obligations contained in the Merger Agreement required to be performed before the Effective Time; (c) receipt by BKLA of a customary "cold comfort" letter from KPMG Peat Marwick LLP with respect to certain financial statements and data of Western; and (d) as of the Effective Time, the appointment by BKLA of a director to the Western Board.

TERMINATION

    The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Date, either before or after its approval by the BKLA
Shareholders: (a) by the mutual consent of Western and BKLA, if so determined by their respective Boards; (b) by either of Western or BKLA, if so determined by its Board, by written notice to the other, in the event of (i) the failure of the BKLA Shareholders to approve the Merger at the BKLA Meeting, (ii) a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that is not cured or not curable within 30 days after written notice of such breach is given to the party committing such breach, or (iii) the Merger not having been consummated by December 31, 1998;
(c) by either of Western or BKLA, by written notice to the other, if any approval of a governmental authority required to permit consummation of the Merger or any transaction necessary to consummate the Merger shall have been denied; (d) by BKLA, if with respect to any Ten Day Period (as defined below), both (i)(A) the Ten Day Average Price (as defined below) shall be less than $35.37 per share and (B) the Western Common Stock Price Percentage (as defined below) shall be less than the BKX Index Percentage (as defined below) and (ii) BKLA has delivered written notice to Western of its intention to terminate this Agreement within forty-eight (48) hours following the date of such event; (e) by Western, if the BKLA Board shall fail to recommend the Merger for approval by the BKLA Shareholders; or (f) by BKLA, if the BKLA Board receives an Acquisition Proposal and determines, based upon the written advice of counsel, to accept the proposal and that proceeding with the Merger would violate fiduciary duties of the BKLA Board to the BKLA Shareholders.

    "Western Common Stock Price Percentage" is defined in the Merger Agreement to mean the percentage determined by dividing the Ten Day Average Price by $42.61 (as such amount may be adjusted pursuant to the paragraph above); (x) "BKX Index Percentage" means the percentage determined by dividing (i) the product of (A) the Keefe Bank Index as of the date of determination times (B)
 .66 by (ii) the Keefe Bank Index as of the date hereof; (y) "Ten Day Average Price" means the average sales price per share of Western Common Stock for a Ten Day Period determined by averaging the last reported sales price on each trading day, and (z) "Ten Day Period" means any period of ten (10) consecutive trading days.

TERMINATION PAYMENT

    If the Merger Agreement is terminated by BKLA pursuant to a material breach of any representation, warranty, covenant or agreement contained therein by Western that is not cured or not curable within 30 days after written notice of such breach is given to Western by BKLA, Western will pay to BKLA a fee equal to BKLA's out-of-pocket expenses in connection with the Merger, up to $500,000. If the Merger Agreement is terminated by Western pursuant to a material breach of any representation, warranty, covenant or agreement contained therein by BKLA that is not cured or not curable within 30 days after written notice of such breach is given to BKLA by Western, or under the circumstances described in clause (e) under "--Termination" above, BKLA shall pay to Western a fee equal to BKLA's out-of-pocket expenses in connection with the Merger, up to $500,000. In the event that there is a termination as a result of BKLA entering into an Acquisition Proposal under the circumstances described in clause (e) under "--Termination" above, BKLA shall pay Western up to $500,000 to cover out-of-pocket expenses in addition to Western's rights under the Stock Option Agreement.

EXPENSES

    All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs or expenses, except upon termination of the Merger Agreement under certain circumstances. See "--Termination Payment".

                           THE STOCK OPTION AGREEMENT

GENERAL

    As an inducement and condition to Western's entering into the Merger Agreement, BKLA entered into the Stock Option Agreement with Western. Pursuant to the Stock Option Agreement, BKLA granted to Western an irrevocable Option, exercisable only under certain limited and specifically defined circumstances, none of which, to the best of BKLA's and Western's knowledge, has occurred as of the date hereof, to purchase up to 945,585 authorized but theretofore unissued shares of BKLA Common Stock (but in no event more than 19.9 percent of the shares of BKLA Common Stock outstanding at the time of exercise), for a purchase price per share of $17.375, calculated by taking the average of the daily closing price of the BKLA Common Stock as reported on the Nasdaq for the Ten Day Period beginning April 10, 1998, subject to adjustment in certain circumstances. The purchase of BKLA Common Stock pursuant to the Stock Option Agreement is subject to compliance with applicable law, including receipt of any necessary approvals under the BHCA.

    The Stock Option Agreement and the Option are intended to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement, and may be expected to discourage offers by third parties to acquire BKLA prior to the Merger.

THE STOCK OPTION

    Western may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of certain events (each a "Purchase Event"), including (a) the acquisition by any person other than Western or any subsidiary of Western of beneficial ownership of shares of BKLA Common Stock, other than by exercise of existing options, warrants or other rights or as a result of the execution and delivery of the Shareholder Agreements, such that, upon the consummation of such acquisition, such person would have beneficial ownership, in the aggregate, of 25 percent or more of the then outstanding shares of BKLA Common Stock; or (b) the occurrence of certain other events (each also referred to as a "Preliminary Purchase Event"), including:

    (i) BKLA or any of its subsidiaries (each a "BKLA Subsidiary"), without having received Western's prior written consent, having entered into an agreement to engage in an Acquisition Transaction (as defined herein) with any person other than Western or any of its subsidiaries (each a "Western Subsidiary") or the BKLA Board having recommended that the BKLA Shareholders approve or accept any Acquisition Transaction with any person other than Western or any Western Subsidiary;

    (ii) Any person, other than Western or any Western Subsidiary, having acquired beneficial ownership or the right to acquire beneficial ownership, other than by exercise of existing options, warrants or other rights, of shares of BKLA Common Stock such that, upon the consummation of such acquisition, such person would have beneficial ownership, in the aggregate, of ten percent or more of the then outstanding shares of BKLA Common Stock;

   (iii) Any person, other than Western or any Western Subsidiary, having made a BONA FIDE proposal to BKLA or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or

    (iv) After a proposal is made by a third party to BKLA or its shareholders to engage in an Acquisition Transaction, (A) BKLA having breached any covenant or obligation contained in the Merger Agreement which breach would entitle Western to terminate the Merger Agreement or (B) the holders of BKLA Common Stock not approving the Merger Agreement at the meeting of such shareholders held for the purpose of voting on the Merger Agreement, such meeting not having been held or having been canceled prior to termination of the Merger Agreement or the BKLA Board having withdrawn or modified in a manner adverse to Western the recommendation of the BKLA Board with respect to the Merger Agreement.

    "Acquisition Transaction" is defined in the Stock Option Agreement to mean
(a) a merger or consolidation, or any similar transaction, involving BKLA or any of BKLA's subsidiaries, (b) a purchase, lease or other acquisition of all or substantially all of the assets of BKLA or any of BKLA's Subsidiaries or (c) a purchase or other acquisition of securities representing ten percent or more of the voting power of BKLA or any BKLA Subsidiary, other than by exercise of existing options, warrants or other rights.

    The Stock Option Agreement also provides for certain adjustments intended to protect Western against dilution of its rights to acquire BKLA Common Stock. The Stock Option Agreement grants certain registration rights ("Registration Rights") to Western with respect to the shares issuable upon exercise of the Option.

TERMINATION

    The Option will terminate upon the earliest to occur of (a) the time immediately prior to the Effective Time; (b) 12 months after the first occurrence of a Purchase Event; (c) 18 months after the termination of the Merger Agreement following the occurrence of a Preliminary Purchase Event; (d) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement under the certain circumstances referred to in the next clause (e)); or (e) 12 months after the termination of the Merger Agreement upon the happening of certain events, including a material breach of the Merger Agreement by BKLA and certain events relating to an Acquisition Proposal.

                           THE SHAREHOLDER AGREEMENTS

    Western has entered into Shareholder Agreements with Adriana M. Boeka, Maurice J. Burford, Mary Anne Chalker, Roy Doumani, John J. Feldman, Rickey M. Gelb, Robert G. Jacobsen, Wendy Moskal, John R. Newhouse, James V. Reimann, Melvin F. Shaw and Burton N. Sterman (the "Party Shareholders"), each a BKLA Shareholder and current or former director of BKLA. The Party Shareholders, holding in the aggregate shares representing approximately [24.4]% of the total voting power of BKLA Common Stock as of the BKLA Record Date, each agreed, in consideration of the substantial expenses incurred by Western and SMB in connection with the Merger Agreement and as a condition to Western and SMB entering into the Merger Agreement, to vote or to cause to be voted, or to execute a written consent with respect to, all of such Party Shareholder's shares of BKLA Common Stock (a) in favor of adoption and approval of the Merger Agreement and the Merger at every meeting of BKLA Shareholders at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto; and (b) against any other Acquisition Proposal at every meeting of the BKLA Shareholders at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto.

    Each Shareholder Agreement also provides that the Party Shareholder will not, and will not permit any entity under its control to, deposit any of such Party Shareholder's shares of BKLA Common Stock in a voting trust or subject any such shares to any agreement, arrangement or understanding with respect to the voting of such shares inconsistent with the Shareholder Agreement entered into by that Party Shareholder. In addition, the Party Shareholders each agreed not to sell, assign, transfer or dispose of any of his or her shares of BKLA Common Stock during the term of the relevant Shareholder Agreement.

    The Shareholder Agreements will terminate upon the earlier to occur of the Effective Time (except for certain provisions which will survive the Effective
Time) and the date on which the Merger Agreement is terminated in accordance with its terms.

    The Shareholder Agreements bind the actions of the signatories thereto only in their capacity as BKLA Shareholders. Those directors of BKLA who signed Shareholder Agreements are not and could not be contractually bound to abrogate their fiduciary duties as directors of BKLA. Accordingly, while such shareholders/directors are, under the Shareholder Agreements executed by them, contractually bound to vote as a BKLA Shareholder in favor of the Merger and against other Acquisition Proposals (should any be presented), their fiduciary duties as BKLA Directors nevertheless require them to act in their capacity as directors in the best interest of BKLA when they decided to approve the Merger. In addition, such shareholders/directors will continue to be bound by their fiduciary duties as BKLA Directors with respect to any decisions they may take in connection with the Merger or otherwise.

                        COMPARISON OF SHAREHOLDER RIGHTS

COMPARISON OF CORPORATE STRUCTURE

    Both Western and BKLA are California corporations and as such are governed by the CGCL. Consequently, except as otherwise noted below, there is no material difference between the rights of the holders of Western Common Stock and the rights of the holders of BKLA Common Stock with regard to electing members of the board of directors, amending the articles of incorporation or bylaws, calling special meetings of shareholders, acting by written consent of shareholders without a meeting, indemnifying directors and other voting rights.

    Certain differences in the articles of incorporation and bylaws of Western and BKLA are discussed below.

DIVIDENDS AND DIVIDEND POLICY

    BKLA

    As a California state bank, BKLA may not make a distribution without prior approval of the State Commissioner to the BKLA Shareholders (including a payment of dividends, but excluding stock dividends) which exceeds the lesser of (i) its retained earnings and (ii) its net income for the last three fiscal years, less the amount of any previous distributions during such period. With the approval of the State Commissioner, BKLA may make a distribution not exceeding its retained earnings, its net income for the past fiscal year or its net income for the current fiscal year. To date, BKLA has not declared or paid any dividends.

    WESTERN

    Holders of Western Common Stock are entitled to receive dividends declared by the Western Board out of funds legally available therefor under the laws of the State of California, subject to the rights of holders of any preferred stock of Western that may be issued after the date hereof. On August 20, 1997, the Western Board approved the institution of a quarterly dividend and thereafter declared a dividend of $0.15 per common share in the fourth quarter of 1997. Western also paid a second dividend in the first quarter of 1998 of $0.15 per common share, and on May 20, 1998, the Western Board declared a third dividend of $0.15 per common share which is payable on June 26, 1998 to shareholders of record on June 5, 1998. Western Management believes that it will be able to continue paying quarterly dividends. However, because Western must comply with the CGCL and banking regulations when paying dividends, there can be no assurance that Western will continue to pay dividends at this level, if at all. See "RISK FACTORS-- Regulation" and "INFORMATION REGARDING WESTERN--Quarterly Dividend".

    Western's ability to pay dividends is limited by a Third Amendment to Revolving Credit Agreement, dated as of January 26, 1998, between Western and The Northern Trust Company which provides that Western may not declare or pay any dividend other than dividends payable in Western Common Stock or in the ordinary course of business not to exceed 50% of net income per fiscal quarter of Western before goodwill amortization and any restructuring charges incurred in connection with any merger, consolidation or other restructuring contemplated by the SMB Merger or similar transactions.

NUMBER OF DIRECTORS

    The BKLA bylaws provide that the authorized number of directors of BKLA shall be not less than six and not more than eleven. Currently, the actual number of directors of BKLA is nine.

    The Western Restated Bylaws provide that the authorized number of directors of Western shall not be less than nine nor more than 15 and that any amendment to the Western Restated Bylaws affecting the authorized number of directors must be approved by a majority of the Western Shareholders, provided that an amendment to the bylaws reducing the number of directors to a number less than five cannot be adopted if the votes cast against its adoption are equal to more than 16 2/3% of the outstanding shares entitled to vote on such amendment. Currently, the actual number of directors of Western is nine.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 317 of the CGCL authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors, officers and employees in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article Five of Western's restated articles of incorporation provides for elimination of liability for monetary damages of its directors, and Article Six of Western's Restated Articles of Incorporation and
Article VI of Western's Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by the CGCL. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Western pursuant to the foregoing provisions, or otherwise, Western has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                        VALIDITY OF WESTERN COMMON STOCK

    The validity of the shares of Western Common Stock to be issued in the Merger has been passed upon by Julius G. Christensen, Executive Vice President, General Counsel and Secretary of Western.

                                    EXPERTS

    The consolidated financial statements of Western and subsidiaries as of December 31, 1997 and 1996, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance on the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Such report indicates that: (i) KPMG Peat Marwick LLP did not audit either the 1996 consolidated financial statements of CCB or the 1996 consolidated financial statements of SCB, both of which were acquired during 1997 in mergers accounted for as poolings of interests. Such financial statements were audited by other auditors whose reports were furnished to KPMG Peat Marwick LLP, and KPMG Peat Marwick LLP's opinion, insofar as it related to CCB and SCB, is based solely on the reports of the other auditors; (ii) the 1995 consolidated statements of operations, changes in shareholders' equity, and cash flows of Western, prior to their restatement for the 1997 poolings of interest, were audited by other auditors; (iii) the separate 1995 consolidated financial statements of CCB and SCB included in the 1995 consolidated financial statements of Western were audited by other auditors; and (iv) the combination of the consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1995, after restatement for the 1997 poolings of interest, has been audited by KPMG Peat Marwick LLP.

    The consolidated financial statements of Western for the year ended December 31, 1995, prior to their restatement for the 1997 poolings of interest, have been incorporated by reference herein in reliance upon the report given thereto upon the authority of Vavrinek (the successor to Dayton & Associates) as experts in accounting and auditing.

    The consolidated statements of financial condition of CCB and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996, incorporated in this prospectus by reference from the Annual Report on Form 10-K, for the year ended December 31, 1997, of Western have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated balance sheet of SCB and subsidiary as of December 31, 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996 incorporated in this prospectus by reference from the Annual Report on Form 10-K, for the year ended December 31, 1997, of Western have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of Santa Monica Bank as of and for the years ended December 31, 1997 and 1996, incorporated by reference from the Current Report on Form 8-K/A, dated April 9, 1998 of Western, have been audited by Arthur Andersen LLP, as indicated in their report thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

    The statements of operations, changes in shareholders' equity and cash flows, of Santa Monica Bank, for the year ended December 31, 1995 incorporated in this prospectus by reference from the Current Report on Form 8-K/A, dated April 9, 1998 of Western, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The balance sheets of BKLA as of the years ended December 31, 1997 and 1996, and the related statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, incorporated herein by reference from the Current Report on Form 8-K filed by Western on June 25, 1998, have been audited by Vavrinek, independent auditors, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JUNE 24, 1998

                                  BY AND AMONG

                                WESTERN BANCORP

                               SANTA MONICA BANK

                                      AND

                              BANK OF LOS ANGELES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                    RECITALS

                                                                                                                  PAGE
                                                                                                                ---------
                                                        ARTICLE I

                                                   Certain Definitions

1.01       CERTAIN DEFINITIONS................................................................................        A-1

                                                       ARTICLE II

                                                       The Merger

2.01       THE MERGER.........................................................................................        A-4
2.02       EFFECTIVE DATE AND EFFECTIVE TIME..................................................................        A-5

                                                       ARTICLE III

                                           Consideration; Exchange Procedures

3.01       MERGER CONSIDERATION...............................................................................        A-5
3.02       RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS............................................................        A-5
3.03       FRACTIONAL SHARES..................................................................................        A-6
3.04       EXCHANGE PROCEDURES................................................................................        A-6
3.05       ANTI-DILUTION PROVISIONS...........................................................................        A-7
3.06       OPTIONS............................................................................................        A-7
3.07       WARRANTS...........................................................................................        A-8

                                                       ARTICLE IV

                                               Actions Pending Acquisition

4.01       FOREBEARANCES OF BKLA..............................................................................        A-8
4.02       FOREBEARANCES OF WESTERN...........................................................................       A-10

                                                        ARTICLE V

                                             Representations and Warranties

5.01       DISCLOSURE SCHEDULES...............................................................................       A-10
5.02       STANDARD...........................................................................................       A-10
5.03       REPRESENTATIONS AND WARRANTIES OF BKLA.............................................................       A-11
5.04       REPRESENTATIONS AND WARRANTIES OF WESTERN..........................................................       A-17

                                                       ARTICLE VI

                                                        Covenants

6.01       REASONABLE BEST EFFORTS............................................................................       A-20
6.02       SHAREHOLDER APPROVAL...............................................................................       A-20
6.03       REGISTRATION STATEMENT.............................................................................       A-20
6.04       PRESS RELEASES.....................................................................................       A-21
6.05       ACCESS; INFORMATION................................................................................       A-21
6.06       ACQUISITION PROPOSALS..............................................................................       A-22
6.07       AFFILIATE AGREEMENTS...............................................................................       A-22
6.08       TAKEOVER LAWS......................................................................................       A-22

                                                                                                                  PAGE
                                                                                                                ---------
6.09       CERTAIN POLICIES...................................................................................       A-22
6.10       NASDAQ LISTING.....................................................................................       A-22
6.11       REGULATORY APPLICATIONS............................................................................       A-22
6.12       INDEMNIFICATION; DIRECTOR AND OFFICERS' INSURANCE..................................................       A-23
6.13       BENEFIT PLANS......................................................................................       A-24
6.14       ACCOUNTANTS' LETTERS...............................................................................       A-24
6.15       NOTIFICATION OF CERTAIN MATTERS....................................................................       A-24
6.16       SHAREHOLDER AGREEMENTS.............................................................................       A-24

                                                       ARTICLE VII

                                        Conditions to Consummation of the Merger

7.01       CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.........................................       A-24
7.02       CONDITIONS TO OBLIGATION OF BKLA...................................................................       A-25
7.03       CONDITIONS TO OBLIGATION OF WESTERN................................................................       A-25

                                                      ARTICLE VIII

                                                       Termination

8.01       TERMINATION........................................................................................       A-26
8.02       EFFECT OF TERMINATION AND ABANDONMENT..............................................................       A-27
8.03       TERMINATION FEE....................................................................................       A-27

                                                       ARTICLE IX

                                                      Miscellaneous

9.01       SURVIVAL...........................................................................................       A-28
9.02       WAIVER; AMENDMENT..................................................................................       A-28
9.03       COUNTERPARTS.......................................................................................       A-28
9.04       GOVERNING LAW; WAIVER OF JURY TRIAL................................................................       A-28
9.05       EXPENSES...........................................................................................       A-28
9.06       NOTICES............................................................................................       A-29
9.07       ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES.................................................       A-29
9.08       INTERPRETATION; EFFECT.............................................................................       A-29

EXHIBIT A  Form of Affiliate Agreement
EXHIBIT B  Form of Shareholder's Agreement

    AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of June 24, 1998 (this "Agreement"), by and among Bank of Los Angeles ("BKLA"), Western Bancorp ("Western") and Santa Monica Bank.

                                    RECITALS

    A. BKLA. BKLA is a California corporation, having its principal place of business in West Hollywood, California.

    B. WESTERN. Western is a California corporation, having its principal place of business in Newport Beach, California.

    C. SANTA MONICA BANK. Santa Monica Bank is a California corporation having its principal place of business in Santa Monica, California.

    D. STOCK OPTION AGREEMENT. Concurrently herewith, BKLA and Western are entering into a stock option agreement (the "STOCK OPTION AGREEMENT"), to be dated the date hereof, whereby BKLA will grant to Western the option to purchase up to 19.9% of the outstanding shares of the BKLA Common Stock upon the occurrence of certain events.

    E. INTENTIONS OF THE PARTIES. It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the "pooling-of-interests" accounting method and be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986 as amended (the "CODE").

    F. BOARD ACTION. The respective Boards of Directors of each of Western and BKLA have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

    1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

        "ACQUISITION PROPOSAL" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving BKLA or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, BKLA or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

        "AFFILIATE AGREEMENTS" has the meaning set forth in Section 6.07(b).

        "AGREEMENT" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

        "BENEFIT PLANS" has the meaning set forth in Section 5.03(m).

        "BKLA" has the meaning set forth in the preamble to this Agreement.

        "BKLA AFFILIATE" has the meaning set forth in Section 6.07(a).

        "BKLA ARTICLES" means the Articles of Incorporation of BKLA.

        "BKLA BOARD" means the Board of Directors of BKLA.

        "BKLA BY-LAWS" means the By-laws of BKLA.

        "BKLA COMMON STOCK" means the common stock, no par value per share, of BKLA.

        "BKLA MEETING" has the meaning set forth in Section 6.02.

        "BKLA STOCK OPTION" has the meaning set forth in Section 3.06.

        "BKLA STOCK PLAN" means BKLA's 1988 Stock Option Plan (as amended).

        "BKLA WARRANT" has the meaning set forth in Section 3.07.

        "BKLA WARRANT AGREEMENT" has the meaning set forth in Section 3.07.

        "BUSINESS COMBINATION" has the meaning set forth in Section 3.05.

        "CGCL" means the California General Corporation law.

        "CALIFORNIA SECRETARY" means the California Secretary of State.

        "CODE" has the meaning set forth in the recitals.

        "COMMISSIONER" means the California Commissioner of Financial Institutions.

        "COSTS" has the meaning set forth in Section 6.12(a).

        "DISCLOSURE SCHEDULE" has the meaning set forth in Section 5.01.

        "EFFECTIVE DATE" means the date on which the Effective Time occurs, as provided for in Section 2.02.

        "EFFECTIVE TIME" means the effective time of the Merger, as provided for in Section 2.02.

        "EMPLOYEES" has the meaning set forth in Section 5.03(m).

        "ENVIRONMENTAL LAW" has the meaning set forth in Section 5.03(o).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA AFFILIATE" has the meaning set forth in Section 5.03(m).

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "EXCHANGE AGENT" has the meaning set forth in Section 3.04.

        "EXCHANGE FUND" has the meaning set forth in Section 3.04.

        "EXCHANGE RATIO" has the meaning set forth in Section 3.01(a).

        "FDIC" means the Federal Deposit Insurance Corporation.

        "FEDERAL RESERVE" means the Board of Governors of the Federal Reserve System.

        "GOVERNMENTAL AUTHORITY" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality, or any Regulatory Authority.

        "HAZARDOUS SUBSTANCE" has the meaning set forth in Section 5.03(o).

        "INDEMNIFIED PARTY" has the meaning set forth in Section 6.12(a).

        "INSURANCE POLICY" has the meaning set forth in Section 5.03(s).

        "LIENS" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

        "LOAN PROPERTY" has the meaning set forth in Subsection 5.03(o).

        "MATERIAL ADVERSE EFFECT" means, with respect to Western or BKLA, any effect that (i) is material and adverse to the financial position, results of operations or business of Western and its Subsidiaries taken as a whole or BKLA and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Western or BKLA to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally and (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles.

        "MAXIMUM AMOUNT" has the meaning set forth in Section 6.12(c).

        "MERGER" has the meaning set forth in Section 2.01.

        "MERGER CONSIDERATION" has the meaning set forth in Section 2.01.

        "MULTIEMPLOYER PLANS" has the meaning set forth in Section 5.03(m).

        "NASDAQ" means The Nasdaq Stock Market, Inc.'s National Market.

        "NEW CERTIFICATE" has the meaning set forth in Section 3.04.

        "OLD CERTIFICATE" has the meaning set forth in Section 3.04.

        "PERSON" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

        "PENSION PLAN" has the meaning set forth in Section 5.03(m).

        "PLANS" has the meaning set forth in Section 5.03(m).

        "PREVIOUSLY DISCLOSED" by a party shall mean information set forth in its Disclosure Schedule.

        "PROXY STATEMENT" has the meaning set forth in Section 6.03.

        "REGISTRATION STATEMENT" has the meaning set forth in Section 6.03.

        "REGULATORY AUTHORITY" has the meaning set forth in Section 5.03(i).

        "REGULATORY DOCUMENTS" means documents filed with the SEC or the FDIC, as applicable, of the types referred to in Section 5.03(g) and Section 5.04(f).

        "REPLACEMENT WARRANT" has the meaning set forth in Section 3.07.

        "REPRESENTATIVES" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

        "RIGHTS" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

        "SEC" means the Securities and Exchange Commission.

        "SECURITIES ACT" means the Securities Act of 1933, as amended, and rules and regulations thereunder.

        "SHAREHOLDER AGREEMENTS" has the meaning set forth in Section 6.16.

        "STOCK OPTION AGREEMENT" has the meaning set forth in the Recitals.

        "SUBSIDIARY" and "SIGNIFICANT SUBSIDIARY" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

        "SURVIVING CORPORATION" has the meaning set forth in Section 2.01.

        "TAKEOVER LAWS" means any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of the state of California.

        "TAX" and "TAXES" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

        "TAX RETURNS" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

        "TREASURY STOCK" shall mean shares of BKLA Common Stock held by any of BKLA's Subsidiaries or by Western or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

        "WESTERN" has the meaning set forth in the preamble to this Agreement.

        "WESTERN BOARD" means the Board of Directors of Western.

        "WESTERN COMMON STOCK" means the common stock, no par value per share, of Western.

        "WESTERN PREFERRED STOCK" means the preferred, no par or stated value per share, of Western.

                                   ARTICLE II

                                   THE MERGER

    2.01 THE MERGER. (a) At the Effective Time, BKLA shall merge with and into Santa Monica Bank (the "Merger"), the separate corporate existence of BKLA shall cease and Santa Monica Bank shall survive and continue to exist as a California corporation (Santa Monica Bank, as the surviving corporation in the Merger, sometimes being referred to herein as the "SURVIVING CORPORATION"). Western may at any time prior to the Effective Time change the method of effecting the combination with BKLA (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of BKLA Common Stock as provided for in this Agreement (the "MERGER CONSIDERATION"),
(ii) cause the transaction to be treated as anything other than a tax-free reorganization to the shareholders of BKLA or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

    (b) Subject to the satisfaction or waiver of the conditions set forth in
Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the California Secretary of an agreement of merger in accordance with the CGCL or such later date and time as may be set forth in such agreement. The Merger shall have the effects prescribed in the CGCL.

    (c) ARTICLES OF INCORPORATION AND BY-LAWS. The articles of incorporation and by-laws of Santa Monica Bank immediately after the Merger shall be those of Santa Monica Bank as in effect immediately prior to the Effective Time.

    (d) DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Santa Monica Bank immediately after the Merger shall be the directors and officers of Santa Monica Bank immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

    (e) DIRECTORS AND OFFICERS OF WESTERN. The directors and officers of Western immediately after the Merger shall be the directors and officers of Western immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified. Notwithstanding the foregoing, at the Effective Time a director of BKLA's election to be mutually agreed upon prior to the date of the initial filing of any application with a Regulatory Authority shall be appointed to the board of directors of Western.

    2.02 EFFECTIVE DATE AND EFFECTIVE TIME. On such date as Western selects (and promptly provides notice thereof to BKLA), which shall be within ten days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of governmental authorities and the receipt of all approvals of governmental authorities and all conditions to the consummation of the Merger are satisfied or waived (or, at the election of Western, on the last business day of the month in which such tenth day occurs or, if such tenth day occurs on one of the last five business days of such month, on the last business day of the succeeding month), or on such earlier or later date as may be agreed in writing by the parties, an agreement of merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such agreement of merger. The date of such filing or such later effective date is herein called the "EFFECTIVE DATE." The "EFFECTIVE TIME" of the Merger shall be the time of such filing or as set forth in such agreement of merger.

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

    3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

        (a) OUTSTANDING BKLA COMMON STOCK. Each share, excluding Treasury Stock, of BKLA Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into 0.4224 of a share of Western Common Stock (the "EXCHANGE RATIO"). The Exchange Ratio shall be subject to adjustment as set forth in Section 3.05.

        (b) OUTSTANDING WESTERN COMMON STOCK. Each share of Western Common Stock and each share of Santa Monica Bank Common Stock, in each case as issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and unaffected by the Merger.

        (c) TREASURY SHARES. Each share of BKLA Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

        (d) DISSENTING SHAREHOLDERS. Any shares of BKLA Common Stock held by persons who have satisfied the requirements of Chapter 13 of the California General Corporation Law ("Chapter 13"), and have not effectively withdrawn or lost their dissenters' rights under Section 1309 of the California General Corporation Law, shall not be converted pursuant to Section 3.01(a), but the holders thereof shall be entitled only to such consideration determined pursuant to Chapter 13.

    3.02 RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of BKLA Common Stock shall cease to be, and shall have no rights as, shareholders of BKLA (except as provided for in Section 3.01(d)), other than to receive any dividend or other distribution with respect to such BKLA

Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of BKLA or the Surviving Corporation of shares of BKLA Common Stock.

    3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Western Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Western shall pay to each holder of BKLA Common Stock who would otherwise be entitled to a fractional share of Western Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the closing prices of Western Common Stock, as reported on NASDAQ (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the five NASDAQ trading days immediately preceding the Effective Date.

    3.04 EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, Western shall deposit, or shall cause to be deposited, with U.S. Stock Transfer or with such other unaffiliated exchange agent as Western shall reasonably elect (in such capacity, the "EXCHANGE AGENT"), for the benefit of the holders of certificates formerly representing shares of BKLA Common Stock ("OLD CERTIFICATES"), for exchange in accordance with this Article III, certificates representing the shares of Western Common Stock ("NEW CERTIFICATES") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect to the New Certificates (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "EXCHANGE FUND") to be paid pursuant to this Article III in exchange for outstanding shares of BKLA Common Stock.

    (b) As soon as practicable, but no later than five (5) business days after the Effective Date, Western shall send or cause to be sent to each former holder of record of shares of BKLA Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. Western shall cause the New Certificates into which shares of a shareholder's BKLA Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of BKLA Common Stock (or an affidavit of lost certificate and, if required by the Exchange Agent, indemnity reasonably satisfactory to Western and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery. In the event of a transfer of ownership of any shares of BKLA Common Stock not registered in the transfer records of BKLA, the exchange described in this
Section 3.04(b) may nonetheless be effected and a check for the cash to be paid in lieu of fractional shares may be issued to the transferee if the Old Certificate representing such BKLA Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the discretion of Western and the Exchange Agent, (i) to evidence and effect such transfer but for the provisions of Section 3.02 hereof and (ii) to evidence that all applicable stock transfer taxes have been paid.

    (c) If Old Certificates are not surrendered or the consideration therefor is not claimed prior to the date on which such consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Surviving Corporation (and to the extent not in its possession shall be paid over to the Surviving Corporation), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of BKLA Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (d) At the election of Western, no dividends or other distributions with respect to Western Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of BKLA Common Stock converted in the Merger into the right to receive shares of such Western Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04, and no such shares of BKLA Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this
Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Western Common Stock such holder had the right to receive upon surrender of the Old Certificate.

    (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of BKLA for six months after the Effective Time shall be returned by the Exchange Agent to Western at the election of Western. Any shareholders of BKLA who have not theretofore complied with this Article III shall thereafter look only to Western for payment of the shares of Western Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Western Common Stock deliverable in respect of each share of BKLA Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

    3.05 ANTI-DILUTION PROVISIONS. In the event Western changes (or establishes a record date for changing) the number of shares of Western Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Western Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted. If, between the date hereof and the Effective Time, Western shall consolidate with or into any other corporation (a "BUSINESS COMBINATION") and the terms thereof shall provide that Western Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that (i) shareholders of BKLA who would be entitled to receive shares of Western Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Western Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Western Common Stock.

    3.06 OPTIONS. At the Effective Time, all outstanding options to purchase shares of BKLA Common Stock under the BKLA Stock Plan (each, a "BKLA STOCK OPTION"), unless otherwise exercised pursuant to Section 10 of the BKLA Stock Plan, shall be converted into the right to receive for each share of BKLA Common Stock otherwise issuable upon exercise thereof a number of shares of Western Common Stock equal to the quotient obtained by dividing the Spread by $42.61 ("Replacement Shares"). As used herein, "Spread" means the difference, if positive, obtained by subtracting the exercise price of such BKLA Stock Option from $18.00. After accumulating all such Replacement Shares issuable to any holder of BKLA Stock Options, any fractional Replacement Shares issuable to any holder of BKLA Stock Options of .2 or above shall be rounded upwards. Each person who is a BKLA Affiliate as described in Section 6.07 hereby consents that the Replacement Shares and/or Western Common Stock to be received by such person on exercise of such persons BKLA Stock Option (collectively, the "Escrow Shares"), as applicable, shall be placed, at Western's sole discretion, in an escrow account until such time as the sale of such shares shall be permitted pursuant to the Affiliate Agreement and applicable securities laws, at which time the appropriate number of shares of Western Common Stock necessary to satisfy any withholding tax obligation shall be sold, unless provided for otherwise by such BKLA Affiliate, and applied to payment of such obligation, with the balance of the shares of Western Common Stock of such BKLA Affiliate transferred promptly to such BKLA Affiliate. Notwithstanding the foregoing, each BKLA Affiliate shall have any and all rights to any dividends and voting rights applicable to such BKLA Affiliate's Escrow Shares.

    3.07 WARRANTS. At the Effective Time, each outstanding warrant to purchase shares of BKLA Common Stock under the BKLA Warrant Agreement (each, a "BKLA WARRANT"), shall be converted into a warrant to acquire, on the same terms and conditions as were applicable under such BKLA Warrant Agreement, the number of shares of Western Common Stock equal to (a) the number of shares of BKLA Common Stock subject to the BKLA Warrant, multiplied by (b) the Exchange Ratio (such product rounded down to the nearest whole number) (a "REPLACEMENT WARRANT"), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of BKLA Common Stock which were purchasable pursuant to such BKLA Warrant divided by (z) the number of full shares of Western Common Stock subject to such Replacement Warrant in accordance with the foregoing. At or prior to the Effective Time, BKLA shall take all action, if any, necessary with respect to the BKLA Warrant Agreement to permit the replacement of the outstanding BKLA Warrants by Western pursuant to this
Section 3.07. At the Effective Time, Western shall assume the BKLA Warrant Agreement; PROVIDED, that such assumption shall be only in respect of the Replacement Warrants and that Western shall have no obligation with respect to any awards under the BKLA Warrant Agreement other than the Replacement Warrants and shall have no obligation to make any additional grants or awards under such assumed BKLA Warrant Agreement.

                                   ARTICLE IV

                          ACTIONS PENDING ACQUISITION

    4.01 FOREBEARANCES OF BKLA. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Western, BKLA will not, and will cause each of its Subsidiaries not to:

        (a) ORDINARY COURSE. Conduct the business of BKLA and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of BKLA, Western or any of their Subsidiaries to perform any of their obligations on a timely basis under this Agreement, or take any action that is reasonably likely to have a Material Adverse Effect on BKLA or its Subsidiaries, taken as a whole.

        (b) CAPITAL STOCK. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of BKLA Common Stock or any Rights or issue any shares of preferred stock, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of BKLA Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

        (c) DIVIDENDS, ETC. (a) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of BKLA Common Stock or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

        (d) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of BKLA or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iv) for grants of awards to newly hired employees consistent with past practice.

        (e) BENEFIT PLANS. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of BKLA or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

        (f) DISPOSITIONS. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

        (g) ACQUISITIONS. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that is not material to the BKLA and its Subsidiaries, taken as a whole.

        (h) CAPITAL EXPENDITURES. Except as Previously Disclosed, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $50,000 in the aggregate.

        (i) GOVERNING DOCUMENTS. Amend the BKLA Articles, BKLA By-Laws or the articles of incorporation or by-laws (or similar governing documents) of any of BKLA's Subsidiaries.

        (j) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

        (k) CONTRACTS. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.

        (l) CLAIMS. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to BKLA and its Subsidiaries, taken as a whole.

        (m) ADVERSE ACTIONS. (a) Take any action which BKLA either knows or reasonably should know that such action would, or would be reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or
    (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

        (n) RISK MANAGEMENT. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

        (o) INDEBTEDNESS. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

        (p) LOANS. Make any loan, loan commitment or renewal or extension thereof to any person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made by BKLA to such person and any affiliate or immediate family member of such person, exceed $500,000 without submitting loan package information to the chief credit officer of Western for review with a right of comment at least one full business day prior to taking such action.

        (q)  COMMITMENTS.  Agree or commit to do any of the foregoing.

    4.02 FOREBEARANCES OF WESTERN. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of BKLA, Western will not, and will cause each of its Subsidiaries not to:

        (a) ORDINARY COURSE. Take any action that would adversely affect or delay the ability of BKLA or Western to perform any of their obligations on a timely basis under this Agreement, or take any action that is reasonably likely to have a Material Adverse Effect on Western or its Subsidiaries, taken as a whole.

        (b) ADVERSE ACTIONS. (i) Take any action which Western either knows or reasonably should know that such action would, or would be reasonably likely to, prevent or impede the Merger from qualifying (A) for "pooling of interests" accounting treatment or (B) as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

    5.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, each of BKLA and Western has delivered to the other a schedule (a "DISCLOSURE SCHEDULE") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, or items which are an exception to one or more representations or warranties contained in Section 5.03 or Section 5.04; PROVIDED, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

    5.02 STANDARD. No representation or warranty of BKLA, Western or Santa Monica Bank contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

    5.03  REPRESENTATIONS AND WARRANTIES OF BKLA.  Subject to Sections 5.01 and
5.02 and except as Previously Disclosed in its Disclosure Schedule corresponding to the relevant paragraph below, BKLA hereby represents and warrants to Western:

        (a) ORGANIZATION, STANDING AND AUTHORITY. BKLA is a corporation duly organized, validly existing and in good standing under the laws of the State of California. BKLA is duly qualified to do business and is in good standing in the State of California and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. BKLA is duly licensed by the Commissioner as a commercial bank and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by law.

        (b) BKLA CAPITAL STOCK. As of the date hereof, the authorized capital stock of BKLA consists solely of (i) 75,000,000 shares of BKLA Common Stock, of which no more than 4,762,100 shares were outstanding as of the date hereof and (ii) 25,000,000 shares of preferred stock, of which no shares were outstanding as of the date hereof. As of the date hereof, no shares of BKLA Common Stock were held in treasury by BKLA or otherwise owned by BKLA or its Subsidiaries. The outstanding shares of BKLA Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of BKLA Common Stock authorized and reserved for issuance, BKLA does not have any Rights issued or outstanding with respect to BKLA Common Stock, and BKLA does not have any commitment to authorize, issue or sell any BKLA Common Stock or Rights, except pursuant to this Agreement, any BKLA Stock Option, the BKLA Stock Plan, any BKLA Warrant and the BKLA Warrant Agreement. The number of shares of BKLA Common Stock which are issuable and reserved for issuance upon exercise of BKLA Stock Options as of the date hereof are Previously Disclosed in BKLA's Disclosure Schedule. The number of shares of BKLA Common Stock which are issuable and reserved for issuance upon exercise of BKLA Warrants as of the date hereof are Previously Disclosed in BKLA's Disclosure Schedule.

        (c) SUBSIDIARIES. (i)(A) BKLA has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) BKLA owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by BKLA or its Subsidiaries are fully paid and nonassessable and are owned by BKLA or its Subsidiaries free and clear of any Liens.

        (ii) BKLA does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

       (iii) Each of BKLA's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

        (d) CORPORATE POWER. BKLA and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and BKLA has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

        (e) CORPORATE AUTHORITY. Subject in the case of this Agreement to receipt of the requisite approval of the principal terms of the agreement of merger set forth in this Agreement by the holders of a majority of the outstanding shares of BKLA Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of BKLA and the BKLA Board on or prior to the date hereof. This Agreement is a valid and legally binding obligation of BKLA, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The BKLA Board has received the written opinion of Wedbush Morgan Securities to the effect that as of the date hereof the consideration to be received by the holders of BKLA Common Stock in the Merger is fair to the holders of BKLA Common Stock from a financial point of view.

        (f) REGULATORY APPROVALS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by BKLA or any of its Subsidiaries in connection with the execution, delivery or performance by BKLA of this Agreement, the Stock Option Agreement, the BKLA Warrant Agreement, or to consummate the Merger except for (A) filings of applications or notices with the Commissioner, the FDIC and the Federal Reserve, as required, (B) filings with the SEC and state securities authorities and the approval of this Agreement by the shareholders of BKLA,
    (C) the filing of an agreement of merger with the California Secretary pursuant to the CGCL and with the Commissioner pursuant to the California Financial Code. As of the date hereof, BKLA is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

        (ii) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of BKLA or of any of its Subsidiaries or to which BKLA or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the BKLA Articles or the BKLA By-Laws, or
    (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

        (g) FINANCIAL REPORTS AND REGULATORY DOCUMENTS. (i) BKLA's (or its predecessors') Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996 and 1997, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1995 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the securities regulations of the FDIC, in the form filed or to be filed (collectively, BKLA's "REGULATORY DOCUMENTS") with the FDIC as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act, the Exchange Act or the securities regulations of the FDIC, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of BKLA and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and cash flows, as the case may be, of BKLA and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

        (ii) Since December 31, 1997, BKLA and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

       (iii) Since December 31, 1997, (A) BKLA and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to BKLA.

        (h) LITIGATION. No litigation, claim or other proceeding before any court or governmental agency is pending against BKLA or any of its Subsidiaries and, to BKLA's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

        (i) REGULATORY MATTERS. (i) Neither BKLA nor any of its Subsidiaries or any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Commissioner and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "REGULATORY AUTHORITIES").

        (ii) Neither BKLA nor any of its Subsidiaries has been advised by, nor has any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

        (j)  COMPLIANCE WITH LAWS.  BKLA and each of its Subsidiaries:

            (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

            (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to BKLA's knowledge, no suspension or cancellation of any of them is threatened; and

           (iii) has received, since December 31, 1996, no notification or communication from any Governmental Authority (A) asserting that BKLA or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or
       (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to BKLA's knowledge, do any grounds for any of the foregoing exist).

        (k) MATERIAL CONTRACTS; DEFAULTS. Except for those agreements and other documents filed as exhibits to its Regulatory Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by it or any of its Subsidiaries. Neither BKLA nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

        (l) NO BROKERS. No action has been taken by BKLA that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding Previously Disclosed fees to be paid to Wedbush Morgan Securities and GBS Financial.

        (m)  EMPLOYEE BENEFIT PLANS.

        (i) All benefit and compensation plans, contracts, policies or arrangements covering current employees or former employees of BKLA and its subsidiaries (the "EMPLOYEES") and current or former directors of BKLA, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "BENEFIT PLANS"), are Previously Disclosed in the Disclosure Schedule. True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to BKLA.

        (ii) All employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees (the "PLANS"), to the extent subject to ERISA, are in substantial compliance with ERISA. BKLA is not a party to any "employee pension benefit plan" within the meaning of
    Section 3(2) of ERISA ("PENSION PLAN") and which is intended to be qualified under Section 401(a) of the Code. There is no material pending or threatened litigation relating to the Plans. Neither BKLA nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject BKLA or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

       (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by BKLA or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with BKLA under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE'). Neither BKLA, any of its Subsidiaries nor an ERISA Affiliate has contributed to a "multiemployer plan", within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Plan.

        (iv) All contributions required to be made under the terms of any Plan have been timely made or have been reflected on the consolidated financial statements of BKLA included in the Regulatory Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither BKLA nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

        (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

        (vi) Neither BKLA nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan. BKLA or its Subsidiaries may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

       (vii) The consummation of the transactions contemplated by this Agreement will not (A) entitle any employees of BKLA or any of its Subsidiaries to severance pay, (B) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or (C) result in any breach or violation of, or a default under, any of the Benefit Plans. Without limiting the foregoing, as a result of the consummation of the transactions contemplated by this Agreement, none of Western, BKLA, or any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

        (n) LABOR MATTERS. Neither BKLA nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is BKLA or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel BKLA or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to BKLA's knowledge, threatened, nor is BKLA aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

        (o)  ENVIRONMENTAL MATTERS.

        (i) BKLA and each of its Subsidiaries has complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by BKLA or any of its Subsidiaries, or any property in which BKLA or any of its Subsidiaries has held a security interest, lien or a fiduciary or management role ("LOAN PROPERTY"), has been contaminated with, or has had any release of, any Hazardous Substance; (iii) neither BKLA nor any of its Subsidiaries could be deemed the owner or operator of any Loan Property under any Environmental Law which such Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither BKLA nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither BKLA nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither BKLA nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to the best of BKLA's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving BKLA or any of its Subsidiaries, any currently or formerly owned or operated property, or any Loan Property, that could reasonably be expected to result in any claims, liability or investigations against BKLA or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Loan Property, and (viii) BKLA has delivered to Western copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to BKLA, any Subsidiary of BKLA, any currently or formerly owned or operated property or any Loan Property.

        As used herein, the term "ENVIRONMENTAL LAW" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term "HAZARDOUS SUBSTANCE" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

        (p) TAX MATTERS. (i) (A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to BKLA and its Subsidiaries have been duly filed, (B) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been paid in full, (C) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (D) all deficiencies asserted or assessments made as a result of such examinations have been paid in full,
    (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (F) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of BKLA or its Subsidiaries. BKLA has made available to Western true and correct copies of the United States federal income Tax Returns filed by BKLA and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1996. Neither BKLA nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by BKLA's Regulatory Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in BKLA's Regulatory Documents filed on or prior to the date hereof. Neither BKLA nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group the common parent of which is or was BKLA) or otherwise has any liability for the Taxes of any person (other than BKLA and its Subsidiaries). As of the date hereof, neither BKLA nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

        (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

        (q) RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for BKLA's own account, or for the account of one or more of BKLA's Subsidiaries or their customers (all of which are listed on BKLA's Disclosure Schedule), if any, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counter parties believed to be financially responsible; and each of them constitutes the valid and legally binding obligation of BKLA or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither BKLA nor its

    Subsidiaries, nor to BKLA's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

        (r) BOOKS AND RECORDS. The books and records of BKLA and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of BKLA and its Subsidiaries.

        (s) INSURANCE. BKLA has Previously Disclosed all of the insurance policies, binders, or bonds maintained by BKLA or its Subsidiaries ("INSURANCE POLICIES"). BKLA and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of BKLA reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; BKLA and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

        (t) ACCOUNTING TREATMENT. As of the date hereof, BKLA is not aware of any reason with respect to it why the Merger will fail to qualify for "pooling of interests" accounting treatment.

    5.04 REPRESENTATIONS AND WARRANTIES OF WESTERN. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in its Disclosure Schedule corresponding to the relevant paragraph below, Western hereby represents and warrants to BKLA:

        (a) ORGANIZATION, STANDING AND AUTHORITY. Each of Western and Santa Monica Bank is duly organized, validly existing and in good standing under the laws of the State of California. Each of Western and Santa Monica Bank is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Western and Santa Monica Bank have in effect all federal, state, local, and foreign governmental authorizations necessary for them to own or lease their respective properties and assets and to carry on their respective business as it is now conducted.

        (b) WESTERN CAPITAL STOCK. As of the date hereof, the authorized capital stock of Western consists solely of 100,000,000 shares of Western Common Stock, of which no more than 15,704,000 shares were outstanding as of the date hereof and 5,000,000 shares of Western Preferred Stock, of which no shares were outstanding as of the date hereof.

        (c) SANTA MONICA BANK CAPITAL STOCK. As of the date hereof, the authorized capital stock of Santa Monica Bank consists solely of 50,000,000 shares of Santa Monica Bank common stock, of which one share was outstanding as of the date hereof.

        (d) CORPORATE POWER. Western and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Western and Santa Monica Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

        (e) CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of each of Western and Santa Monica Bank and their respective board of directors. This Agreement is a valid and legally binding agreement of each of Western and Santa Monica Bank, as the case may be, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

        (f) REGULATORY APPROVALS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are required to be made or obtained by Western or any of its

    Subsidiaries in connection with the execution, delivery or performance by either Western or Santa Monica Bank of this Agreement or to consummate the Merger except for (A) the filing of applications and notices, as applicable, with federal and state banking Governmental Authorities; (B) approval of the listing on the NASDAQ of Western Common Stock to be issued in the Merger;
    (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of an agreement of merger with the California Secretary pursuant to the CGCL; (E) filing of an agreement of merger with the Commissioner pursuant to the California Financial Code; (F) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Western Common Stock in the Merger; and (G) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Western is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

        (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Western or of any of its Subsidiaries or to which Western or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of Western or any of its Significant Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

        (g) FINANCIAL REPORTS AND REGULATORY DOCUMENTS; MATERIAL ADVERSE EFFECT. (i) Western's Regulatory Documents, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Western and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and cash flows, as the case may be, of Western and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

        (ii) Since December 31, 1997, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

        (h) NO BROKERS. No action has been taken by Western that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee payable to Belle Plaine Partners, Inc.

        (i) ACCOUNTING TREATMENT; TAX MATTERS. As of the date hereof, Western is aware of no reason with respect to it why the Merger will fail to qualify for "pooling of interests" accounting treatment. As of the date hereof, neither Western nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

        (j) REGULATORY MATTERS. (i) Neither Western nor any of its Significant Subsidiaries or any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities.

        (ii) Neither Western nor any of its Significant Subsidiaries has been advised by, nor has any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

        (k)  COMPLIANCE WITH LAWS.  Each of Western and its Significant
    Subsidiaries:

            (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

            (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Western's knowledge, no suspension or cancellation of any of them is threatened; and

           (iii) has received, since December 31, 1996, no notification or communication from any Governmental Authority (A) asserting that Western or any of its Significant Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Western's knowledge, do any grounds for any of the foregoing exist).

        (l) BOOKS AND RECORDS. The books and records of each of Western and its Significant Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Western and its Significant Subsidiaries.

        (m)  ENVIRONMENTAL MATTERS.

        (i) Each of Western and its Significant Subsidiaries has complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by Western or its Significant Subsidiaries, or any Loan Property, has been contaminated with, or has had any release of, any Hazardous Substance; (iii) neither Western nor any of its Significant Subsidiaries could be deemed the owner or operator of any Loan Property under any Environmental Law which such Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither Western nor any of its Significant Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Western nor any of its Significant Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither Western nor any of its Significant Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to the best of Western's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Western or its Significant Subsidiaries, any currently or formerly owned or operated property, or any Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Western or its Significant Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Loan Property, and (viii) each of Western and its Significant Subsidiaries has made available to BKLA copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it, if any, relating to each of Western and its Significant Subsidiaries, any currently or formerly owned or operated property or any Loan Property.

                                   ARTICLE VI

                                   COVENANTS

    6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of BKLA, Western and Santa Monica Bank agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

    6.02 SHAREHOLDER APPROVAL. BKLA agrees to take, in accordance with applicable law and the BKLA Articles and the BKLA By-Laws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by BKLA's shareholders for consummation of the Merger (including any adjournment or postponement, the "BKLA MEETING"), in each case as promptly as practicable after the Registration Statement is declared effective. Except to the extent legally required for the discharge by the BKLA Board of its fiduciary duties as advised by counsel to the BKLA Board, the BKLA Board shall recommend such approval, and BKLA shall take all reasonable, lawful action to solicit such approval by its shareholders.

    6.03 REGISTRATION STATEMENT. (a) Western agrees to prepare a registration statement on Form S-4 or other applicable form (the "REGISTRATION STATEMENT") to be filed by Western with the SEC in connection with the issuance of Western Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of BKLA constituting a part thereof (the "PROXY STATEMENT") and all related documents). BKLA agrees to cooperate, and to cause its Subsidiaries to cooperate, with Western, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement. BKLA agrees to file the Proxy Statement in preliminary form with the FDIC as soon as reasonably practicable on a confidential basis, and Western agrees to file the Registration Statement with the SEC as soon as reasonably practicable on a confidential basis, after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of BKLA and Western agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Western also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. BKLA agrees to furnish to Western all information concerning BKLA, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

    (b) Each of BKLA and Western agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the BKLA Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of BKLA and Western further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, promptly to inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

    (c) Western agrees to advise BKLA, promptly after Western receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Western Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

    6.04 PRESS RELEASES. Each of BKLA and Western agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules (provided that the issuing party shall nevertheless provide the other party with notice of, and the opportunity to review, any such press release or written statement).

    6.05 ACCESS; INFORMATION. (a) Each of BKLA and Western agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as the requesting party may reasonably request and, during such period, the providing party shall furnish promptly to the requesting party
(i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and
(ii) all other information concerning the business, properties and personnel of it as the requesting party may reasonably request.

    (b) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party. No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

    6.06 ACQUISITION PROPOSALS. BKLA agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal, except to the extent legally required for the discharge by the BKLA Board of its fiduciary duties as advised by counsel to the BKLA Board. BKLA shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Western with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. BKLA shall promptly (within 24 hours) advise Western following the receipt by BKLA of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Western of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

    6.07 AFFILIATE AGREEMENTS. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, BKLA shall deliver to Western a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the BKLA Meeting, deemed to be an "affiliate" of BKLA (each, a "BKLA AFFILIATE") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

    (b) BKLA shall use its reasonable best efforts to cause each person who may be deemed to be a BKLA Affiliate to execute and deliver to Western on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as EXHIBIT A (the "Affiliate Agreements").

    6.08 TAKEOVER LAWS. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

    6.09 CERTAIN POLICIES. Prior to the Effective Date, BKLA shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Western, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Western.

    6.10 NASDAQ LISTING. Western agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NASDAQ, subject to official notice of issuance, the shares of Western Common Stock to be issued to the holders of BKLA Common Stock in the Merger.

    6.11 REGULATORY APPLICATIONS. (a) Western and BKLA and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Western and BKLA shall use their reasonable best efforts to make all required bank regulatory filings, including the appropriate filings with the Commissioner, the FDIC and the Federal Reserve. Each of Western and BKLA shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

    (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

    6.12 INDEMNIFICATION; DIRECTOR AND OFFICERS' INSURANCE. (a) From and after the Effective Time through the sixth anniversary of the Effective Date, Western agrees to indemnify and hold harmless each present and former director and officer of BKLA or any Subsidiary of BKLA determined as of the Effective Time (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including with respect to this Agreement or any of the transactions contemplated hereby) (but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder with respect to insider trading), whether asserted, claimed or arising prior to, at or after the Effective Time, to the extent to which such Indemnified Parties were entitled under California law and the BKLA Articles or the BKLA By-Laws in effect on the date hereof, and Western shall also advance expenses as incurred to the extent permitted under California law, the Western Articles and the Western By-Laws and, with respect to any Indemnified Party, any indemnification agreement to which such person is a party.

    (b) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify Western thereof, but the failure to so notify shall not relieve Western of any liability it may have to such Indemnified Party if such failure does not materially prejudice Western. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Western shall have the right to assume the defense thereof and Western shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Western elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between Western and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Western shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received, (ii) the Indemnified Parties will cooperate in the defense of any such matter and
(iii) Western shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and PROVIDED, FURTHER, that Western shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is not permitted or is prohibited by applicable law.

    (c) For a period of six years after the Effective Time, Western shall use its reasonable best efforts to cause to be maintained in effect at a minimum the current policies of directors' and officers' liability insurance maintained by BKLA (provided that Western may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time); PROVIDED, HOWEVER, that in no event shall Western be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.12(c), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by BKLA for such insurance (the "MAXIMUM AMOUNT"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Western shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, Western may request BKLA to, and BKLA shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to Western, extending for a period of six years BKLA's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy Western's obligations under this Section 6.12(c).

    (d) If Western or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Western shall assume the obligations set forth in this Section 6.12.

    6.13 BENEFIT PLANS. BKLA consents and covenants that from and after the Effective Date BKLA's Benefits Plans will be governed, managed and/or terminated by Western, all within Western's sole discretion.

    6.14 ACCOUNTANTS' LETTERS. Each of BKLA and Western shall use its reasonable best efforts to cause to be delivered to the other party, and to Western's directors and officers who sign the Registration Statement, a letter of their respective independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

    6.15 NOTIFICATION OF CERTAIN MATTERS. Each of BKLA and Western shall give prompt notice to the other of any fact, event or circumstance known to it that
(i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

    6.16 SHAREHOLDER AGREEMENTS. The directors and certain officers and shareholders of BKLA, in their capacities as shareholders, in exchange for good and valuable consideration, have executed and delivered to Western shareholder agreements substantially in the form of EXHIBIT B hereto (the "SHAREHOLDER AGREEMENTS"), committing such persons, among other things, (i) to vote their shares of BKLA Common Stock in favor of the Agreement at the BKLA Meeting and
(ii) to certain representations concerning the ownership of BKLA Common Stock and Western Common Stock to be received in the Merger.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

    7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Western and BKLA to consummate the Merger is subject to the fulfillment or written waiver by Western and BKLA prior to the Effective Time of each of the following conditions:

        (a) SHAREHOLDER APPROVALS. This Agreement and the Merger shall have been duly adopted by the requisite vote of the shareholders of BKLA.

        (b) REGULATORY APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Western Board reasonably determines would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole or
    (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Western would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

        (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

        (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (e) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Western Common Stock to be issued in the Merger shall have been received and be in full force and effect.

        (f) LISTING. The shares of Western Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

    7.02 CONDITIONS TO OBLIGATION OF BKLA. The obligation of BKLA to consummate the Merger is also subject to the fulfillment or written waiver by BKLA prior to the Effective Time of each of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Western set forth in this Agreement (subject to the standard set forth in Section 5.02) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date), and BKLA shall have received a certificate, dated the Effective Date, signed on behalf of Western by the Chief Executive Officer and the Chief Financial Officer of Western to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF WESTERN. Western shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and BKLA shall have received a certificate, dated the Effective Date, signed on behalf of Western by the Chief Executive Officer and the Chief Financial Officer of Western to such effect.

        (c) ACCOUNTANTS' LETTERS. BKLA shall have received the letters referred to in Section 6.14 from Western's independent auditors.

        (d) OPINION OF BKLA'S INDEPENDENT AUDITORS; ACCOUNTING TREATMENT. BKLA shall have received from Vavrinek, Trine, Day & Co., LLP, its independent auditors, (i) an opinion dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (A) the Merger constitutes a "reorganization" within the meaning of
    Section 368 of the Code and (B) no gain or loss will be recognized by shareholders of BKLA who receive shares of Western Common Stock in exchange for shares of BKLA Common Stock, except with respect to cash received in lieu of fractional share interests, and (ii) letters, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment. In rendering its opinion, Vavrinek, Trine, Day & Co., LLP may require and rely upon representations contained in letters from BKLA, Western and shareholders of BKLA.

        (e) DIRECTOR. Western shall have elected as a director, the individual agreed in accordance with Section 2.01 hereof, effective immediately after the Effective Time.

    7.03 CONDITIONS TO OBLIGATION OF WESTERN. The obligation of Western to consummate the Merger is also subject to the fulfillment or written waiver by Western prior to the Effective Time of each of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of BKLA set forth in this Agreement (subject to the standard set forth in Section 5.02) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date

    (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date) and Western shall have received a certificate, dated the Effective Date, signed on behalf of BKLA by the Chief Executive Officer and the Chief Financial Officer of BKLA to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF BKLA. BKLA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Western shall have received a certificate, dated the Effective Date, signed on behalf of BKLA by the Chief Executive Officer and the Chief Financial Officer of BKLA to such effect.

        (c) OPINION OF WESTERN'S COUNSEL. Western shall have received an opinion of Sullivan & Cromwell, special counsel to Western, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from BKLA, Western and shareholders of BKLA.

        (d) ACCOUNTANTS' LETTERS. Western shall have received the letters referred to in Section 6.14 from BKLA's independent auditors.

        (e) ACCOUNTING TREATMENT. Western shall have received from KPMG Peat Marwick LLP, Western's independent auditors, letters, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment.

                                  ARTICLE VIII

                                  TERMINATION

    8.01 TERMINATION. This Agreement may be terminated, and the Acquisition may be abandoned:

        (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of Western and BKLA, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

        (b) BREACH. At any time prior to the Effective Time, by Western or BKLA, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

        (c) DELAY. At any time prior to the Effective Time, by Western or BKLA, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 1998.

        (d) NO APPROVAL. By BKLA or Western in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the shareholder approval required by Section 7.01(a) herein is not obtained at the BKLA Meeting.

        (e) FAILURE TO RECOMMEND, ETC. At any time prior to the BKLA Meeting, by Western if the BKLA Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Western.

        (f) TERMINATION BY WESTERN. This Agreement may be terminated and the Merger may be abandoned by Western by the giving of notice to BKLA at any time prior to 5 p.m. on April 29, 1998, if Western determines in its sole discretion, upon completion of its due diligence review of BKLA, to so terminate.

        (g) WESTERN COMMON STOCK. This Agreement may be terminated by BKLA in the event that, with respect to any Ten Day Period (as defined below), both
    (i)(A) the Ten Day Average Price (as defined below) shall be less that $35.37 per share and (B) the Western Common Stock Price Percentage (as defined below) shall be less than the BKX Index Percentage (as defined below) and (ii) BKLA has delivered written notice to Western of its intention to terminate this Agreement within forty-eight (48) hours following the date of such event (it being understood that, if the circumstances set forth in clause (i) shall have occurred and BKLA fails to timely deliver the notice referred to in this clause (ii), BKLA shall have the right to terminate if any such event subsequently occurs and BKLA timely delivers such notice); PROVIDED, HOWEVER, that, if Western effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the Effective Time, the provisions of this Section 8.01(g) shall be appropriately adjusted;

        As used in this Section 8.01(g), (w) "Western Common Stock Price Percentage" means the percentage determined by dividing the Ten Day Average Price by $42.61 (as such amount may be adjusted pursuant to the paragraph above); (x) "BKX Index Percentage " means the percentage determined by dividing (i) the product of (A) the Keefe Bank Index as of the date of determination times (B) .66 by (ii) the Keefe Bank Index as of the date hereof; (y) "Ten Day Average Price" means the average sales price per share of Western Common Stock for a Ten Day Period determined by averaging the last reported sales price on each trading day, and (z) "Ten Day Period" means any period of ten (10) consecutive trading days.

        (h) ACQUISITION PROPOSAL. This Agreement may be terminated by BKLA by written notice to Western if BKLA receives an Acquisition Proposal on terms and conditions which the BKLA Board determines, after receiving the advice of its outside counsel that to proceed with the Merger will violate the fiduciary duties of the BKLA Board to BKLA's shareholders in light of such Acquisition Proposal, to accept such proposal; provided, however, that BKLA shall not be entitled to terminate this Agreement pursuant to this Section 8.01(h) unless it shall have provided Western with written notice of such a possible determination (which written notice will inform Western of the material terms and conditions of the proposal, including the identity of the proponent) not less than two business days prior to such determination.

    8.02 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 8.01, no party to this Agreement shall have any liability or further obligation to any other party hereunder except as set forth in Section 8.03 and Section 9.01.

    8.03  TERMINATION FEE.

    (a) MATERIAL BREACH BY WESTERN. Should BKLA terminate this Agreement pursuant to Section 8.01(b) (unless such breach under Section 8.01(b) shall result from no act or omission of Western), Western shall promptly, if so requested by BKLA, but in no event later than five business days after the date of such request, pay BKLA a fee equal to BKLA's out-of-pocket expenses in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $500,000, which amount shall be payable in same day funds, provided however that no fee shall be paid pursuant to this Section 8.03(a) if BKLA shall be in material breach of its obligations hereunder and Western shall owe no further duty or liability on account of this Agreement to BKLA.

    (b) MATERIAL BREACH BY BKLA; ENTERING ACQUISITION PROPOSAL. Should Western terminate this Agreement pursuant to either Section 8.01(e) or 8.01(b) (unless such breach under Section 8.01(b) shall result from no act or omission of BKLA), BKLA shall promptly, if so requested by Western, but in no event later than five business days after the date of such request, pay Western a fee equal to Western's out-of-pocket expenses in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $500,000, which amount shall be payable in same day funds, provided however that no fee shall be paid pursuant to this Section 8.03 if Western shall be in material breach of its obligations hereunder and BKLA and the shareholders who are parties to the Shareholder Agreements shall owe no further duty or liability on account of this Agreement or the Shareholders Agreement to either Western or Santa Monica Bank. In the event that there is a termination as a result of BKLA entering into an Acquisition Proposal pursuant to Section 8.01(h), BKLA shall pay Western up to $500,000 to cover out-of-pocket expenses in addition to Western's rights under the Stock Option Agreement and BKLA and the shareholders who are parties to the Shareholder Agreements shall owe no further duty or liability on account of this Agreement to either Western or Santa Monica Bank except under the Stock Option Agreement.

                                   ARTICLE IX

                                 MISCELLANEOUS

    9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 3.01, 3.03, 3.04, 3.07, 6.12 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.05(b), 8.02, 8.03 and this Article IX which shall survive such termination).

    9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the BKLA Meeting, this Agreement may not be amended if it would violate the CGCL or reduce the consideration to be received by BKLA shareholders in the Merger.

    9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

    9.04 GOVERNING LAW; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

    9.05 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except as provided in Section 8.02.

    9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with machine-generated confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to, to:

       Bank of Los Angeles
       8901 Santa Monica Blvd.
       West Hollywood, CA 90069-4901
       Attention: Adriana M. Boeka
       Facsimile: (310) 843-1498

With a copy to:

       Horgan, Rosen, Beckham & Coren
       21700 Oxnard Street
       Suite 1400
       Woodland Hills, CA 91367
       Attention: Arthur Coren
       Facsimile: (818) 340-6190

If to Western or Santa Monica Bank, to:

       Western Bancorp
       1251 Westwood Boulevard
       Los Angeles, CA 90024
       Attention: Matthew P. Wagner
       Facsimile: (310) 477-8611

With a copy to:

       Sullivan & Cromwell
       444 South Flower Street
       Los Angeles, California 90071
       Attention: Stanley F. Farrar
       Facsimile: (213) 683-0457

    9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement, the Stock Option Agreement, the Affiliate Agreements and the Shareholder Agreements represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such Stock Option Agreement, Affiliate Agreements or Shareholder Agreements). Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require BKLA, Western or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

                                    *  *  *

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                BANK OF LOS ANGELES

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                WESTERN BANCORP

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                SANTA MONICA BANK

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                                                      APPENDIX B

            1000 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90017-2465 MAILING ADDRESS: P.O. BOX 30014, LOS ANGELES, CALIFORNIA 90030-0014

[LOGO]
WEDBUSH MORGAN                                                    (213) 688-4545
SECURITIES                                                    FAX (213) 688-6642
      INVESTMENT BANKERS SINCE 1925

                                 April 15, 1998

Board of Directors
Bank of Los Angeles
8901 West Santa Monica Blvd.
West Hollywood, CA 90069

Members of the Board:

We understand that Western Bancorp ("Western"), its wholly-owned subsidiary, Santa Monica Bank ("Santa Monica"), and Bank of Los Angeles (the "Bank") propose to enter into an Agreement and Plan of Merger (the "Agreement"), pursuant to which the Bank will be merged with and into Santa Monica (the "Merger"), as a result of which each outstanding share of the Bank's common stock (the "Bank of Los Angeles Shares") will be converted into 0.4224 of a share (the "Exchange Ratio") of the common stock of Western (the "Western Shares"). We have reviewed a draft of the Agreement dated April 7, 1998 (the "Draft Agreement"), which sets forth in more detail the terms and conditions of the merger. For purposes of this opinion, we have assumed that the Agreement will be substantially similar in form and substance to the Draft Agreement in all material respects.

You have asked us whether, in our opinion, the proposed Exchange Ratio in the Merger is fair to the stockholders of the Bank from a financial point of view.

For purposes of this opinion and in connection with our review of the Merger, we have reviewed and analyzed, among other things: (1) the Draft Agreement and the specific terms of the Merger, (2) certain publicly available business and financial information relating to the Bank and Western that we deem to be relevant, (3) certain internal information, primarily financial in nature, including financial projections and other financial and operating data relating to strategic implications and operational benefits anticipated to result from the Merger, furnished to us by the Bank and Western, (4) certain publicly available and other information concerning the trading of, and the trading market for, the common stock of the Bank and Western, (5) certain publicly available information with respect to other companies that we believe to be comparable in certain respects to the Bank or Western, and (6) certain publicly available information with respect to other merger and acquisition transactions that we believe to be comparable in certain respects to the Merger. In addition, we have held discussions with the managements of the Bank and Western concerning their views as to the financial and other information described above and the potential cost savings, operating synergies, revenue enhancements and strategic benefits expected to result from the Merger. In addition to the foregoing, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deem appropriate to arrive at our opinion.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information provided to or reviewed by us or publicly available, and we have not assumed any

                         MEMBER NEW YORK STOCK EXCHANGE

Board of Directors                                                April 15, 1998
Bank of Los Angeles                                                  Page 2 of 3

responsibility for independent verification of any such information. With respect to financial projections and other information provided to or reviewed by us, we have been advised by the managements of the Bank and Western that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Bank and Western as to the expected future financial performance of the Bank and Western and the strategic implications and operational benefits anticipated from the Merger, and we have assumed that, after the Merger, Western and its subsidiaries will perform substantially in accordance with such projections. We further relied on the assurances of managements of the Bank and Western that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In particular, we were provided with and relied upon a schedule provided by Western of estimated synergies and related cost savings that the Bank expects to achieve as a result of the Merger. With respect to pending legal and regulatory proceedings involving the Bank or Western, we were not in a position to evaluate the impact of such proceedings and we have assumed that these matters will be resolved in a manner that will not adversely affect in any material respect the financial projections on which we have relied for purposes of our opinion. We have not made or been provided with any independent evaluations or appraisals of any of the Bank's or Western's assets, properties, liabilities or securities, nor have we made any physical inspection of the properties or assets of the Bank or Western. We have assumed that Western will account for the Merger as a pooling-of-interests in accordance with generally accepted accounting principals ("GAAP"), and that the Merger qualifies for such accounting treatment under GAAP. We have also assumed that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and neither the Bank, Western, Santa Monica nor holders of Bank of Los Angeles Shares will recognize gain or loss for U.S. federal and state income tax purposes as a result of the Merger. We have further assumed that all conditions to the Agreement will be satisfied and not waived.

We are not experts in the evaluation of loan losses or reserves or allowances therefor, and with your consent, we have not made an independent evaluation of the adequacy of the reserve or allowance for loan losses of the Bank or Western, nor have we reviewed any individual credit files relating to the Bank or Western. Rather, with your consent, we have assumed that the aggregate reserve or allowance for loan losses for each of the Bank and Western is adequate to cover such losses and will be adequate after the Merger for Western and its subsidiaries.

Our opinion as expressed below relates to the relative values of the Bank and Western and does not imply any conclusion as to what the values of the Western Shares actually will be when issued pursuant to the Merger or the price at which such stock will trade following the consummation of the Merger. Our opinion necessarily is based upon conditions and circumstances as they exist and can be evaluated as of the date hereof and does not address the underlying business decision of the Bank to enter into the Agreement or complete the Merger. Specifically, we have not been asked to nor do we express an opinion as to the relative merits of the Merger as compared to any alternative business strategies that might exist for the Bank or the effect of any other transaction in which the Bank might engage.

Our opinion is based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

In the ordinary course of our business, we and our affiliates may actively trade the common stock of the Bank and Western for our own account and for the accounts of our customers and, accordingly, we may at any time hold a long or short position in the common stock of the Bank or Western.

Board of Directors                                                April 15, 1998
Bank of Los Angeles                                                  Page 3 of 3

This opinion is for the benefit and use of the members of the Board of Directors of the Bank in connection with their evaluation of the Merger and does not constitute a recommendation to any holder of Bank of Los Angeles Shares as to how such shareholder should vote with respect to the Merger. This opinion may not be used for any other purpose without our prior written consent, except as provided for in the engagement letter dated as of April 9, 1998 between the Bank and Wedbush Morgan Securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair to the shareholders of the Bank from a financial point of view.

                                          Very truly yours,
                                          /s/ WEDBUSH MORGAN SECURITIES INC.
                                          WEDBUSH MORGAN SECURITIES INC.

                                                                      APPENDIX C

                               CORPORATIONS CODE
                             TITLE 1. CORPORATIONS
                      DIVISION 1. GENERAL CORPORATION LAW
                         CHAPTER 13. DISSENTERS' RIGHTS

    Section 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

    Section 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

    Section 1302. Submission of share certificates for endorsement; uncertificated securities

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

    Section 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

    Section 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

    Section 1305. Report of appraisers; confirmation; determination by court; judgment payment; appeal; costs

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

    Section 1306.  Prevention of immediate payment; status as creditors;
interest

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

    Section 1307.  Dividends on dissenting shares

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

    Section 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

    Section 1309.  Termination of dissenting share and shareholder status

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

    Section 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

    Section 1311.  Exempt shares

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

    Section 1312. Right of dissenting shareholders to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 317 of the CGCL authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors, officers and employees in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article Six of Western's Restated Articles of Incorporation and Article VI of Western's Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by the CGCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

 EXHIBITS    DESCRIPTION AND METHOD OF FILING
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger, dated as of April 16, 1998, and amended and restated as of June 24, 1998, by and among Western, SMB and BKLA (incorporated by reference to Appendix A to this Registration
               Statement on Form S-4)

       4.1   Form of Certificate representing shares of Western Common Stock (incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K, dated June 19, 1997)

       5.1   Opinion of Julius G. Christensen

       8.1*  Tax Opinion of Sullivan & Cromwell

       8.2*  Tax Opinion of Vavrinek, Trine, Day & Co., LLP

       9.1   Shareholder Agreement, dated as of April 16, 1998, by and among Adriana M. Boeka and Bank of Los Angeles

       9.2   Shareholder Agreement, dated as of April 16, 1998, by and among Maurice J. Burford and Bank of Los
               Angeles

       9.3   Shareholder Agreement, dated as of April 16, 1998, by and among Mary Anne Chalker and Bank of Los
               Angeles

       9.4   Shareholder Agreement, dated as of April 16, 1998, by and among John J. Feldman and Bank of Los Angeles

       9.5   Shareholder Agreement, dated as of April 16, 1998, by and among Rickey Gelb and Bank of Los Angeles

       9.6   Shareholder Agreement, dated as of April 16, 1998, by and among Robert G. Jacobsen and Bank of Los
               Angeles

       9.7   Shareholder Agreement, dated as of April 16, 1998, by and among Wendy R. Moskal and Bank of Los Angeles

       9.8   Shareholder Agreement, dated as of April 16, 1998, by and among John R. Newhouse and Bank of Los Angeles

       9.9   Shareholder Agreement, dated as of April 16, 1998, by and among James V. Reimann and Bank of Los Angeles

       9.10  Shareholder Agreement, dated as of April 16, 1998, by and among Melvin F. Shaw and Bank of Los Angeles

 EXHIBITS    DESCRIPTION AND METHOD OF FILING
-----------  --------------------------------------------------------------------------------------------------------
       9.11  Shareholder Agreement, dated as of April 16, 1998, by and among Burton N. Sterman and Bank of Los
               Angeles

      23.1   Consent of KPMG Peat Marwick LLP

      23.2   Consent of Vavrinek, Trine, Day & Co., LLP (BKLA)

      23.3   Consent of Deloitte & Touche LLP (Santa Monica Bank)

      23.4   Consent of Deloitte & Touche LLP (SC Bancorp)

      23.5   Consent of Deloitte & Touche LLP (California Commercial Bankshares)

      23.6   Consent of Julius G. Christensen (included in opinion filed as Exhibit 5.1 hereto)

      23.7*  Consent of Sullivan & Cromwell for Tax Opinion that is filed as Exhibit 8.1 hereto

      23.8*  Consent of Vavrinek, Trine, Day & Co., LLP for Tax Opinion that is filed as Exhibit 8.2 hereto

      23.9   Consent of Vavrinek, Trine, Day & Co., LLP (Monarch Bancorp)

      23.10  Consent of Arthur Andersen LLP (Santa Monica Bank)

      24.1   Power of Attorney (set forth on Page II-3 hereof)

      99.1   Consent of Wedbush

      99.2   Form of Letter of Transmittal

      99.3   Consent of Adriana M. Boeka, proposed Western director

------------------------

* To be filed by amendment.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, State of
California, on     , 1998.

                                WESTERN BANCORP

                                By:
                                     -----------------------------------------
                                     Name:  Arnold C. Hahn
                                     Title:   Executive Vice President and
                                              Chief Financial Officer

    We, the undersigned officers and directors of Western Bancorp, do hereby constitute and appoint Arnold C. Hahn and Julius G. Christensen, and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for each of us and in each of our names, places and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                      CAPACITY                  DATE
------------------------------  --------------------------  -------------------

------------------------------  Chairman and Director          June 18, 1998
      Hugh S. Smith, Jr.

                                Executive Vice President
------------------------------    and Chief Financial          June 18, 1998
        Arnold C. Hahn            Officer

------------------------------  Chief Executive Officer,       June 18, 1998
      Matthew P. Wagner           President and Director

------------------------------  Director                       June 18, 1998
       Aubrey L. Austin

------------------------------  Director                       June 18, 1998
        Rice E. Brown

          SIGNATURE                      CAPACITY                  DATE
------------------------------  --------------------------  -------------------

------------------------------  Director                       June 18, 1998
      John M. Eggemeyer

------------------------------  Director                       June 18, 1998
     William C. Greenbeck

------------------------------  Director                       June 18, 1998
       Robert L. McKay

------------------------------  Director                       June 18, 1998
       Mark H. Stuenkel

------------------------------  Director                       June 18, 1998
        Dale E. Walter

                                 EXHIBIT INDEX

 EXHIBITS    DESCRIPTION AND METHOD OF FILING
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger, dated as of April 16, 1998, and amended and restated as of June 24, 1998, by and among Western, SMB and BKLA (incorporated by reference to Appendix A to this Registration
               Statement on Form S-4)

       4.1   Form of Certificate representing shares of Western Common Stock (incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K, dated June 19, 1997)

       5.1   Opinion of Julius G. Christensen

       8.1*  Tax Opinion of Sullivan & Cromwell

       8.2*  Tax Opinion of Vavrinek, Trine, Day & Co., LLP

       9.1   Shareholder Agreement, dated as of April 16, 1998, by and among Adriana M. Boeka and Bank of Los Angeles

       9.2   Shareholder Agreement, dated as of April 16, 1998, by and among Maurice J. Burford and Bank of Los
               Angeles

       9.3   Shareholder Agreement, dated as of April 16, 1998, by and among Mary Anne Chalker and Bank of Los
               Angeles

       9.4   Shareholder Agreement, dated as of April 16, 1998, by and among John J. Feldman and Bank of Los Angeles

       9.5   Shareholder Agreement, dated as of April 16, 1998, by and among Rickey Gelb and Bank of Los Angeles

       9.6   Shareholder Agreement, dated as of April 16, 1998, by and among Robert G. Jacobsen and Bank of Los
               Angeles

       9.7   Shareholder Agreement, dated as of April 16, 1998, by and among Wendy R. Moskal and Bank of Los Angeles

       9.8   Shareholder Agreement, dated as of April 16, 1998, by and among John R. Newhouse and Bank of Los Angeles

       9.9   Shareholder Agreement, dated as of April 16, 1998, by and among James V. Reimann and Bank of Los Angeles

       9.10  Shareholder Agreement, dated as of April 16, 1998, by and among Melvin F. Shaw and Bank of Los Angeles

       9.11  Shareholder Agreement, dated as of April 16, 1998, by and among Burton N. Sterman and Bank of Los
               Angeles

       9.12  Shareholder Agreement, dated as of April 16, 1998, by and among Roy Doumani and Bank of Los Angeles.

      23.1   Consent of KPMG Peat Marwick LLP

      23.2   Consent of Vavrinek, Trine, Day & Co., LLP (BKLA)

      23.3   Consent of Deloitte & Touche LLP (Santa Monica Bank)

      23.4   Consent of Deloitte & Touche LLP (SC Bancorp)

      23.5   Consent of Deloitte & Touche LLP (California Commercial Bankshares)

      23.6   Consent of Julius G. Christensen (included in opinion filed as Exhibit 5.1 hereto)

      23.7*  Consent of Sullivan & Cromwell for Tax Opinion that is filed as Exhibit 8.1 hereto

      23.8*  Consent of Vavrinek, Trine, Day & Co., LLP for Tax Opinion that is filed as Exhibit 8.2 hereto

      23.9   Consent of Vavrinek, Trine, Day & Co., LLP (Monarch Bancorp)

 EXHIBITS    DESCRIPTION AND METHOD OF FILING
-----------  --------------------------------------------------------------------------------------------------------
      23.10  Consent of Arthur Andersen LLP (Santa Monica Bank)

      24.1   Power of Attorney (set forth on Page II-3 hereof)

      99.1   Consent of Wedbush

      99.2   Form of Letter of Transmittal

      99.3   Consent of Adriana M. Boeka, proposed Western director

------------------------

* To be filed by amendment.